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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NUTRACEUTICAL INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[                    ], 2017

Dear Fellow Stockholder:

          You are cordially invited to attend a special meeting of stockholders of Nutraceutical International Corporation, a Delaware corporation ("Nutraceutical" or the "Company"), on [                    ], 2017 at 9:00 a.m., local time, at [            ] (the "special meeting").

          At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated May 21, 2017 (as it may be amended, supplemented or otherwise modified from time to time, the "merger agreement"), by and among Nutrition Parent, LLC, a Delaware limited liability company ("Parent"), Nutrition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "merger"), on the terms in the merger agreement. Parent and Merger Sub are each controlled by investment funds affiliated with HGGC, LLC, a private equity firm. If the merger is completed, you will be entitled to receive $41.80 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.01 per share (the "common stock"), of the Company that you own at the effective time of the merger, unless you seek and perfect your appraisal rights under Delaware law.

          The Company's board of directors (the "Board") formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement, consider and evaluate alternatives available to the Company and alleviate any potential conflicts of interest. After careful consideration, the Board, upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement, declared the merger agreement advisable and recommends that the Company's stockholders adopt the merger agreement and approve the merger. Accordingly, the Board recommends a vote "FOR" the proposal to adopt the merger agreement and "FOR" each of the other proposals to be voted on at the special meeting.

          The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, the accompanying annexes and any documents incoporated by reference in the proxy statement carefully and in their entirety.

        Your vote is important, regardless of the number of shares of common stock you own.    The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. If you abstain from voting, fail to vote (in person or by proxy) or fail to give voting instructions to your bank, broker or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the stockholders meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you are a beneficial owner of shares of common stock held in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

          If you have any questions or need assistance voting your shares, please contact Nutraceutical's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

          Thank you for your ongoing support and continued interest in the Company. We look forward to seeing you at the special meeting.

Sincerely,
Frank W. Gay II Chairman of the Board and Chief Executive Officer

          The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

          The accompanying proxy statement is dated [                    ], 2017 and is first being mailed to holders of common stock on or about [                    ], 2017.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NUTRACEUTICAL INTERNATIONAL CORPORATION
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2017

Time and Date:	9:00 a.m., local time, on [ ], 2017
Place:	[ ]
Purpose:	1.
		To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 21, 2017 (as it may be amended, supplemented or otherwise modified from time to time, the "merger agreement"), by and among Nutrition Parent, LLC, a Delaware limited liability company ("Parent"), Nutrition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Nutraceutical International Corporation, a Delaware corporation ("Nutraceutical" or the "Company"), which we refer to as the "merger proposal;"
	2.
		To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company's named executive officers in connection with, or following, the consummation of the merger, which we refer to as the "nonbinding compensation proposal;" and
	3.
		To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the "adjournment proposal."
Record Date:
	Only holders of shares of common stock, par value $0.01 per share (the "common stock"), of the Company as of the close of business on [ ], 2017, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

General:

        The Company's board of directors (the "Board"), upon the unanimous recommendation of a special committee of disinterested and independent directors, unanimously approved the merger agreement and determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement, declared the merger agreement advisable and recommends that the Company's stockholders adopt the merger agreement and approve the merger. Accordingly, the Board unanimously recommends that the Company's stockholders vote "FOR" the merger proposal, "FOR" the nonbinding compensation proposal and "FOR" the adjournment proposal.

        Assuming a quorum is present, the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote on the proposal, and each of the nonbinding compensation proposal and the adjournment proposal require the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

        Completion of the merger is conditioned on, among other things, approval of the merger proposal.

        Under Delaware law, Nutraceutical stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the merger proposal and comply with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section titled "Appraisal Rights" in the accompanying proxy statement. The applicable Delaware appraisal statute is also reproduced in its entirety in Annex C to the accompanying proxy statement.

        Your vote is important, regardless of the number of shares of common stock you own. Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you are a beneficial owner of shares of common stock held in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger proposal, without your instructions.

        The foregoing matters are more fully described in the accompanying proxy statement, which forms a part of this notice and is incorporated herein by reference. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, the accompanying annexes and any documents incorporated by reference in the proxy statement carefully and in their entirety. If you have any questions concerning the merger agreement, the merger or the other transactions contemplated by the merger agreement, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help submitting a proxy to have your shares of common stock voted, please contact Nutraceutical's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

By order of the Board of Directors
Stanley E. Soper, Esq. Senior Vice President and Chief Legal Officer

Park City, Utah
[                    ], 2017

i

ii

SUMMARY TERM SHEET

        This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger agreement or the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the "SEC") by following the instructions under the section of this proxy statement titled "Where You Can Find Additional Information."

        In this proxy statement,(i) the terms "we," "us," "our company," the "Company" and "Nutraceutical" refer to Nutraceutical International Corporation; (ii) the term "Parent" refers to Nutrition Parent, LLC; (iii) the term "Merger Sub" refers to Nutrition Sub, Inc.; (iv) the term "HGGC" refers individually and collectively, as applicable, to HGGC, LLC and its affiliated funds; (v) the term "merger agreement" refers to the Agreement and Plan of Merger, dated as of May 21, 2017, by and among Parent, Merger Sub and the Company, as the same may be amended, supplemented or otherwise modified from time to time; and (vi) the term "common stock" refers to the common stock, par value $0.01 per share, of the Company.

The Parties
(page 20)

        Nutraceutical International Corporation.    Nutraceutical is an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores. Internationally, the Company markets and distributes branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. The Company's core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.

        The Company manufactures and sells nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature's Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Zhou Nutrition®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.

        The Company owns neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom's Natural Foods™, Cornucopia Community Market™ and Granola's®. The Company also owns health food stores, which operate under the trade name Fresh Vitamins®.

        The Company manufactures and/or distributes one of the broadest branded product lines in the industry, with approximately 7,500 individual stock keeping units ("SKUs"), including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

        We were formed in 1993. Our shares of common stock are quoted on the NASDAQ Stock Market LLC ("NASDAQ") under the symbol "NUTR."

Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060
(435) 655-6106

        Nutrition Parent, LLC.    Parent was formed by entities affiliated with HGGC solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Based in Palo Alto, California, HGGC is a leading middle-market private equity firm with over $4.25 billion in cumulative capital commitments. Upon completion of the merger, Nutraceutical will be a direct wholly-owned subsidiary of Parent.

Nutrition Parent, LLC
c/o HGGC, LLC
1950 University Avenue, Suite 350
Palo Alto, California 94303

        Nutrition Sub, Inc.    Merger Sub is a wholly-owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist.

Nutrition Sub, Inc.
c/o HGGC, LLC
1950 University Avenue, Suite 350
Palo Alto, California 94303

The Merger
(page 31)

        The Company, Parent and Merger Sub entered into the merger agreement on May 21, 2017. A copy of the merger agreement is included as Annex A to this proxy statement. Upon the terms and subject to the conditions in the merger agreement and in accordance with the Delaware General Corporation Law ("DGCL"), at the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the Merger as a wholly-owned subsidiary of Parent. From time to time in this proxy statement, we refer to the Company as it will exist after the completion of the merger as the "surviving corporation."

        At the effective time of the merger, and without any action by any stockholder, each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $41.80, without interest, which is referred to as the "per share price."

The Special Meeting
(page 22)

        The special meeting will be held on [            ], 2017, at 9:00 a.m. local time, at [          ]. At the special meeting, holders of common stock will be asked to, among other things, vote for the adoption of the merger agreement. Please see the section of this proxy statement titled "The Special Meeting" for additional information on the special meeting, including how to vote your shares of common stock.

Record Date and Stockholders Entitled to Vote; Vote Required
(page 23)

        You may vote the shares of common stock at the special meeting that you owned at the close of business on [          ], 2017, the record date for the special meeting. As of the close of business on the record date, there were [            ] shares of common stock outstanding and entitled to vote. You may cast one vote for each share of common stock that you held on the record date. The adoption of the merger agreement by the holders of common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date.

Background of the Merger
(page 31)

        A description of the process we undertook that led to the proposed merger, including our discussions with Parent, is included in this proxy statement under "The Merger—Background of the Merger."

Reasons for the Merger; Recommendation of the Board
(page 41)

        The Company's board of directors (the "Board") formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement, consider and evaluate alternatives available to the Company and alleviate any potential conflicts of interest. After careful consideration, the Board, upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement, declared the merger agreement advisable and recommended that the Company's stockholders adopt the merger agreement and approve the merger. Accordingly, the Board recommends a vote "FOR" the merger proposal. The Board also recommends a vote "FOR" the nonbinding compensation proposal and "FOR" the adjournment proposal.

        For a discussion of the material factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement titled "The Merger—Reasons for the Merger; Recommendation of the Board."

Opinion of the Company's Financial Advisor
(page 46)

        The Company retained Peter J. Solomon Company, LLC and its affiliate Peter J. Solomon Securities Company, LLC (collectively, "PJSC") to act as financial advisor to the Company in connection with the Company's review and evaluation of a range of strategic and financial alternatives, including a potential transaction with HGGC. The Company selected PJSC as its financial advisor on the basis of PJSC's knowledge of the Company and its industry as well as PJSC's experience and reputation advising public companies in transactions similar to the merger.

        At its May 21, 2017 meeting to consider the approval of the merger agreement, the Board and the special committee received an oral opinion, which was confirmed in writing, from PJSC, to the effect that, as of May 21, 2017, and based upon and subject to various assumptions and limitations described in its opinion, the $41.80 per share merger consideration to be received by holders of common stock (other than Parent and its affiliates) was fair, from a financial point of view, to such stockholders. The full text of PJSC's written opinion, which is attached to this proxy statement as Annex B and is incorporated by reference in its entirety into this proxy statement, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by PJSC. Holders of shares of common stock are urged to read this opinion carefully and in its entirety. PJSC's opinion was provided for the information of the Board and the special committee in connection with their evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. PJSC's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise. For a more complete description of PJSC's opinion, see the section titled "The Merger—Opinion of the Company's Financial Advisor" and Annex B to this proxy statement.

Certain Effects of the Merger
(page 55)

        Upon the consummation of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

        Following the consummation of the merger, shares of common stock will no longer be traded on NASDAQ or any other public market, and the registration of shares of common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

Effects on the Company if the Merger Is Not Completed
(page 56)

        In the event that the merger proposal does not receive the required approval from the holders of common stock, or if the merger is not completed for any other reason, the holders of common stock will continue to own their shares and not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company listed and traded on NASDAQ. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Parent a termination fee. Please see the section of this proxy statement titled "The Merger Agreement—Termination Fees and Expenses."

Treatment of Equity Awards
(page 71)

        At the effective time of the merger, each Company performance stock unit (which is referred to as a "PSU") that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive from Parent or the surviving corporation an amount in cash, without interest, equal in value to the per share price multiplied by the aggregate number of shares of common stock subject to such PSU (assuming the maximum level of performance achievable under the terms of the PSUs, which is 210%). This amount in cash is referred to as the "PSU cash payment." The PSU cash payment is payable in two installments through the surviving corporation's payroll system as follows: (i) subject to the holder's continued employment through the effective time of the merger, an initial amount will become payable at the effective time of the merger, equal to the greater of (A) 50% of the PSU cash payment and (B) the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the per share price and (ii) the remaining amount of the PSU cash payment will become payable on the earlier of (I) the one-year anniversary of the effective time of the merger, subject to the continued employment of such holder and (II) the termination of such holder's employment (A) by the Company without cause (and other than due to death or disability) or (B) by such holder for good reason. See "The Merger Agreement—Treatment of Equity Awards."

Interests of the Company's Directors and Executive Officers in the Merger
(page 59)

        The Company's directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally. The members of the Board and the special committee were aware of and considered these interests in approving the merger agreement and determining it to be in the best interests of the Company and its stockholders to enter into the merger, declaring the merger agreement advisable and recommending that the Company's stockholders adopt the merger agreement and approve the merger. These interests include:

  •
  each PSU upon the effective time of the merger will be canceled and converted into the right to receive the PSU cash payment to be paid at times and subject to the conditions set forth in the merger agreement (as described below in "The Merger Agreement—Treatment of Equity Awards");

  •
  certain of the Company's executive officers are party to a change of control agreement with the Company that provides (i) severance in the case of a qualifying termination of employment in connection with or within one year following a change of control, which will include completion of the merger, and (ii) in the case of the two executive officers who do not hold any PSUs, a cash payment equal to the amount that such individuals would have received had they actually held 5,000 PSUs immediately prior to the effective time of the merger; and

  •
  the Company's directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

        Please see the section titled "The Merger—Interests of the Company's Directors and Executive Officers in the Merger" for additional information about these financial interests.

Voting Agreement
(page 58)

        In connection with the merger agreement, Parent, Merger Sub, Frank W. Gay II, the Company's Chairman and Chief Executive Officer, and Jeffrey A. Hinrichs, a member of the Board and the Company's Chief Operating Officer, entered into a Voting and Support Agreement, dated as of May 21, 2017, which, as it may be amended, supplemented or otherwise modified from time to time, is referred to in this proxy statement as the "voting agreement." As of the date of this proxy statement, Mr. Gay owns approximately 7.9% of our outstanding shares of common stock, and Mr. Hinrichs owns approximately 2.5% of our outstanding shares of common stock. Under the voting agreement, each of Messrs. Gay and Hinrichs agreed, during the term of the voting agreement, to vote his shares of common stock (i) in favor of the merger proposal and the nonbinding compensation proposal and/or (ii) against (A) any action or agreement which could reasonably be expected to result in any of the Company's closing conditions under the merger agreement not being fulfilled and (B) any acquisition proposal other than an offer or proposal by Parent or Merger Sub. Among other events, the voting agreement will terminate if the Board (or a committee thereof) changes its recommendation in favor of the adoption of the merger agreement or if the merger agreement is terminated pursuant to and in accordance with its terms.

Common Stock Ownership of Directors and Executive Officers
(page 91)

        As of [          ], 2017, the directors and executive officers of Nutraceutical beneficially owned in the aggregate approximately 1,213,201 shares of common stock, or approximately 13.1% of the outstanding shares of common stock. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting, although none of them is obligated to do so except for Messrs. Frank W. Gay II, the Company's

Chairman and Chief Executive Officer, and Jeffrey A. Hinrichs, a member of the Board and the Company's Chief Operating Officer, who are parties to a voting agreement with Parent and Merger Sub. See the section titled "The Merger—Voting Agreement" for additional information about the voting agreement between Parent, Merger Sub and Messrs. Gay and Hinrichs.

Financing of the Merger; Limited Guaranty
(page 57)

        The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

        We anticipate that the total amount of funds necessary at closing to complete the merger and the related transactions will be approximately $461 million. This amount includes the funds needed to: (i) make the payment of all amounts payable to holders of common stock and PSUs in connection with or as a result of the merger; (ii) repay, prepay or discharge (after giving effect to the merger) the principal amount of and interest on all outstanding indebtedness of the Company required to be repaid at the effective time of the merger under the merger agreement; and (iii) pay all fees and expenses required to be paid at the closing by Parent or Merger Sub under the merger agreement.

        In connection with the merger, Parent and HGGC Fund III, L.P., an affiliate of HGGC, entered into an equity commitment letter, dated May 21, 2017 (as it may be amended, supplemented or otherwise modified from time to time, as the "equity commitment letter"), pursuant to which HGGC Fund III, L.P. has committed to provide Parent, on the terms and subject to the conditions set forth in the equity commitment letter, immediately prior to the closing of the merger, an equity contribution of an aggregate amount of $455.7 million. We refer to this equity contribution in this proxy statement as the "equity financing."

        In the merger agreement, Parent and Merger Sub have represented and warranted to the Company that the net proceeds of the equity financing, when funded in accordance with the equity commitment letter, together with available cash of the Company and its subsidiaries at the closing of the merger, will be, in the aggregate, sufficient to fund the amounts referred to in the second paragraph immediately above. In addition, HGGC Fund III, L.P. has executed a limited guaranty, dated as of May 21, 2017 (as it may be amended, supplemented or otherwise modified from time to time, as the "limited guaranty") in favor of the Company to guarantee, subject to the limitations described therein, the payment of certain monetary obligations that may be owed by Parent pursuant to the merger agreement as well as to be bound by and comply (and cause its affiliates to comply) with Parent's obligations under the merger agreement to obtain antitrust approvals to the extent such obligations are applicable to Parent's affiliates. The Company is a third party beneficiary to the equity commitment letter and is a party to the limited guaranty.

        For more information regarding the equity commitment letter and the equity financing, see the section of this proxy statement titled "The Merger—Financing of the Merger." For more information regarding the limited guaranty, see the section of this proxy statement titled "The Merger—Limited Guaranty."

Conditions of the Merger
(page 86)

        The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time of the merger, including the following:

  •
  adoption of the merger agreement by the Company's stockholders;

  •
  expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (see the section titled "The Merger—Regulatory Approvals Required for the Merger" for information regarding the early termination of the waiting period); and

  •
  the absence of any legal or regulatory restraints enjoining or otherwise prohibiting the consummation of the merger.

        Each party's obligation to consummate the merger is also subject to the satisfaction or waiver of certain additional conditions, including:

  •
  subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

  •
  performance in all material respects by the other party of its obligations under the merger agreement; and

  •
  in the case of Parent's and Merger Sub's obligations, the absence of a Company material adverse effect (which term is described in the section titled "The Merger Agreement—Representations and Warranties").

        The consummation of the merger is not conditioned upon Parent's receipt of financing.

        Before the closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law. Please see the section of this proxy statement titled "The Merger Agreement—Conditions of the Merger."

Regulatory Approvals Required for the Merger
(page 69)

        The consummation of the merger is subject to review under the HSR Act. As described above in the section titled "—Conditions of the Merger," the obligations of Parent and the Company to consummate the merger are subject to expiration or early termination of any applicable waiting period under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder by the Federal Trade Commission ("FTC") the merger cannot be completed until each of the Company and Parent file a Notification and Report Form with the FTC and the Antitrust Division of the Department of Justice ("DOJ") and the applicable waiting period under the HSR Act has expired or been earlier terminated. Parent and the Company each filed a Notification And Report Form on May 26, 2017. On June 7, 2017, the FTC granted early termination, effective immediately, of the applicable waiting period under the HSR Act.

        The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve objections under any antitrust laws. Among other things, Parent and Merger Sub have agreed unconditionally and without qualification to divest any assets, terminate any relationships, change any operations and agree to any restrictions on the activities of Parent, Merger Sub or the Company, and to contest, defend and appeal any legal proceedings, to avoid entry of or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the merger and other transactions contemplated by the merger agreement before 11:59 p.m., Pacific time, on November 21, 2017 (which is referred to as the "termination date"). For more information regarding these covenants, see the section of this proxy statement titled "The Merger Agreement—Reasonable Best Efforts; Antitrust Filings."

Go-Shop Period; No-Shop Period; Company Board Recommendation Change
(page 78)

        During the period (which is referred to as the "go-shop period") beginning on the date of the merger agreement and continuing until 12:00 p.m. Eastern time on July 20, 2017 (which is referred to as the "no-shop period start date"), the Company and its representatives generally may actively solicit acquisition proposals (as defined below in the section titled "The Merger Agreement—Go-Shop Period; No-Shop Period; Company Board Recommendation Change—Go-Shop Period"), provide non-public information relating to the Company and its subsidiaries to third parties in connection with soliciting acquisition proposals (subject to entering into an acceptable confidentiality agreement) and participate and engage in discussions or negotiations regarding acquisition proposals. In addition, for ten days after the no-shop period start date (which tenth day is referred to as the "cut-off date"), the Company may continue to engage in any of the activities just described with an exempted party (as defined in the section titled "The Merger Agreement—Go-Shop Period; No-Shop Period; Company Board Recommendation Change—Go-Shop Period"), so long as the exempted party remains an exempted party.

        From and after the no-shop period start date, the merger agreement generally restricts the Company's ability to solicit acquisition proposals from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any acquisition proposals.

        However, between the no-shop period start date and the adoption of the merger agreement by the Company's stockholders, if the Company or any of its representatives receives an unsolicited acquisition proposal that the Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) either constitutes or would reasonably be expected to result in a superior proposal (as defined below in the section titled "The Merger Agreement—Go-Shop Period; No-Shop Period; Company Board Recommendation Change—Go-Shop Period"), then the Company and the Board may furnish non-public information to, and participate in discussions or negotiations with the party that, made the acquisition proposal.

        In addition, the Board generally is not permitted under the merger agreement to change its recommendation in favor of the adoption of the merger agreement. However, in certain circumstances, the Board is permitted to make a Company board recommendation change (as defined below in the section titled "The Merger Agreement—Go-Shop Period; No-Shop Period; Company Board Recommendation Change—Company Board Recommendation Change") in response to certain unforeseen, intervening events or to accept a superior proposal if, in either case, the Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties and negotiates in good faith with Parent (to the extent Parent desires to do so) for two or three business days (depending on the circumstances) to make adjustment to the merger agreement so that the Board's fiduciary duties no longer require it to make a Company board recommendation change in response to the intervening event or so that the acquisition proposal no longer constitutes a superior proposal.

Termination
(page 87)

        The merger agreement may be terminated and the merger abandoned in the following circumstances:

  •
  by mutual written agreement of Parent and the Company at any time prior to the effective time of the merger;

  •
  by either Parent or the Company at any time prior to the effective time of the merger if:

  —
  any permanent legal restraint or statute, rule or regulation prohibits or makes illegal the consummation of the merger (except that this termination right will not be available to any party that has failed to comply with its best efforts covenants to make any such restraint, statute, rule or regulation not applicable to the merger);

    —
    the effective time of the merger has not occurred by 11:59 p.m. Pacific time, on November 21, 2017 (which is referred to as the "termination date") (except that this termination right will not be available to any party if the other party has the right to terminate the merger agreement due to the first party's breach or whose failure to act has been the primary cause of a closing condition not being satisfied or the effective time not having occurred before the termination date); or

    —
    the Company's stockholders fail to adopt the merger agreement at the special meeting;

  •
  by Parent if:

  —
  at any time prior to the effective time of the merger, the Company has breached the merger agreement in a material respect so as to cause a condition precedent protecting only the Company not to be satisfied, subject to certain notice and cure periods (except that this termination right will not be available if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants so as to cause certain conditions precedent to Parent's and Merger Sub's obligations to consummate the merger not to be satisfied); or

  —
  at any time prior to the adoption of the merger agreement by the Company's stockholders, the Board makes a Company board recommendation change and Parent exercises this right to termination within ten business days thereafter; and

  •
  by the Company if:

  —
  at any time prior to the effective time of the merger, Parent or Merger Sub has breached the merger agreement in a material respect so as to cause a condition precedent of Parent and Merger Sub not to be satisfied, subject to certain notice and cure periods (except that this termination right will not be available if the Company is then in breach of any of its representations, warranties or covenants so as to cause certain conditions precedent to the Company's obligation to consummate the merger not to be satisfied);

  —
  at any time prior to the adoption of the merger agreement by the Company's stockholders, the Company has received a superior proposal, the Board (or any committee thereof) has authorized the Company to enter into a definitive alternative acquisition agreement to consummate such superior proposal, the Company has complied in all material respects with its go-shop and no-shop covenants with respect to such superior proposal and prior to or concurrently with such termination the Company pays or causes to be paid to Parent the Company termination fee (summarized below); or

  —
  Parent and Merger Sub fail to consummate the merger when required to do so under the merger agreement, the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the merger and that either all conditions precedent protecting only the Company have been satisfied or the Company is willing to waive any unsatisfied conditions, the Company has given Parent at least three business days' notice that the Company intends to terminate the merger agreement and Parent and Merger Sub fail to consummate the merger within such three business day period.

Termination Fees and Expenses
(page 89)

        Upon termination of the merger agreement under specified circumstances, including by the Company to accept a superior proposal, the Company will be required to pay Parent a termination fee (which is referred to as the "Company termination fee") of either (i) $5.3 million in the case of a termination by the Company to accept a superior proposal from an exempted party before the cut-off date or (ii) $12 million in the case of a termination (A) by the Company to accept a superior proposal with any other party or after the cut-off date or (B) if the Company Board changes its recommendation to the Company's stockholders.

        The merger agreement also provides that Parent will pay the Company a fee (which is referred to as the "Parent termination fee") of $24 million if Parent or Merger Sub willfully breaches the merger agreement or fails to consummate the merger when required to do so under the merger agreement. See "The Merger Agreement—Termination Fees and Expenses."

Appraisal Rights
(page 93)

        Pursuant to Section 262 of the DGCL, Nutraceutical stockholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of common stock through the effective time of the merger and who otherwise comply with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The "fair value" of shares of common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the per share price that stockholders would otherwise be entitled to receive under the terms of the merger agreement.

        The right to seek appraisal will be lost if a Nutraceutical stockholder votes "FOR" the merger proposal. However, abstaining or voting against adoption of the merger agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

        Nutraceutical stockholders who wish to exercise the right to seek an appraisal of their shares must so advise the Company by submitting a written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as bank, broker or other nominee, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Nutraceutical stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock, or (ii) the value of the per share price multiplied by the total number of shares of common stock entitled to appraisal exceeds $1 million. See "Appraisal Rights."

Material U.S. Federal Income Tax Consequences of the Merger
(page 65)

        The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a holder of common stock who is a U.S. holder (as defined below in the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger"), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive in the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of common stock converted into cash in the merger. Gain or loss will be determined separately for each block of shares of common stock (that is, shares acquired for the same cost in a single transaction). If you are a holder of common stock who is a non-U.S. holder (as defined below in the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger"), the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, or the Company is, or was during the relevant period, a U.S. real property holding corporation. Further, the merger may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you.

        You are urged to read the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Current Price of Common Stock
(page 99)

        The closing sale price of common stock on NASDAQ on July 11, 2017 was $41.60. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Additional Information
(page 101)

        You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC's public reference facilities and at the website maintained by the SEC at www.sec.gov. See "Where You Can Find Additional Information."

        Additionally, if you have any questions concerning the merger, the special meeting or accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of common stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Why am I receiving this proxy statement?

        On May 21, 2017, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into Nutraceutical, with Nutraceutical surviving the merger as a wholly-owned subsidiary of Parent.

        You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting described below under "—What proposals will be considered at the special meeting?"

As a holder of common stock, what will I receive in the merger?

        Each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries or as to which the holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $41.80, without interest and less any applicable withholding taxes, which is referred to as the "per share price."

        The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a more detailed description of the United States federal income tax consequences of the merger. You are urged to consult your own tax advisor for a full understanding of how the merger will affect you for federal, state, local and/or non-U.S. taxes purposes.

How does the per share price compare to the recent trading price of common stock?

        The per share price of $41.80 represents a premium of approximately 49% over the Company's closing stock price on May 19, 2017 (the last full trading day before the date of the merger agreement) and a premium of approximately 15.6% over the Company's all-time high closing stock price. On July 11, 2017, the closing price of the common stock was $41.60 per share.

What will happen to outstanding Company equity awards in the merger?

        At the effective time of the merger, each PSU that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive from Parent or the surviving corporation an amount in cash, without interest, equal in value to the per share price multiplied by the aggregate number of shares of common stock subject to such PSU (assuming the maximum level of performance achievable under the terms of the PSUs, which is 210%). This amount in cash is referred to as the "PSU cash payment." The PSU cash payment is payable in two installments through the surviving corporation's payroll system as follows: (i) subject to the holder's continued employment through the effective time of the merger, an initial amount will become payable at the effective time of the merger, equal to the greater of (A) 50% of the PSU cash payment and (B) the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the per share price and (ii) the remaining amount of the PSU cash payment will become payable on the earlier of (I) the one-year anniversary of the effective time of the merger, subject to the continued employment of such holder and (II) the termination of such holder's employment (A) by the Company without cause (and other than due to death or disability) or (B) by such holder for good reason.

        See "The Merger Agreement—Treatment of Equity and Equity-Based Awards."

When and where is the special meeting of our stockholders?

        The special meeting will be held on [            ], 2017, at 9:00 a.m. local time, at [                  ].

Who is entitled to vote at the special meeting?

        Only holders of record of common stock as of the close of business on [          ], 2017, the record date for the special meeting, are entitled to vote the shares of common stock they held as of the record date at the special meeting. As of the close of business on the record date, there were [            ] shares of common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date on each of the proposals presented at the special meeting.

May I attend the special meeting and vote in person?

        Yes. All stockholders as of the record date may attend the special meeting and vote in person; however, if you are a beneficial owner of shares of common stock held in "street name," you must contact your bank, broker or other nominee to obtain a legal proxy to vote your shares by ballot in person at the special meeting. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

What proposals will be considered at the special meeting?

        At the special meeting, holders of common stock will be asked to consider and vote on the following proposals:

  •
  a proposal to adopt the merger agreement, which we refer to as the "merger proposal;"

  •
  a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company's named executive officers in connection with, or following, the consummation of the merger, which we refer to as the "nonbinding compensation proposal;" and

  •
  a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the "adjournment proposal."

What constitutes a quorum for purposes of the special meeting?

        Under the Amended and Restated By-Laws of the Company (our "by-laws"), the holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum.

        If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment of the meeting to another date or time.

What vote of our stockholders is required to approve each of the proposals?

        The approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger proposal.

        The approval of the nonbinding compensation proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, abstentions will have the same effect as a vote "AGAINST" the nonbinding compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the nonbinding compensation proposal.

        If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, if a quorum is present, abstentions will have the same effect as a vote "AGAINST" the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the adjournment proposal. However, under our by-laws, if a quorum is not present, then the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting. Accordingly, if a quorum is not present, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

What is a "broker non-vote"?

        If a beneficial owner of shares of common stock held in "street name" by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. All of the proposals to be voted on at the special meeting are "non-routine" matters. If the organizations that holds the beneficial owner's shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a "broker non-vote."

How does the Board recommend that I vote?

        The Board recommends a vote "FOR" the merger proposal, "FOR" the nonbinding compensation proposal and "FOR" the adjournment proposal.

        For a discussion of the factors that the special committee and the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement titled "The Merger—Reasons for the Merger; Recommendation of the Board." In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that certain of the Company's directors and executive officers have financial interests that may be different from, or in addition to, the interests of the Company's stockholders generally. Please see the section of this proxy statement titled "The Merger—Interests of the Company's Directors and Executive Officers in the Merger."

How do the Company's directors and executive officers intend to vote?

        As of [          ], 2017, the directors and executive officers of Nutraceutical beneficially owned in the aggregate approximately 1,213,201 shares of common stock, or approximately 13.1% of the outstanding shares of common stock at such time. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting, although none of them is obligated to do so except for Messrs. Frank W. Gay II, the Company's Chairman and Chief Executive Officer, and Jeffrey A. Hinrichs, a member of the Board and the Company's Chief Operating Officer, who are parties to the voting agreement with Parent and Merger Sub. See Annex D attached hereto for a copy of the voting agreement and see the section titled "The Merger—Voting Agreement" for additional information about the voting agreement.

Why am I being asked to cast a nonbinding, advisory vote to approve the compensation that may be paid or may become payable to the Company's named executive officers in connection with, or following, the consummation of the merger?

        The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain payments that may be made to the Company's named executive officers in connection with the merger.

What will happen if the Company's stockholders do not approve the compensation proposal?

        The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on the nonbinding compensation proposal is advisory only, it will not be binding on Nutraceutical, the Board, Parent or the surviving corporation. Accordingly, because Nutraceutical is contractually obligated to pay the compensation, if the merger agreement is adopted by the holders of common stock and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding advisory vote.

What happens if I sell my shares of common stock before the special meeting?

        The record date for the special meeting is earlier than the date of the special meeting. If you sell or transfer your shares of common stock after the record date, but before the special meeting, you will retain your right to vote such shares at the special meeting. However, the right to receive the per share price will pass to the person to whom you transferred your shares. In order to receive the per share price in connection with the merger, you must hold your shares of common stock through the effective time of the merger.

How do I cast my vote if I am a stockholder of record?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, to be the "stockholder of record." In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

        If you are a stockholder of record as of the record date, you may vote such shares by ballot in person at the special meeting or by submitting your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement titled "The Special Meeting—Voting Procedures."

        If you are a holder of record of shares of common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the merger proposal, the nonbinding compensation proposal and the adjournment proposal.

How do I cast my vote if my shares of common stock are held in "street name" by my bank, broker or other nominee?

        If your shares are held through a bank, broker or other nominee, you are considered the "beneficial owner" of shares of common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.

        If you are a beneficial owner of shares of common stock held in "street name," you must follow the instructions from your bank, broker or other nominee in order to vote such shares. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your shares will not be voted, which will have the same effect as a vote "AGAINST" the merger proposal.

What will happen if I abstain from voting or fail to vote on any of the proposals?

        If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote "AGAINST" the merger proposal.

        Assuming a quorum is present at the special meeting, failures to vote and "broker non-votes" will have no effect on the outcome of the nonbinding compensation proposal or the adjournment proposal.

Can I change my vote after I have delivered my proxy or my voting instructions?

        Yes. If you are a stockholder with shares of common stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company an instrument revoking the proxy (by submitting a new proxy bearing a later date, by using the telephone or Internet proxy submission procedures described under "The Special Meeting—Voting Procedures") or by attending the special meeting and voting by ballot. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy or your vote by ballot will count. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

        If you are a beneficial owner of shares of common stock held in "street name," you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares by ballot in person at the special meeting.

What should I do if I receive more than one set of voting materials?

        You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of common stock. If you are a holder of common stock of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares of common stock are voted.

If I hold my shares of common stock in certificated form, should I send in my stock certificates now?

        No. Promptly after the effective time of the merger, each holder of a certificate representing shares of common stock that have been converted into the right to receive the per share price will be sent a letter of transmittal describing the procedure for surrendering your shares in exchange for the per share price. If you hold your shares in certificated form, you will receive your cash payment after the payment agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the payment agent without a letter of transmittal. If you hold shares of common stock in uncertificated, book-entry form, you will not be required to deliver a stock certificate, and you will receive your cash payment after the payment agent receives an "agent's message" and any other documents requested in the instructions.

Where can I find the voting results of the special meeting?

        If available, the Company may announce preliminary voting results at the conclusion of the special meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement titled "Where You Can Find More Information."

Am I entitled to seek appraisal rights instead of accepting the per share price for my shares of common stock?

        Yes. Under Delaware law, record holders of common stock who do not vote in favor of the adoption of the merger agreement and who continuously hold their shares of common stock through the effective time of the merger and otherwise comply with the applicable requirements of Section 262 of the DGCL will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Court of Chancery, instead of receiving the per share price for their shares. Under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock, or (ii) the value of the per share price multiplied by the total number of shares of common stock entitled to appraisal exceeds $1 million. To exercise appraisal rights, Nutraceutical stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized under "Appraisal Rights." In addition, the full text of Section 262 of the DGCL is included as Annex C to this proxy statement. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL.

When is the merger expected to be completed?

        We are working toward completing the merger as promptly as possible, but as of the date of this proxy statement we cannot accurately estimate the closing date of the merger because the merger is subject to the satisfaction (or, the extent permitted by applicable law, waiver) of the conditions to Parent, Merger Sub and the Company's respective obligations to consummate the merger, some of which are not within the parties' control. However, we currently expect the merger to close in the second half of 2017.

What effect will the merger have on the Company?

        If the merger is consummated, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent. Following such consummation of the merger, shares of common stock will no longer be traded on NASDAQ or any other public market, and the registration of shares of common stock under the Exchange Act will be terminated.

What happens if the merger is not completed?

        If the merger proposal is not approved by the Company's stockholders, or if the merger is not completed for any other reason, the holders of common stock will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of common stock. The common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. For more information, please see the section of this proxy statement titled "The Merger Agreement—Termination Fees and Expenses."

What is householding and how does it affect me?

        The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

        If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations by phone at 435-655-6106, by mail to Nutraceutical International Corporation, Investor Relations, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, or by e-mail to investor@nutraceutical.com. We will promptly send additional copies of this proxy statement upon receipt of such request.

Who can help answer my questions?

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Nutraceutical's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Any statements in this proxy statement about the proposed merger, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, future financial and operating results, future capital structure and liquidity, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the Board or management of the Company constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "plan," "expect," "estimate," "continue" or similar words. The actual results of Nutraceutical and its subsidiaries or the merger could vary materially as a result of a number of factors, including, but not limited to: (i) the possibility that competing offers will be made; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay the Company termination fee or other expenses; (iii) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; (iv) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on the Company's ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (v) risks related to diverting management's attention from the Company's ongoing business operations; and (vi) the outcome of any legal proceedings that may be instituted against the Company, Parent or others following announcement of the merger agreement and transactions contemplated therein. Other factors that may cause actual results to differ materially include those set forth in the reports that Nutraceutical files from time to time with the SEC, including its annual report on Form 10-K for the year ended September 30, 2016 and quarterly and current reports on Forms 10-Q and 8-K. These forward-looking statements reflect Nutraceutical's expectations as of the date of this proxy statement. Nutraceutical undertakes no obligation to update the information provided herein. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

 THE PARTIES

Nutraceutical International Corporation

        Nutraceutical International Corporation and its subsidiaries is an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores. Internationally, the Company markets and distributes branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. The Company's core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.

        The Company manufactures and sells nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature's Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Zhou Nutrition®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.

        The Company owns neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom's Natural Foods™, Cornucopia Community Market™ and Granola's®. The Company also owns health food stores, which operate under the trade name Fresh Vitamins®.

        The Company manufactures and/or distributes one of the broadest branded product lines in the industry, with approximately 7,500 individual SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

        We were formed in 1993. Our shares of common stock are quoted on NASDAQ under the symbol "NUTR."

Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060
(435) 655-6106

Nutrition Parent, LLC.

        Parent was formed by entities affiliated with HGGC solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Based in Palo Alto, California, HGGC is a leading middle-market private equity firm with over $4.25 billion in cumulative capital commitments. Upon completion of the merger, Nutraceutical will be a direct wholly-owned subsidiary of Parent.

Nutrition Parent, LLC
c/o HGGC, LLC
1950 University Avenue, Suite 350
Palo Alto, California 94303

Nutrition Sub, Inc.

        Merger Sub is a wholly-owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist.

Nutrition Sub, Inc.
c/o HGGC, LLC
1950 University Avenue, Suite 350
Palo Alto, California 94303

 THE SPECIAL MEETING

        We are furnishing this proxy statement to the holders of common stock as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

        The special meeting will be held on [            ], 2017, at 9:00 a.m. local time, at [            ].

        If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (e.g., a driver's license or passport), and, if you are a representative of an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our stockholder list as of the record date for the meeting. In addition, if you are a beneficial owner who holds shares of common stock in "street name," which means your shares are held in an account at a bank, broker or other nominee, you will need a legal proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in street name by ballot in person at the special meeting.

Purpose of the Special Meeting

        At the special meeting, holders of common stock will be asked to consider and vote on the following proposals:

  •
  a proposal to adopt the merger agreement, which we refer to as the "merger proposal" (see the section of this proxy statement titled "The Merger Agreement");

  •
  a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company's named executive officers in connection with, or following, the consummation of the merger, which we refer to as the "nonbinding compensation proposal" (see the section of this proxy statement titled "The Merger—Interests of the Company's Directors and Executive Officers in the Merger"); and

  •
  a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the "adjournment proposal."

        A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

        The Board formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement, consider and evaluate alternatives available to the Company and alleviate any potential conflicts of interest. After careful consideration, the Board, upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement, declared the merger agreement advisable and recommends that the Company's stockholders adopt the merger agreement and approve the merger. Accordingly, the Board recommends a vote "FOR" the merger proposal. The Board also recommends a vote "FOR" the nonbinding compensation proposal and "FOR" the adjournment proposal.

        For a discussion of the material factors that the special committee and the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement titled "The Merger—Reasons for the Merger; Recommendation of the Board."

Record Date and Stockholders Entitled to Vote

        Only holders of common stock of record as of the close of business on [            ], 2017, the record date for the special meeting, are entitled to vote the shares of common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [            ] shares of common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

        A list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting beginning ten days prior to the special meeting, and ending on the date of the special meeting, during ordinary business hours at the Company's principal place of business, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060. Such list will also be available at the special meeting during the duration of the meeting.

Quorum

        Under our by-laws, the holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum.

        If a beneficial owner of shares held in "street name" by a bank, broker or other nominee and does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. All of the proposals to be voted on at the special meeting are "non-routine" matters. If the organizations that holds the beneficial owner's shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on any proposal which voting instructions have been given but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a "broker non-vote."

        If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment of the meeting to another date or time. Under our by-laws, if a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Vote Required

Adoption of the Merger Proposal

        The approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger proposal.

        Under the merger agreement, stockholder approval of the merger proposal is a condition to the consummation of the merger.

Approval of the Nonbinding Compensation Proposal

        Assuming a quorum is present, the approval of the nonbinding compensation proposal requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, abstentions will have the same effect as a vote "AGAINST" the nonbinding compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the nonbinding compensation proposal.

        The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on the nonbinding compensation proposal is advisory only, it will not be binding on Nutraceutical, the Board, Parent or the surviving corporation. Accordingly, because Nutraceutical is contractually obligated to pay the compensation, if the merger agreement is adopted by the holders of common stock and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding advisory vote.

Approval of the Adjournment Proposal

        If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, if a quorum is present, abstentions will have the same effect as a vote "AGAINST" the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the adjournment proposal.

        However, under our by-laws, if a quorum is not present, then the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting. Accordingly, if a quorum is not present, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

        The vote on the adjournment proposal is a vote separate and apart from the vote to adopt the merger agreement. Nutraceutical does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.

Tabulation of Votes; Results

        The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the special meeting.

Voting Procedures

        Whether or not you plan to attend the special meeting and regardless of the number of shares of common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

        To ensure that your shares of common stock are voted at the special meeting, we recommend that you vote promptly by proxy, even if you plan to attend the special meeting in person, using one of the following three methods:

  •
  Vote via the Internet.  Follow the instructions for internet voting shown on the proxy card mailed to you.

  •
  Vote by Telephone.  Follow the instructions for telephone voting shown on the proxy card mailed to you.

  •
  Vote by Proxy Card.  Complete, sign, date and return the enclosed proxy card by mail in the prepaid reply envelope.

        The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares of common stock for the matters brought before the special meeting as described in this proxy statement and confirm that your proxy has been properly recorded.

        Votes submitted by telephone or via the internet for the matters brought before the special meeting as described in this proxy statement must be received by 11:59 p.m., Eastern Time, [            ], 2017.

        If you submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of common stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the special meeting, the persons named as proxies will vote your shares in favor of the merger proposal, the nonbinding compensation proposal and the adjournment proposal, as applicable.

        If you are a beneficial owner of shares of common stock held in "street name" by a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote your shares. If you follow the instructions from your bank, broker or other nominee for voting your shares, then your bank, broker or other nominee will vote your shares according to your instructions. Under applicable rules, your bank, broker or other nominee has authority to vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. If you do not provide voting instructions to your bank, broker or other nominee on a proposal to be brought before the special meeting, your shares will not be voted on that proposal, and if you do not provide voting instructions on any of the proposals to be brought before the special meeting, your shares will not be deemed to be in attendance at the meeting.

Revocation of Proxies

        If you are a stockholder with shares of common stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by submitting a new proxy (by submitting a new proxy bearing a later date, by using the telephone or internet proxy submission procedures described above) or by attending the special meeting and voting by ballot. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy or your vote by ballot will count. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

        If you are a beneficial owner of shares of common stock held in "street name," you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares by ballot in person at the special meeting.

Voting in Person

        If you attend the special meeting and are a stockholder with shares of common stock registered in your name, or are a beneficial owner of shares held in "street name" and have a legal proxy from your bank, broker or other nominee to vote your shares, you will be given a ballot to vote your shares at the special meeting. Please note that admission to the special meeting is limited to the holders of common stock as of the close of business on the record date and their duly authorized proxy holders.

        For holders of common stock registered in your name, upon your arrival at the meeting, you will need to present identification to be admitted to the meeting. If you are a holder of common stock who is an individual, you will need to present government-issued identification showing your name and photograph (e.g., a driver's license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date stockholder list.

        For beneficial owners of shares of common stock held in "street name," in addition to providing identification as outlined for record holders above, you will need a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in street name by ballot in person at the special meeting.

Solicitation of Proxies

        The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks, brokers and other nominees to solicit their customers who have common stock registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit stockholder proxies at a total cost to the Company of approximately $15,000 plus reasonable expenses.

Adjournments

        The special meeting may be adjourned from time to time to reconvene at the same or some other place. Under our by-laws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting.

Voting by Company Directors, Executive Officers and Principal Securityholders

        As of [            ], 2017, the directors and executive officers of Nutraceutical beneficially owned in the aggregate approximately 1,213,201 shares of common stock, or approximately 13.1% of the outstanding shares of common stock. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting, although none of them are obligated to do so except for Messrs. Frank W. Gay II, the Company's Chairman and Chief Executive Officer, and Jeffrey A. Hinrichs, a member of the Board and the Company's Chief Operating Officer, who are parties to the voting agreement with Parent and Merger Sub. See Annex D attached hereto for a copy of the voting agreement and see the section titled "The Merger—Voting Agreement" for additional information about the voting agreement.

        Certain of the Company's directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company's stockholders generally. For more information, please see the section of this proxy statement titled "The Merger—Interests of the Company's Directors and Executive Officers in the Merger."

Assistance; Proxy Solicitor

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Nutraceutical's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

        As discussed elsewhere in this proxy statement, at the special meeting holders of common stock will consider and vote on a proposal to adopt the merger agreement, which we refer to as the "merger proposal." The merger cannot be completed without the adoption of the merger agreement by Nutraceutical's stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement titled "The Merger" and "The Merger Agreement." A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

        The approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger proposal.

        The Board recommends a vote "FOR" the approval of the merger proposal.

 PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION

        In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing holders of common stock with the opportunity to cast a nonbinding, advisory vote on the compensation that may be payable to the Company's named executive officers in connection with the merger, which we refer to as the "nonbinding compensation proposal." As required by those rules, the Company is asking holders of common stock to vote on the adoption of the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers in connection with the merger, as disclosed in the table titled "Potential Payments to Named Executive Officers," including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

        The approval of the nonbinding compensation proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, abstentions will have the same effect as a vote "AGAINST" the nonbinding compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the nonbinding compensation proposal.

        The Board recommends a vote "FOR" the approval of the nonbinding compensation proposal.

 PROPOSAL 3: ADJOURNMENT PROPOSAL

        The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the "adjournment proposal."

        Nutraceutical is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the special meeting.

        If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, if a quorum is present, abstentions will have the same effect as a vote "AGAINST" the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the adjournment proposal.

        However, under our by-laws, if a quorum is not present, then the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting. Accordingly, if a quorum is not present, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder's failure to vote or a "street name" holder's failure to provide any voting instructions to such holder's bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

        The vote on the adjournment proposal is a vote separate and apart from the vote to adopt the merger agreement. Nutraceutical does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.

        The Board recommends a vote "FOR" the approval of the adjournment proposal.

 THE MERGER

Background of the Merger

        The Board, together with Company management, regularly reviews our growth prospects and business strategy as well as potential strategic alternatives to maximize stockholder value, including opportunities for acquisitions, business expansion, stock repurchases, dividends and potential merger or sale opportunities. From time to time during the two year period preceding the execution and delivery of the merger agreement, the Company received various unsolicited inquiries from representatives of certain potential strategic and financial sponsor parties, including, on one occasion, HGGC as discussed below, to discuss potential strategic transactions involving the Company. None of those discussions progressed beyond preliminary phases, nor did the Company enter into any confidentiality or standstill agreements with such parties other than the confidentiality agreement with HGGC discussed below.

        During the summer of 2016, Mr. Leslie M. Brown, Jr., a managing director and the Chief Operating Officer of HGGC who had formerly been an executive officer of the Company until 2007 and maintained a social relationship with certain members of the Company's management team, contacted Mr. Frank W. Gay II, the Company's Chairman and Chief Executive Officer, about the possibility of HGGC making an equity investment in the Company, possibly before the end of the calendar year. However, no further discussions between the Company and HGGC regarding a potential transaction occurred in 2016.

        In the days leading up to the Company's annual meeting of stockholders, which was held on January 23, 2017, Mr. Brown contacted Mr. Gay to express HGGC's interest in a possible acquisition of the Company. During these discussions, Mr. Gay indicated that any proposal by HGGC should be directed to the Board.

        On January 23, 2017, the Company held the annual meeting of the Company's stockholders and the annual meeting of the Board in Orlando, Florida as scheduled. The Board meeting was attended by all of the Company's directors and senior Company management. During the meeting, Mr. Brown delivered on HGGC's behalf a non-binding indication of interest proposing an acquisition of the Company by HGGC at a price of $39.47 per share in cash (the closing price per share of the Company's common stock on January 20, 2017, the last full trading day before HGGC submitted its non-binding indication of interest, was $34.80). HGGC also informed the Company that HGGC had put in place a formal screen to ensure that no confidential information of the Company that Mr. Gregory M. Benson, both a member of the Board and a co-founder and managing director of HGGC, received in his capacity as a director of the Company was shared with other representatives of HGGC, and that Mr. Benson would not be involved in the evaluation or negotiation of any potential transaction between HGGC and the Company. Mr. Benson also confirmed that he had no prior knowledge of the indication of interest and tendered his resignation as a director of the Company at this Board meeting.

        Following receipt of HGGC's unsolicited indication of interest, the independent directors, together with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to in this proxy statement as "Paul, Weiss"), the Company's outside counsel, discussed initial steps for implementing a process to review HGGC's proposal, including the advisability of establishing a special committee of disinterested and independent directors. Among other things, the independent directors noted the affiliation between Mr. Benson and HGGC as well as the fact that Mr. Gay is the brother of Mr. Robert C. Gay, another HGGC co-founder.

        On January 25, 2017, the Board, acting by unanimous written consent, adopted resolutions establishing a special committee (which we refer to in this proxy statement as the "special committee") comprised of Messrs. J. Kimo Esplin (who also was appointed chair of the special committee), Michael D. Burke and James D. Stice, each of whom the Board determined to be independent of

HGGC and for all other purposes in connection with a proposed sale of the Company. Among other things, the January 25, 2017 resolutions delegated to the special committee the exclusive power and authority of the Board to evaluate, review, negotiate and make recommendations to the Board as to any action to be taken by the Board in connection with HGGC's proposal to acquire the Company and any alternatives to such a transaction, as well as to engage independent legal counsel and financial advisors to assist with the discharge of its duties, and further authorized the Company to pay the fees and expenses in connection with the engagement of such advisors. The Board also resolved not to approve or recommend any transaction with HGGC or any alternative transaction without the prior favorable recommendation of the special committee, which empowered the special committee to say "no" definitively to any such transaction. In light of the additional time commitments expected of the special committee members, the Board also resolved that for each month of service on the special committee, the chair of the special committee receive compensation of $7,500, and that the other members of the special committee receive $5,000.

        The following day, on January 26, 2017, the special committee held its first meeting, at which Mr. Cory J. McQueen, the Company's Chief Financial Officer, and representatives of Paul, Weiss and Peter J. Solomon Company, LLC and its affiliate Peter J. Solomon Securities Company, LLC (which we refer to in this proxy statement collectively as "PJSC") were also in attendance. Representatives of PJSC attended the meeting to present PJSC's qualifications and experience to act as the Company's independent financial advisor in connection with a proposed transaction with HGGC or an alternative transaction, and had confirmed to representatives of Paul, Weiss, who had relayed to the special committee prior to the meeting, that PJSC had not performed any services for HGGC or its affiliates that would affect PJSC's independence with respect to the proposed transaction. Representatives of PJSC also presented to the special committee their preliminary financial analysis of certain aspects of HGGC's January 23, 2017 non-binding indication of interest and the Company's historical financial performance. During the course of this meeting, the representatives of Paul, Weiss provided the special committee members a detailed overview of the fiduciary duties of the Company's directors and the legal standards applicable to their decisions and actions in evaluating and responding to the proposed transaction with HGGC or their consideration of any alternative transactions. The representatives of Paul, Weiss also reviewed with the members of the special committee the business, social and family relationships between HGGC and certain members of the Board and senior management, including Mr. Stanley E. Soper, the Company's Senior Vice President and Chief Legal Officer, who had personally invested in two of HGGC's funds, and had committed to invest in its third fund. Due to these personal investments, the special committee determined out of an abundance of caution that Mr. Soper generally should not attend special committee meetings or otherwise participate in any transaction negotiations except as specifically requested by the special committee. In the course of the discussion, Mr. Esplin noted that a third co-founder of HGGC was the executive chairman and a significant stockholder of Mr. Esplin's current employer, but that such co-founder no longer had any ownership interest in or other affiliation with HGGC or any of its affiliated funds, and the representatives of Paul, Weiss discussed with the special committee Mr. Esplin's independence and suitability to serve on the special committee. Following this discussion, the special committee determined that Mr. Esplin remained independent and disinterested for all purposes of the special committee's responsibilities. Messrs. Burke and Stice also confirmed that neither of them had any affiliation with or investment in HGGC or its affiliated funds of any kind. The special committee also decided during the meeting, following input from the representatives of Paul, Weiss, to instruct the Company's management team, including Mr. Gay, to refrain from communications with HGGC or other potential counterparties to any alternative transaction unless authorized to do so by the special committee, and Mr. Esplin relayed this instruction to the Company's management team following the meeting.

        Also during the special committee's January 26, 2017 meeting, the attendees discussed various potential methods for evaluating, and strategies for responding to, HGGC's non-binding indication of interest and the availability of potentially superior alternative transactions. In particular, the special committee and representatives of PJSC and Paul, Weiss discussed possible sale strategies that could be considered by the special committee, including a broader auction process, a more targeted sale process, in each case, including both potential strategic and financial acquirors, or the negotiation of a definitive agreement with HGGC subject to a post-signing "go-shop period" that would allow the Company to solicit superior offers, and the respective benefits and risks of each strategy. The attendees also discussed each of these strategies in the context of the Company's stand-alone business plan and historical performance, including whether the timing was right to conduct any discussions with HGGC or other potential counterparties regarding a possible sale of the Company. After excusing the representatives of PJSC from the meeting, the special committee discussed the engagement of PJSC as the Company's independent financial advisor with Paul, Weiss, and subsequently determined to so retain PJSC given PJSC's knowledge of the Company and its industry as well as PJSC's experience and reputation advising public companies in transactions similar to that proposed by HGGC. Such engagement was subject to negotiation of a mutually acceptable engagement letter between the Company and PJSC. The special committee also directed Company management to prepare a set of financial projections in connection with the special committee's review of any potential transaction. These financial projections were finalized after, and gave effect to, both the Company's April 6, 2017 acquisition from Branson, LLC of certain operating assets associated with the Zhou Nutrition brand (which acquisition we refer to in this proxy statement as the "Zhou acquisition") and the results of operations for the Company's second fiscal quarter as disclosed in its Form 10-Q filed with the SEC on April 27, 2017. For more information about the Company's financial projections, see the section of this proxy statement titled "—Financial Forecasts."

        From January 26 to January 30, 2017, representatives of the special committee and Paul, Weiss negotiated an engagement letter with PJSC, which the Company and PJSC entered into on January 30, 2017. For more information about the terms of the Company's engagement with PJSC, see the section of this proxy statement titled "—Opinion of the Company's Financial Advisor." From this time period through the execution and delivery of the merger agreement on May 21, 2017, representatives of PJSC also maintained a general, ongoing dialogue with representatives of HGGC and, beginning on March 23, 2017, Piper Jaffray Companies (which we refer to in this proxy statement as "Piper Jaffray"), HGGC's financial advisor, regarding the status of discussions summarized in this background section.

        On February 23, 2017, the special committee held a meeting, with Mr. McQueen and representatives of PJSC and Paul, Weiss in attendance. The representatives of PJSC updated the special committee on their communications with the representatives of HGGC since the special committee's last meeting and presented certain considerations regarding the Company's strategic and financial alternatives, which included maintaining the status quo and pursuing growth strategies either organically or through tuck-in acquisitions, pursuing financial alternatives such as leveraged share repurchases or dividends to return capital to stockholders and pursuing strategic alternatives such as a consolidation strategy through acquisitions or a sale of the Company to a strategic buyer or a financial sponsor, as well as various potential benefits and considerations of each alternative. Following discussion and input from its legal and financial advisors, the special committee elected not to make any definitive determinations at that time regarding whether to initiate a sale process and decided to continue to evaluate all available options, including the option of remaining an independent public company; however, the special committee also authorized the Company to negotiate and enter into a confidentiality agreement with HGGC as a preliminary step in the meantime.

        On March 1, 2017, the Company and HGGC entered into a confidentiality agreement containing customary standstill provisions.

        Beginning in early March 2017, Company management determined and provided updates to the Board that the Company's financial performance for the month of February had not met management's internal monthly estimates due to significant reductions in orders from certain customers and that management would not be able to determine whether the Company would meet its fiscal second quarter estimates until quarter end. Also during this time period, the Company was negotiating the Zhou acquisition.

        On March 20, 2017, the special committee held a meeting that was also attended by Messrs. Gay, McQueen and Jeffrey A. Hinrichs, a member of the Board and the Company's Chief Operating Officer, and representatives of PJSC and Paul, Weiss. Members of the special committee and Company management discussed the Company's recent financial performance and the impact of such recent financial results on the timing of a sale process, particularly whether waiting for additional financial results prior to the launch of any sale process would allow the Company to maximize stockholder value in a potential business combination transaction. Following discussion and input from its financial and legal advisors, the special committee determined to defer further consideration of a possible sale of the Company until mid-April, when the Company's March 2017 performance would be available and the Company would have better visibility into its next earnings release at the end of April.

        Later in the day on March 20, 2017, representatives of PJSC updated representatives of HGGC on the status of the special committee's review process following its meeting earlier that day.

        On March 23, 2017, HGGC submitted a revised non-binding indication of interest, which increased the proposed offer price by 20 cents per share to $39.67 per share in cash. On March 23, 2017, the last full trading before HGGC submitted its revised non-binding indication of interest, the closing price per share of the Company's common stock was $31.80. HGGC's March 23, 2017 non-binding indication of interest also requested a response from the Company by 5:00 p.m. Mountain time on March 29, 2017.

        Later in the day on March 23, 2017, representatives of PJSC spoke with representatives of Piper Jaffray for the first time. Among other topics discussed, the representatives of Piper Jaffray informed the representatives of PJSC that HGGC remained committed to pursuing a potential transaction with the Company, but that HGGC would not leave its $39.67 offer price open indefinitely if the Company decided to conduct an auction.

        From March 23, 2017 to March 27, 2017, Mr. Esplin consulted with each of the other members of the special committee and representatives of Company management regarding the Company's near term financial outlook and consulted with PJSC and Paul, Weiss, respectively, regarding certain financial and legal aspects of HGGC's March 23, 2017 revised non-binding indication of interest. Also during this time period, representatives of PJSC had several discussions with representatives of Piper Jaffray regarding the revised non-binding indication of interest. Following these discussions, on March 27, 2017, the special committee believed that if HGGC were afforded access to conduct in depth due diligence, HGGC might have been prepared to make a market clearing, highly favorable offer for the Company to avoid the expense and time of participating in a broader process. Accordingly, the special committee directed the Company's representatives to inform HGGC before the March 29, 2017 deadline contained in its March 23, 2017 indication of interest that the proposed offer price was inadequate, but that the Company was willing to provide non-public documents and information to, and to hold management meetings with, HGGC to enable it to make a revised offer. The special committee also determined to continue deliberating whether to initiate a sale process for the Company once the Zhou acquisition was announced and the Company's March financial results became available.

        On March 28, 2017, representatives of PJSC and Piper Jaffray held a conference call to discuss the special committee's response to HGGC's March 23, 2017 indication of interest and logistical issues with respect to HGGC's due diligence review, including scheduling management meetings, which eventually would be held on April 21, 2017.

        From April 6, 2017, when the Company first provided HGGC's representatives with access to a virtual data room of certain non-public Company information, through the execution and delivery of the definitive merger agreement on May 21, 2017, HGGC's representatives continued to perform their due diligence review of the Company, including making from time to time supplemental due diligence requests.

        Also on April 6, 2017, the Company consummated and publicly announced the Zhou acquisition.

        On April 18, 2017, representatives of PJSC and Piper Jaffray held a conference call to discuss the status of HGGC's due diligence requests to date and to coordinate other logistical issues in connection with the upcoming April 21, 2017 management meetings.

        On April 21, 2017, representatives of the Company's management team, HGGC, PJSC and Piper Jaffray met in person in Salt Lake City, Utah as part of HGGC's due diligence review of the Company. At the conclusion of the management meetings, the representatives of HGGC and Piper Jaffray informed the representatives of the Company and PJSC that HGGC was encouraged by their due diligence review to date and intended to submit a revised proposal to acquire the Company within the following one to two weeks.

        On April 24, 2017, the special committee held a meeting, with representatives of PJSC and Paul, Weiss in attendance. Representatives of PJSC updated the special committee on the management meetings held on April 21 and the progress of HGGC's due diligence review of the Company and the anticipated timing for receiving a revised proposal from HGGC. The special committee also reviewed and discussed with representatives of PJSC and Paul, Weiss various valuation considerations, including the impact of the Zhou acquisition, and strategic alternatives, including proceeding with a confidential, targeted sale process or a post-signing market check in the event a revised proposal from HGGC was adequately compelling, and the potential risks to the Company and its business. At the conclusion of this discussion, the special committee determined to defer any decision with respect to a possible sale of the Company pending receipt of HGGC's revised proposal.

        On April 27, 2017, the Company filed its Quarterly Report on Form 10-Q and reported its results of operations for the fiscal 2017 second quarter ended March 31, 2017. As disclosed in the Company's earnings release, net income for the second quarter of fiscal 2017 was $4.5 million, or $0.48 diluted earnings per share, compared to net income of $4.6 million, or $0.49 diluted earnings per share, for the same quarter of fiscal 2016, and operating cash flow for the six months ended March 31, 2017 was $11.8 million, compared to $17.3 million for the same period of fiscal 2016. The operating cash flow for the six months ended March 31, 2017, combined with existing cash, was primarily used to repay net borrowings of $7.0 million on the Company's revolving credit facility, to invest $4.3 million in purchases of property, plant and equipment and to pay a cash dividend to stockholders of $1.2 million.

        On May 3, 2017, Piper Jaffray delivered on HGGC's behalf a non-binding proposal to acquire the Company for $41.29 per share in cash. Later that evening, following further discussion between PJSC and Piper Jaffray regarding the treatment of the Company's outstanding equity awards in a change of control, Piper Jaffray delivered on HGGC's behalf a revised non-binding proposal at a price per share of $40.78. On May 3, 2017, the last full trading day before HGGC delivered its revised, $40.78 non-binding proposal, the closing price per share of the Company's common stock was $31.25. HGGC's May 3 proposal was accompanied by drafts of a merger agreement, equity commitment letter and limited guaranty prepared by HGGC's outside counsel, Kirkland & Ellis LLP (which we refer to in this proxy statement as "Kirkland & Ellis"). Among other things, the draft transaction agreements contemplated the merger of the Company into a newly formed affiliate of HGGC to be approved by a vote of the Company's stockholders and that the purchase price would be fully backstopped by HGGC funds. The draft transaction documents further provided for a "marketing period" in connection with HGGC's efforts to obtain debt financing during which the Company would not be permitted to require HGGC to close the merger despite the satisfaction of all other closing conditions, a 30-day "go-shop" period following signing of a definitive merger agreement during which period the Company would be permitted to actively solicit potentially superior offers followed by a customary non-solicitation period with exceptions allowing the Company to negotiate unsolicited potentially superior offers, a termination fee payable by the Company if the merger agreement were terminated in certain specified circumstances, including by the Company in order to accept a superior proposal, equal to 1.75% of the transaction's equity value in the case of a superior proposal accepted during the go-shop period and 3.5% of the transaction's equity value in all other circumstances when the termination fee would be payable, restrictions on the Company's ability to pay dividends between signing and closing, and that Messrs. Gay and Hinrichs enter into a customary voting agreement with HGGC as a condition to HGGC's willingness to enter into a definitive merger agreement. HGGC also required completion of limited confirmatory due diligence. HGGC's May 3 proposal requested a formal response from the Company no later than 5:00 p.m. Mountain time on May 5, 2017 and a ten-day exclusivity period. HGGC included with its proposal a draft exclusivity agreement prepared by Kirkland & Ellis.

        On May 5, 2017, representatives of Paul, Weiss and Kirkland & Ellis held a conference call to discuss various preliminary legal issues arising from HGGC's May 3 proposal and draft transaction documents.

        Later in the day on May 5, 2017, the special committee held a meeting with representatives of PJSC and Paul, Weiss in attendance to discuss HGGC's May 3 proposal. Representatives of PJSC presented PJSC's preliminary analysis of certain financial aspects of HGGC's May 3 proposal, and representatives of Paul, Weiss reviewed certain key terms of the proposed draft merger agreement prepared by Kirkland & Ellis. The special committee discussed with representatives of PJSC and Paul, Weiss the valuation of the Company and the Company's other available strategic alternatives, including executing on a stand-alone business plan. The special committee subsequently adjourned the meeting in order to consult with members of the Company's management regarding the May 3 HGGC proposal. During the adjournment, the members of the special committee held a conference call with Messrs. Gay and Hinrichs. Following that conference call, the special committee meeting was reconvened with the representatives of PJSC and Paul, Weiss again in attendance. After further discussion, the special committee reached a consensus, which position reflected input from Messrs. Gay and Hinrichs, that the value offered by HGGC's May 3 proposal was inadequate and instructed PJSC to request that HGGC increase its offer price.

        On May 6, 2017, representatives of PJSC informed representatives of Piper Jaffray of the special committee's determination that HGGC's latest proposal was inadequate and PJSC requested that HGGC increase its offer.

        On May 7, 2017, representatives of Piper Jaffray informed representatives of PJSC that HGGC was prepared to increase its offer to $41.41 per share. The representatives of PJSC promptly relayed HGGC's revised offer to the special committee. On May 5, 2017, the last full trading before HGGC revised its offer price to $41.41 per share, the closing price per share of the Company's common stock was $31.20.

        On May 8, 2017, following discussions with representatives of PJSC and Paul, Weiss, Mr. Esplin spoke with Mr. Brown to make a counteroffer of $42.00 per share. During that conversation, Mr. Brown informed Mr. Esplin that HGGC's investment committee had not authorized offering more than $41.63 per share. Mr. Esplin informed Mr. Brown that $41.63 was not acceptable to the Company.

        Later in the evening on May 8, 2017, Mr. Esplin spoke again with Mr. Brown, who informed him that, after their conversations earlier that day, HGGC's investment committee had reconvened and that HGGC would increase its offer price to $41.80 per share in cash, subject to entering into definitive transaction agreements. Mr. Brown further informed Mr. Esplin that a revised written proposal would be delivered the following morning. On May 8, 2017, the last full trading day before HGGC informed Mr. Esplin of its revised $41.80 per share offer, the closing price per share of the Company's common stock was $30.95.

        On May 9, 2017, HGGC delivered a revised preliminary proposal to the special committee, reflecting an offer price of $41.80 per share. Also on May 9, Paul, Weiss sent Kirkland & Ellis a revised draft of the exclusivity agreement, which among other things provided for exclusive negotiations between the Company and HGGC until 5:00 p.m. on May 18, 2017. The Company and HGGC entered into the exclusivity agreement later that day.

        On May 12, 2017, Paul, Weiss sent revised drafts of the merger agreement, equity commitment letter and limited guaranty to Kirkland & Ellis. Among other things, the revised draft of the merger agreement deleted any provision for a marketing period restricting the timing to close the proposed merger, expanded the go-shop period from 30 to 60 days, reduced the termination fees payable by the Company if the merger agreement were terminated in certain circumstances to 1.0% of the transaction's equity value in the case of a superior proposal accepted by the Company during the go-shop period and 3.0% of the transaction's equity value in all other circumstances when the termination fee would be payable, provided for a termination fee of 12% of the transaction's equity value to be payable by Parent to the Company upon the Company's termination of the merger agreement due to Parent or Merger Sub's willful and material breach of the merger agreement or failure to close the merger when required to do so and modified various covenants relating to the Company's operations between signing and closing and HGGC's obligations with respect to employee compensation and benefits matters after closing.

        Later in the day on May 12, representatives of HGGC and Kirkland & Ellis, Company management, including Messrs. Gay and Soper, PJSC and Paul, Weiss held an approximately three hour conference call in connection with HGGC's due diligence review of the Company.

        On May 15, 2017, representatives of HGGC, the Company (again including Messrs. Gay and Soper) and their respective outside legal counsel and financial advisors held another conference call for approximately two hours in connection with HGGC's due diligence review of the Company.

        Later in the day on May 15, Kirkland & Ellis sent revised drafts of the merger agreement, equity commitment letter and limited guaranty to Paul, Weiss. Among other things, the revised draft of the merger agreement reinserted the provision for a marketing period restricting the timing to close the proposed merger, modified the Company's interim operating covenants in a number of respects, primarily relating to the Company's ability to borrow money, make capital expenditures and provide severance and other benefits to employees between signing and closing, limited the maximum amount of fiscal 2017 year-end employee bonuses to be paid to employees after closing, accepted the proposed 60-day period for the go-shop, increased the Company termination fees to 1.5% of the transaction's equity value in the case of a superior proposal accepted by the Company during the go-shop period but accepted the 3.0% termination fee for all other circumstances when the Company termination fee would be payable and reduced the Parent termination fee to 6.0% of the transaction's equity value.

        On May 16, 2017, Paul, Weiss sent Kirkland & Ellis a list of key open issues in the latest draft merger agreement, including the marketing period concept, the size of the Company and Parent termination fees, process issues relating to the go-shop (including HGGC's information rights during the go-shop period, the Company's ability to continue negotiations with parties contacted during the go-shop period after the go-shop period ended and the timing for disseminating the proxy statement to the Company's stockholders in light of the timing to complete the go-shop) and the covenants relating to the restrictions on the Company's operations between signing and closing and the post-closing Company's obligations with respect to fiscal 2017 year-end employee bonuses. Later in the day, representatives of Paul, Weiss and Kirkland & Ellis held a conference call to discuss the open issues. During that call, the representatives of Kirkland & Ellis informed the representatives of Paul, Weiss that HGGC would agree to a 1.33% Company termination fee in the case of a superior proposal accepted by the Company during the go-shop period and the elimination of a marketing period concept so long as, without Parent's consent, the closing would not be required to occur earlier than 18 business days after the go-shop period ended. However, the Kirkland & Ellis representatives also informed the representatives of Paul, Weiss that HGGC would not agree to a Parent termination fee higher than 6% of the transaction's equity value and that HGGC was not then in a position to make a determination regarding the amount of the potential 2017 fiscal year-end employee bonuses to be paid to Company employees after the closing. The parties' respective counsel also were able to reach agreement regarding many of the other open issues in the draft merger agreement, but certain details regarding the Company's interim operating covenants, among other things, remained unresolved at the conclusion of that call.

        Also later in the day on May 16, 2017, Paul, Weiss sent Kirkland & Ellis a first draft of the Company's confidential disclosure letter.

        On May 17, 2017, Paul, Weiss sent Kirkland & Ellis revised drafts of the merger agreement, equity commitment letter and limited guaranty. The revised draft of the merger agreement reflected the resolution of the open issues reached during the counsel's May 16 conference call, and continued to preserve the parties' respective positions on the various other issues that remained open.

        Also on May 17, Kirkland & Ellis sent Paul, Weiss a first draft of the voting agreement to be entered into between HGGC and each of Messrs. Gay and Hinrichs. Paul, Weiss promptly forwarded the draft voting agreement to Messrs. Gay's and Hinrichs' respective personal counsel and later in the day sent Kirkland & Ellis a revised draft of the voting agreement reflecting comments from the Company intended to ensure the restrictions placed on Messrs. Gay and Hinrichs in their personal stockholder capacities would not interfere with the go-shop process and that potential topping bidders would be able to enter into similar voting agreements. Later in the day, Kirkland & Ellis informed Paul, Weiss that the Company's comments to the draft voting agreement were acceptable to HGGC.

        Also during the day on May 17, Paul, Weiss sent Kirkland & Ellis a first draft of a proposed press release announcing the merger agreement, assuming the parties ultimately reached a definitive agreement. Paul, Weiss and Kirkland & Ellis continued to exchange drafts of the press release from May 17 through the evening of May 21, 2017, following the execution and delivery of the final merger agreement.

        In addition, representatives of Paul, Weiss and Kirkland & Ellis held a conference call on May 17 to discuss the Company's confidential disclosure letter and related outstanding due diligence items. Later in the evening of May 17, Kirkland & Ellis sent Paul, Weiss a revised draft of the Company's confidential disclosure letter.

        On the morning of May 18, 2017, the scheduled expiration date of the May 9, 2017 exclusivity agreement between the Company and HGGC, Kirkland & Ellis sent Paul, Weiss a draft of a second exclusivity agreement. The new draft agreement contemplated continued exclusive negotiations between the Company and HGGC for an additional three days until 11:59 p.m. Mountain time on May 21, 2017, and otherwise was identical to the existing exclusivity agreement.

        Later in the day on May 18, 2017, Kirkland & Ellis sent Paul, Weiss a revised draft of the merger agreement and a first draft of Parent's confidential disclosure letter. Kirkland & Ellis also relayed that HGGC was prepared to agree to the versions of the equity commitment letter and limited guaranty last sent by Paul, Weiss to Kirkland & Ellis. The revised draft of the merger agreement continued to reflect, among other things, the parties' respective positions on open issues regarding the Company's interim operating covenants and post-closing obligations regarding fiscal 2017 year-end employee bonuses.

        On the evening of May 18, 2017, the special committee held a meeting, which was also attended by Messrs. Gay, Hinrichs, McQueen and Soper and representatives of PJSC and Paul, Weiss. During the meeting, the representatives of Paul, Weiss updated the attendees on the status of negotiations with HGGC, including HGGC's request earlier that morning to enter into the second exclusivity agreement.

The representatives of Paul, Weiss also again discussed with the special committee and other directors present their fiduciary duties in evaluating the proposed transaction and reviewed in detail the terms of the latest drafts of the various transaction documents between the parties, including the draft voting agreement to be entered into between HGGC and Messrs. Gay and Hinrichs. In connection with this discussion, the representatives of Paul, Weiss also informed the special committee that neither PJSC nor Paul, Weiss had performed any prior services for HGGC or its affiliates or otherwise faced any material potential conflicts of interest in connection with the proposed transaction. The representatives of PJSC also reviewed with the attendees certain financial aspects of the proposed transaction. Following these presentations and further discussion, the special committee determined that, given the substantial progress made on the draft merger agreement and related documents and the potential benefits of reaching agreement on definitive transaction documents with HGGC, it was advisable to extend the exclusivity period with HGGC by three days and authorized the Company to enter into the proposed second exclusivity agreement. Promptly following the special committee meeting, the Company and HGGC entered into the second exclusivity agreement, extending the exclusivity period to 11:59 p.m. Mountain time on May 21, 2017.

        Later in the evening of May 18, Paul, Weiss sent a revised draft of the merger agreement to Kirkland & Ellis, which continued to reflect, among other things, certain remaining open issues regarding the Company's interim operating covenants and post-closing obligations regarding fiscal 2017 year-end employee bonuses.

        On May 19, 2017, Kirkland & Ellis sent Paul, Weiss the final draft of Parent's confidential disclosure letter as well as the proposed amount of HGGC's equity commitment. Throughout the day, representatives of PJSC, Paul, Weiss, Piper Jaffray and Kirkland & Ellis had a number of discussions regarding the proposed amount of the equity commitment, on which the parties, through their respective representatives, ultimately reached a resolution later that day.

        Representatives of PJSC, Paul, Weiss, Piper Jaffray and Kirkland & Ellis also had a number of discussions throughout the day on May 19, 2017 regarding the open issues in the latest draft merger agreement, and Mr. Gay spoke directly with Mr. Brown a number of times throughout the day regarding the remaining open issues in the merger agreement. Later that evening, Kirkland & Ellis sent Paul, Weiss a revised draft of the merger agreement, which resolved the remaining open issues relating to the Company's interim operating covenants and the post-closing Company's obligations regarding fiscal 2017 year-end employee bonuses, subject to reaching agreement on the final terms of the Company's confidential disclosure letter. Paul, Weiss and Kirkland & Ellis sent each other several revised drafts of the Company's confidential disclosure letter throughout the day as well.

        Also on May 19, 2017, Mr. Hinrichs' personal counsel informed Kirkland & Ellis that he was prepared to agree to the last draft of the voting agreement.

        On the morning of May 20, 2017, Messrs. McQueen and Soper and representatives of HGGC, Paul, Weiss and Kirkland & Ellis held a conference call to discuss the revised draft of the Company's confidential disclosure letter that Kirkland & Ellis sent the prior evening as well as other items in connection with HGGC's due diligence review of the Company. Throughout the day on May 20, Paul, Weiss and Kirkland & Ellis sent each other several revised drafts of the Company's confidential disclosure letter, reflecting the outcomes of the parties' discussion earlier that morning.

        Also on May 20, 2017, Paul, Weiss sent Kirkland & Ellis a first draft of the Company's Form 8-K announcing the entry into the merger agreement and an FAQ regarding the transaction, in each case assuming the parties ultimately reached agreement on definitive transaction documents. Representatives of Paul, Weiss and Kirkland & Ellis would continue to exchange drafts on the proposed Form 8-K and FAQ from May 20 through the evening of May 21, 2017, following the execution and delivery of the final merger agreement. Later in the day on May 20, 2017, Kirkland & Ellis sent Paul, Weiss revisions to the draft merger agreement, none of which reflected material changes to the terms of the proposed transaction.

        Also on May 20, 2017, Mr. Gay's personal counsel informed Paul, Weiss, which in turn informed Kirkland & Ellis, that he was prepared to agree to the last draft of the voting agreement.

        On the morning of May 21, 2017, Kirkland & Ellis sent Paul, Weiss the final merger agreement, which did not reflect any material changes to the last draft of the merger agreement sent by Kirkland & Ellis the prior evening. Kirkland & Ellis also confirmed that HGGC was prepared to agree to the last draft of the Company's confidential disclosure letter circulated on May 20, 2017.

        Later in the morning of May 21, 2017, the special committee and the Board held a joint meeting, which Messrs. McQueen and Soper and representatives of PJSC and Paul, Weiss also attended. The representatives of Paul, Weiss first reported on the changes made to the transaction documents since the last drafts reviewed with the directors at the special committee's May 18, 2017 meeting and again discussed with the Company's directors their fiduciary duties in evaluating the proposed transaction. The representatives of PJSC then reviewed with the special committee and the Board PJSC's financial analysis of the merger consideration and rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated May 21, 2017, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration to be paid to the holders (other than Parent and its affiliates) of shares of the Company's common stock pursuant to the merger agreement was fair from a financial point of view to such holders. For more information regarding PJSC's fairness opinion, see the section of this proxy statement titled "—Opinion of the Company's Financial Advisor." The representatives of PJSC then led the attendees in a discussion of the steps that the Company might consider taking in connection with the go-shop period, including reviewing an initial list of potential strategic buyers and potential financial sponsors representing those parties that PJSC considered to be most likely to be interested in submitting proposals to acquire the Company during the go-shop period that, if so directed by the Company, PJSC would begin contacting promptly following the execution and delivery of the merger agreement. After further discussion and consultation with the Company's advisors, including consideration of the factors described in the section of this proxy statement titled "—Reasons for the Merger," the special committee unanimously recommended that the Board approve the proposed merger agreement and, thereafter, the Board unanimously determined that the proposed merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of the Company and its stockholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also directed the officers of the Company to execute and deliver to Parent and Merger Sub and thereafter cause the Company to perform the merger agreement, resolved that the merger agreement be submitted to the Company's stockholders for their approval and recommended that the Company's stockholders vote for the adoption of the merger agreement.

        Later on the morning of May 21, 2017, the Company, Parent and Merger Sub executed and delivered the merger agreement and the other transaction documents to which they were parties, and Messrs. Gay and Hinrichs executed and delivered the voting agreement.

        Prior to the execution of the merger agreement, no member of the Company's management engaged in any discussions with HGGC regarding the terms of their employment with the surviving corporation, and there was no agreement, arrangement or understanding between any member of the Company's management and HGGC with respect to employment with the surviving corporation.

        Prior to the opening of the U.S. financial markets on May 22, 2017, the Company and HGGC issued a joint press release announcing the execution of the merger agreement and the proposed merger. Later in the day, at the direction of the Company, PJSC began contacting potential counterparties to an alternative transaction with the Company in connection with the go-shop period, which remains ongoing as of the date of this proxy statement.

Reasons for the Merger; Recommendation of the Board

        As described in the section titled "—Background of the Merger," prior to and in reaching their respective determinations to approve the merger agreement, the special committee and the Board consulted with and received the advice of the Company's management, financial advisor and outside legal counsel and considered a variety of factors weighing positively in favor of the approval of the merger agreement and the merger, including the following material factors:

  Merger Consideration

  •
  the per share price of $41.80 as compared to current and historical market prices of the common stock, and the fact that the consideration represented a premium of approximately 49% over the Company's closing stock price on May 19, 2017 (the last full trading day before the date of the merger agreement) and a premium of approximately 15.6% over the Company's all-time high closing stock price;

  •
  the belief that the Company's stock price was not likely to trade at or above the per share merger consideration for any extended period of time in the foreseeable future, which belief was based on a number of factors, including the directors' knowledge and understanding of the Company and its industry, projections of management (as further described in the section titled "—Financial Forecasts") and the Company's operating plans;

  •
  the immediacy and certainty of the value of the cash consideration to be paid to the stockholders in the merger compared to the long-term and recent historical trading prices of the common stock, long-term business and execution risk to stockholders and other potential forms of consideration;

  •
  based on the course of negotiations with HGGC, including HGGC's agreement to increase the per share merger consideration from its initial non-binding indication of interest on January 23, 2017 of $39.47 to the final per share merger consideration of $41.80 agreed to in the May 21, 2017 merger agreement, during which period the closing price of the common stock declined from $34.80 on January 20, 2017 (the last full trading day before HGGC delivered its January 23, 2017 indication of interest) to $28.00 on May 19, 2017 (the last full trading day before the date of the merger agreement), the directors' belief that the consideration per share negotiated with HGGC was the highest that HGGC was willing to pay and the most reasonably attainable as of such time;

  Available Alternatives

  •
  historical and current information concerning the Company's business, financial condition, results of operations and prospects;

  •
  current financial market conditions, and historical market prices, volatility and trading information with respect to the common stock, as well as the general risks of market conditions that could reduce the Company's stock price;

  •
  the Company's current operational plans, including the risks associated with achieving and executing upon the Company's plans and the timing and likelihood of accomplishing the Company's plans and goals;

  •
  the prospects of the Company if it were to remain an independent, stand-alone company, including the expenses and fixed costs associated with its operations, the Company's available cash, the Company's ability to raise capital in the future and the present competitive landscape in the industry;

  •
  the review by the special committee, the Board and management, with the assistance of the Company's legal and financial advisors, with respect to the strategic alternatives available to the Company, all of which had significant risks and uncertainties;

  •
  the risk that a prolonged strategic review process could have resulted in the loss of a favorable opportunity to successfully consummate a transaction with HGGC;

  •
  the fact that Mr. Gay is 71 years old, the limited management succession alternatives currently available to the Company and the risk that a new chief executive officer overseeing the Company would be unsuccessful in implementing the Company's business and strategic plans or result in the Company facing increased scrutiny or risks of stock price or performance volatility;

  •
  the directors' assessment that the alternative of remaining as an independent, stand-alone company was not reasonably likely to present superior opportunities for the Company to create greater value for the Company's stockholders as compared with the merger, taking into account the risks of execution of the Company's plans, including business, industry, market and competitive risks as well as the time value of money;

  •
  the directors' belief that the merger was more favorable to the Company's stockholders than any other alternative reasonably available to the Company and its stockholders, including the alternative of remaining an independent, stand-alone company;

  Negotiations with HGGC

  •
  the course of negotiations regarding the transaction and the merger agreement between the Company and HGGC resulting in more favorable terms to the Company than those originally proposed by HGGC, including, in addition to the increase in the merger consideration noted above, more favorable closing conditions, less restrictive post-signing operating covenants, more favorable circumstances under which the go-shop period would be conducted, including a longer go-shop period, a lower Company termination fee and provision for the Parent termination fee, and the directors' belief based on the course of negotiations that the merger agreement reflected overall the most favorable terms and conditions that HGGC was willing to agree to and the most reasonably attainable;

  •
  the fact that the consideration and negotiation of the merger agreement was conducted through arm's-length negotiations by a special committee comprised entirely of disinterested and independent directors, who were fully empowered to say "no" definitively to any transaction;

  High Likelihood of Completion

  •
  the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement based on, among other things:

  —
  the relatively limited number of conditions to Parent's obligations to complete the merger under the merger agreement;

  —
  the absence of a financing condition and the fact that consummation of the merger is not dependent on receipt of funding from any third party (other than HGGC Fund III, L.P.);

  —
  the equity commitment letter entered into by HGGC Fund III, L.P. and Parent, of which the Company is a third party beneficiary, pursuant to which HGGC Fund III, L.P. has committed to provide Parent an equity contribution of an aggregate amount of $455.7 million immediately prior to the closing of the merger;

    —
    the relative likelihood of obtaining required regulatory approvals, including Parent and Merger Sub's covenant, subject to certain limitations, to avoid or resolve any impediment under antitrust laws with respect to the merger;

    —
    the commitment of the parties to use reasonable best efforts to complete the merger and other transactions contemplated by the merger agreement; and

    —
    the absence of required approval of the merger by the members or holders of any capital stock or comparable equity interest of Parent;

  Financial Advisor's Opinion

  •
  the opinion of PJSC, dated May 21, 2017, to the special committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration to be paid to the holders (other than Parent and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the section titled "—Opinion of the Company's Financial Advisor;"

  Terms of the Merger Agreement and Certain Other Agreements

  •
  the terms and conditions of the merger agreement, including:

  —
  the Board's ability under certain circumstances to change its recommendation to the Company's stockholders in favor of the adoption of the merger agreement;

  —
  the Company's ability to actively solicit, consider or respond to, under certain circumstances specified in the merger agreement, a bona fide written proposal for an acquisition transaction from a third party prior to the approval of the merger agreement by the Company's stockholders;

  —
  a go-shop period of 60 days with an additional 10 days following the end of such period to continue to engage in negotiations with an exempted party;

  —
  the Board's right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, upon payment of the applicable Company termination fee, the amount of which the directors were advised was within the customary range for termination fees payable in similar transactions, was payable under customary and appropriate circumstances and should not preclude any third party with the financial capability and bona fide interest of acquiring the Company from making a superior proposal;

  —
  the Company's ability to seek specific performance to prevent breaches of the merger agreement by Parent and to enforce specifically the terms of the merger agreement;

  —
  the Company's ability to terminate the merger agreement and receive the Parent termination fee in certain circumstances, including if Parent and Merger fail to close the merger when required to do so under the merger agreement; and

  —
  that the merger agreement contains terms that, taken as a whole, the special committee and the Board believed (i) provided a significant degree of certainty that the merger will be completed on a reasonably prompt basis, (ii) while restricting the Company from taking certain actions during the pendency of the merger, would not unduly interfere with the Company's ability to operate its business in the ordinary course, and (iii) were of a customary nature for mergers involving companies of the Company's size and operating in the Company's industry;

  •
  the terms and conditions of the equity commitment letter, merger agreement and limited guaranty relating to the equity financing, including the facts that:

  —
  HGGC Fund III, L.P. has entered into the equity commitment letter with Parent, of which the Company is a third party beneficiary, in which HGGC Fund III, L.P. has committed to provide Parent an equity contribution of an aggregate amount of $455.7 million immediately prior to the closing of the merger;

  —
  Parent has represented to the Company in the merger agreement that the amount of the equity financing, together with available cash of the Company at the closing, will be sufficient to make the payment of all amounts payable by Parent pursuant to the merger agreement as a result of the merger, to repay, prepay or discharge all outstanding indebtedness of the Company required to be repaid at the effective time of the merger and to pay all fees and expenses required to be paid at the closing by Parent or Merger Sub in connection with the merger and the equity financing; and

  —
  HGGC Fund III, L.P. has executed a limited guaranty in favor of the Company to guarantee the payment of certain monetary obligations that may be owed by Parent pursuant to the merger agreement;

  •
  the terms and conditions of the voting agreement, including the facts that Messrs. Gay and Hinrichs are permitted to take any actions that the Company is permitted to take in the circumstances in which the Company is permitted to take such actions in connection with the go-shop and the Company's ability to respond to and negotiate unsolicited proposals after the go-shop period ends and that the voting agreement terminates, among other events, upon a change in recommendation of the Board in favor of the adoption of the merger agreement or upon the termination of the merger agreement, which terms and conditions the special committee and the Board were advised should not preclude any third party with the financial capability and bona fide interest of acquiring the Company from making a superior proposal, restrict Messrs. Gay or Hinrichs from entering into similar voting agreements insisted on by any such third party or impair the Company's ability to consummate any such superior proposal;

  Unanimous Approval by the Company's Directors

  •
  the facts that the special committee consists of only independent, non-management directors and that the Board consists of a majority of independent, non-management directors;

  •
  the fact that the special committee was unanimous in its determination to recommend that the Board approve the merger agreement and recommend the Company's stockholders adopt the merger agreement;

  •
  the fact that the Board was unanimous in its determination to approve the merger agreement and recommend that the Company's stockholders adopt the merger agreement;

  Stockholder Approval and Availability of Appraisal Rights

  •
  the fact that completion of the merger will require the adoption of the merger agreement by the Company's stockholders; and

  •
  the fact that the Company's stockholders who believe that the per share merger consideration is inadequate, and who properly exercise, and do not effectively withdraw or lose or fail to perfect, their appraisal rights under the DGCL, will be entitled to such appraisal rights in connection with the merger.

        The special committee and the Board also considered a variety of risks and other countervailing or negative factors related to the merger agreement and the merger, including the following material factors:

  •
  the risk that the merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of the Company's control;

  •
  the risks and costs to the Company if the merger is not completed in a timely manner or at all, including the potential adverse effect on the Company's ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on the Company's day-to-day operations and the Company's relationships with customers, suppliers and other third parties, any or all of which risks and costs, among other, could adversely affect the Company's overall competitive position and the trading price of the common stock;

  •
  the nature of the merger as a cash transaction means that the Company's stockholders will not have an ongoing equity interest in the surviving corporation following the merger and therefore will not (by virtue of their holding common stock) participate in future earnings or growth of the Company following the merger, including any appreciation in value attributable to the Zhou acquisition;

  •
  the merger agreement's restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from pursuing business opportunities that would otherwise be in its best interest as a stand-alone company;

  •
  certain restrictions that the merger agreement imposes on soliciting competing acquisition proposals after the go-shop period ends;

  •
  the fact that the Company would be obligated to pay the applicable Company termination fee to Parent if the merger agreement is terminated under certain circumstances set forth in the merger agreement;

  •
  the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated, the Company may be required to bear such costs; and

  •
  the fact that the merger consideration will generally be taxable to the Company's stockholders for U.S. federal income tax purposes.

        In addition, the special committee and the Board was aware of and considered the fact that certain of the Company's directors and executive officers have financial interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, those of the Company's stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as more fully described in the section titled "—Interests of the Company's Directors and Executive Officers in the Merger."

        The foregoing discussion of the factors considered by the special committee and the Board is not intended to be exhaustive but does set forth the principal factors considered by special committee and the Board. The special committee collectively reached the unanimous conclusion to recommend that the Board approve the merger agreement, and the Board collectively reached the unanimous conclusion to approve the merger agreement, in light of the various factors described above and other factors that each director deemed relevant. In view of the wide variety of factors considered by the members of the special committee and the Board in connection with their evaluation of the merger agreement and the complexity of these matters, the special committee and the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decisions. The special committee and the Board made their decisions based on the totality of information presented to and considered by them. In considering the factors discussed above, individual directors may have given different weights to different factors. The Board, on the unanimous recommendation of the special committee, unanimously determined that the merger is advisable, fair to and in the best interests of, the Company and its stockholders and has approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

Opinion of the Company's Financial Advisor

        Pursuant to an engagement letter dated January 30, 2017, the Company retained PJSC to act as a financial advisor to the Company in connection with the merger. PJSC is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Company selected PJSC to act as a financial advisor to it in connection with the merger on the basis of PJSC's experience in transactions similar to the merger, its reputation in the investment community, and its familiarity with the Company's industry and business.

        On May 21, 2017, at a joint meeting of the Board and the special committee held to evaluate the merger, PJSC delivered to the Board and the special committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 21, 2017, to the effect that, as of the date of PJSC's opinion and based upon and subject to various assumptions and limitations described in its opinion, the per share merger consideration proposed to be received by the holders of shares of common stock (other than Parent and its affiliates) in connection with the merger was fair from a financial point of view to such holders.

        The full text of PJSC's written opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering PJSC's opinion, is attached as Annex B and is incorporated herein by reference. PJSC's opinion was directed only to the fairness of the per share merger consideration proposed to be received by the holders of shares of common stock (other than Parent and its affiliates) in connection with the merger from a financial point of view, was provided to the Board and the special committee in connection with their evaluation of the merger, did not address any other aspect of the merger and did not express any opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the Company's underlying business decision to proceed with or effect the merger. PJSC's opinion also expressed no opinion or recommendation as to how any holder of shares of common stock should vote or act in connection with the merger or any related matter. The summary of PJSC's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of shares of common stock are urged to read PJSC's opinion carefully and in its entirety. PJSC has consented to the inclusion of PJSC's opinion in this proxy statement.

        In arriving at its opinion, PJSC, among other things:

  •
  reviewed certain publicly available financial statements and other information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided by the management of the Company and approved for its use by the Company;

  •
  reviewed certain financial projections for the Company provided by the management of the Company and approved for its use by the Company;

  •
  discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

  •
  reviewed the reported prices and trading activity of the shares of common stock;

  •
  compared the financial performance and condition of the Company and the reported prices and trading activity of the shares of common stock with that of certain other publicly traded companies that PJSC deemed relevant;

  •
  reviewed publicly available information regarding the financial terms of certain transactions that PJSC deemed relevant, in whole or in part;

  •
  participated in certain discussions among management and other representatives of each of Parent and the Company;

  •
  reviewed the merger agreement; and

  •
  performed such other analyses and reviewed such other material and information as PJSC deemed appropriate.

        PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJSC relied on assurances of the management of the Company that they were not aware of any facts or circumstances that would make information provided by or on behalf of the Company inaccurate or misleading in any respect material to PJSC's opinion. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not conduct or assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

        PJSC assumed that the merger would be consummated, in all respects material to PJSC's analysis or opinion, in accordance with the terms of the merger agreement, including without waiver, modification or amendment of any term, condition or agreement (including, without limitation, the consideration to be paid to the holders of shares of common stock in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company. PJSC further assumed that all representations and warranties set forth in the merger agreement were true and correct in all material respects as of all the dates made or deemed made and that all parties to the merger agreement will comply in all material respects with all covenants of such parties thereunder as set forth in the merger agreement.

        PJSC's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, May 21, 2017. In particular, PJSC did not express any opinion as to the prices at which shares of common stock may trade at any future time or as to the impact of the merger on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Furthermore, PJSC's opinion did not address the Company's underlying business decision to undertake the merger, and PJSC's opinion did not address the relative merits of the merger as compared to any alternative transactions or business strategies that might be available to the Company. PJSC's opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified therein.

        In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party other than HGGC with respect to a sale of the Company, merger or other business combination transaction involving the Company or any of its assets and was not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving the Company or any other strategic or financial transaction.

        The following summarizes the significant financial analyses performed by PJSC and provided to, and reviewed with, the Board and the special committee on May 21, 2017, in connection with the delivery of PJSC's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC's financial analyses.

Analysis of Selected Publicly Traded Companies

        In order to assess how the public market values shares of selected publicly traded companies that PJSC deemed relevant in its professional judgment, PJSC reviewed and compared selected financial information concerning us with similar information using publicly available information of the following publicly traded companies:

  •
  Herbalife Ltd.;

  •
  Nu Skin Enterprises, Inc.;

  •
  GNC Holdings Inc.;

  •
  USANA Health Sciences, Inc.;

  •
  Vitamin Shoppe Inc.; and

  •
  Nature's Sunshine Products, Inc.

        These companies are referred to herein as the "selected companies."

        PJSC calculated and compared various financial multiples and ratios, including, among other things:

  •
  the enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected companies based on closing share prices on May 19, 2017, as a multiple of: (i) net sales for the last twelve months ("LTM") and (ii) LTM earnings before interest, taxes, depreciation and amortization, excluding non-recurring items ("EBITDA"), as calculated from publicly reported data, in each case for each of the selected companies, from the latest month of information available to PJSC as of May 19, 2017;

  •
  the most recent share price of the selected companies based on closing share prices on May 19, 2017, as a multiple of earnings per share ("EPS") for (i) the LTM, as calculated from publicly reported data, from the latest month of information available to PJSC as of May 19, 2017, and (ii) fiscal years ending in September 2017 and 2018, based upon the median of Wall Street analysts' quarterly estimates for the EPS of the selected companies for fiscal years 2017 and 2018, as reported by Capital IQ as of May 19, 2017.

        Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies as of May 19, 2017, PJSC developed the following reference ranges of trading valuation multiples and ratios for the selected companies and applied them to the Company's financial statistics:

Enterprise Value as a Ratio of:	Company Metric (mm)	Range of Multiples	Implied Per Share Value
LTM Net Sales	$250.9	0.8x - 1.4x	$15.89 - $31.78
LTM EBITDA	$48.4	6.0x - 9.5x	$25.33 - $43.19
LTM Net Income	$21.9	7.0x - 15.0x	$16.19 - $34.70
2017 Net Income	$22.4	8.0x - 16.0x	$18.89 - $37.78
2018 Net Income	$30.0	7.0x - 13.0x	$22.17 - $41.17

        For the purposes of the selected public company analysis, PJSC used those financial results the Company reported in its public filings for the fiscal year ending September 30, 2016 and the six months ending March 31, 2017 (as adjusted as explained below), and certain financial forecasts prepared by Company management for the fiscal years ending September 30, 2017 (as adjusted as explained below) and September 30, 2018, prepared as described in "—Financial Forecasts." At the direction of Company management, PJSC adjusted the historical financial results to reflect the Company's acquisition of Zhou Nutrition as though Zhou Nutrition was owned by the Company for the full period, including by adding the following to the Company's standalone historical financial results and 2017 net income: (i) $15.6 million to LTM net sales; (ii) $5.3 million to LTM EBITDA; (iii) $3.5 million to LTM net income; and (iv) an incremental $3.6 million to estimated net income for the fiscal year ending September 30, 2017.

        Using the reference ranges described above, PJSC estimated ranges of the implied equity value per share both excluding and including a "control premium." For these purposes, PJSC used a control premium of 33.8%, which reflects the median premium paid in selected announced transactions for U.S. based targets with equity values ranging from $300 million to $600 million between May 19, 2014 and May 19, 2017, excluding finance, brokerage, insurance and real estate companies (which, in the professional judgment of PJSC, were not relevant), as reported by FactSet.

        Based on PJSC's professional judgment and after taking into consideration, among other things, the observed data described above, PJSC selected a valuation range for the shares of the Company's common stock of $19.69 - $37.72 per share excluding a control premium, reflecting the average of the implied per share values of the five financial metrics considered by PJSC, and a valuation range for the common stock of $26.35 - $50.47 per share including a control premium, in each case compared to the $41.80 per share merger consideration to be received by holders of shares of common stock in connection with the merger.

        No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Analysis of Selected Precedent Transactions

        To analyze the valuation of the per share merger consideration to be received by holders of shares of common stock relative to the consideration received by stockholders in other similar transactions, PJSC prepared an analysis of selected precedent transactions.

        Using publicly available information, PJSC reviewed selected transactions that PJSC deemed relevant in its professional judgment. The list of transactions reviewed was as follows:

Date Announced	Acquirer	Target
Jun-16	IVC	Perrigo (U.S. vitamin / supplements business)
Jun-16	Probi	Nutraceutix
May-16	Clorox Company	ReNew Life Formulas
Feb-16	Balchem Corporation	Albion Labs
Jun-14	Vitamin Shoppe	FDC Vitamins (Nutri-Force Nutrition)
Jun-14	Helen of Troy	Healthy Directions
Nov-13	Permira Advisors	Atrium Innovations
Dec-12	Royal DSM	Fortitech
Nov-12	Reckitt Benckiser	Schiff Nutrition Group
Aug-12	Church & Dwight	Avid Health
Mar-12	Schiff Nutrition Group	Airborne Health
Jan-11	Glanbia plc	BSN Inc.
Dec-10	Atrium Innovations, Inc.	Seroyal International
Dec-10	Royal DSM	Martek Biosciences
Jul-10	The Carlyle Group	NBTY Inc.
Jan-10	Martek Bioscience Corporation	Amerifit Brands

        These transactions are referred to herein as the "selected precedent transactions."

        PJSC calculated the multiples of the LTM net sales and LTM EBITDA paid in the selected precedent transactions based on amounts disclosed in public filings, company press releases and other public sources. Based on this data, PJSC developed a summary valuation analysis for the Company based on the range of the multiples and ratios for the selected precedent transactions which, in PJSC's professional judgment, it deemed most relevant (the "precedents multiples range"). PJSC calculated the implied equity values per share of the common stock using the range of multiples and ratios used in such analysis applied to the Company's LTM net sales and LTM EBITDA, as adjusted to account for the Zhou acquisition as described above. The ranges of multiples, ratios and the implied per share values used in PJSC's analysis are as follows:

Enterprise Value as a Ratio of:	Company Metric (mm)	Range of Multiples	Implied Per Share Value
LTM Net Sales	$250.9	1.0x - 2.5x	$21.19 - $60.90
LTM EBITDA	$48.4	7.5x - 11.0x	$32.98 - $50.84

        In its professional judgment, PJSC determined that the most relevant metric for valuation purposes in this analysis was the multiple of LTM EBITDA. As such, PJSC utilized the implied equity values based on the precedents multiples range for LTM EBITDA to yield a range of values from $32.98 to $50.84 per share, as compared to the $41.80 per share merger consideration to be received by holders of shares of common stock in connection with the merger.

Illustrative Discounted Cash Flow Analysis

        PJSC performed an illustrative discounted cash flow analysis of our projected future cash flows by calculating the estimated present value of the standalone, unlevered, after-tax free cash flows that we were forecasted to generate during the period beginning on April 1, 2017 through the fiscal year ending September 30, 2021. For purposes of its illustrative discounted cash flow analysis, PJSC utilized projected free cash flow of the Company as reflected in the Financial Forecasts, as described under "—Financial Forecasts."

        For purposes of its illustrative discounted cash flow analysis, PJSC utilized a range of terminal values multiples from 6.0x to 9.0x, applied to our estimated EBITDA for the fiscal year ending September 30, 2021. PJSC derived these terminal values from historical trading valuation multiples for the Company and the trading valuation multiples developed by PJSC in its selected companies analysis. The cash flows and terminal values were then discounted to present value as of March 31, 2017 using various discount rates ranging from 11.0% to 13.0%, which range was selected based on PJSC's professional judgment and after taking into consideration, among other things, an estimate of the weighted average cost of capital of the Company and certain other companies deemed comparable to the Company by PJSC in its professional judgment.

        Based on the foregoing, this analysis yielded a range of net present values from $37.27 to $57.59 per share, as compared to the $41.80 per share merger consideration to be received by holders of shares of common stock in connection with the merger.

Other

        PJSC reviewed the historical closing trading prices for our common stock for the one-year period ended May 19, 2017, immediately prior to the announcement of the merger agreement. PJSC noted that this review of historical share trading is not a valuation methodology but was presented for informational purposes.

Data	Closing Share Price
52-Week Low	$22.12
52-Week High	$36.15

Miscellaneous

        In arriving at PJSC's opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. In addition, PJSC may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be PJSC's view of our actual value. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC's opinion.

        In performing its analyses, PJSC relied on numerous assumptions made by the management of the Company and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC's analysis of the fairness from a financial point of view of the consideration proposed to be received by the holders of shares of common stock in connection with the merger and were provided to the Board and the special committee in connection with the delivery of PJSC's opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither of the Company nor PJSC, nor any other person, can guarantee that future results or actual values of the Company will not differ materially from those indicated in PJSC's analyses. With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected comparable public companies and precedent transactions on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to the Company or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which the Company and the merger were being compared.

        The per share merger consideration was determined through negotiations between the Company and Parent, and was approved by the Board. PJSC did not recommend any specific consideration to the special committee or the Board or that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Board. As described above, PJSC's opinion and analyses were only one of many factors considered by the special committee and the Board in their evaluation of the merger and should not be viewed as determinative of the views of the special committee, the Board or the Company's management with respect to the merger or per share merger consideration. The issuance of PJSC's opinion was authorized by PJSC's fairness opinion committee.

        In the past PJSC or its affiliates have provided, currently are providing, and in the future may provide, investment banking and other financial services to the Company, and certain of the Company's and Parent's respective affiliates, and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as financial advisor to the Company, and certain of the Company's and Parent's respective affiliates in connection with certain mergers and acquisitions transactions. During the two years ended March 1, 2017, PJSC received or derived, directly or indirectly, $240,000 in the aggregate for its strategic advisory services from the Company. During the two years preceding the date of PJSC's written opinion, PJSC had not been engaged by or received any compensation from the Parent or any of its affiliates.

        Under the terms of PJSC's engagement letter, dated January 30, 2017, the Company has agreed to pay PJSC for its services in connection with the merger an aggregate fee of approximately $6.2 million, approximately $1.6 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon the completion of the merger. PJSC's fee is subject to reduction by 50% of any amounts paid since September 1, 2010 by the Company to PJSC pursuant to the letter agreement between the Company and PJSC dated August 31, 2010. The amount of the reduction pursuant to the foregoing sentence is approximately $405,000. If the merger agreement is terminated and the Company receives the Parent termination fee, the Company will pay PJSC, in addition to the amount which became payable upon delivery of PJSC's opinion, an advisory fee equal to 20% of the excess (if any) of the fee less the Company's out-of-pocket expenses related to the transaction. The Company also has agreed to reimburse PJSC for certain reasonable and out-of-pocket expenses incurred in connection with PJSC's engagement, and to indemnify PJSC and its affiliates, counsel and other professional advisors, and the respective directors, officers, members, partners, controlling persons, agents and employees of each of the foregoing against specified liabilities.

        Based upon and subject to the foregoing analysis and qualifications, PJSC concluded that the $41.80 per share merger consideration to be received by holders of common stock (other than Parent and its affiliates) was fair, from a financial point of view, to such holders.

Financial Forecasts

        The Company does not, as a matter of course, publicly disclose detailed financial forecasts. However, in connection with the negotiation of the proposed merger and the other transactions contemplated by the merger agreement, the Company prepared certain non-public unaudited financial forecasts regarding the Company's projected future operations for the remainder of its 2017 fiscal year through the end of the 2021 fiscal year, which were furnished to the special committee, the Board and HGGC and to PJSC for its use and reliance in connection with its financial analyses and opinion. We refer to these unaudited financial forecasts as the "Financial Forecasts." A summary of the Financial Forecasts is included below to provide stockholders access to certain of such non-public unaudited financial forecasts.

        These Financial Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States ("GAAP").

        While the Financial Forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risk and uncertainties described under "Cautionary Statement Regarding Forward-Looking Statements," all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of HGGC and the surviving corporation. The Company's stockholders are urged to review the Company's SEC filings for a description of risk factors with respect to the Company's business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is completed. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Company, HGGC, their respective boards of directors (or committees thereof) or their respective financial advisors considered, or now considers, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. The Financial Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger or the failure of the merger to occur.

        The Financial Forecasts include certain non-GAAP financial measures, including EBITDA and unlevered free cash flow (in each case, as defined below). The Company's management included forecasts of EBITDA in the Financial Forecasts because the Company's management believes EBITDA provides useful information because it is commonly used by investors to assess financial performance and operating results of ongoing business operations, and because the Company's management also believes that EBITDA could be useful in evaluating the business, potential operating performance and cash flow of the Company. The Company's management included forecasts of unlevered free cash flow in the Financial Forecasts because the Company's management believes that unlevered free cash flow could be useful in evaluating the future cash flows generated by the Company without including in such calculation any debt servicing costs. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this proxy statement may not be comparable to similarly titled amounts used by the Company, HGGC or other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by and are the responsibility of the Company's management. The prospective financial information contained in these financial forecasts was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in the Company's SEC filing incorporated by reference in this proxy statement relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

        By including in this proxy statement the Financial Forecasts below, neither the Company nor HGGC nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Further, the inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that this information is material. The Financial Forecasts summarized in this section reflected the estimates and judgments available to the Company's management at the time they were prepared and have not been updated to reflect any changes since the dates the financial forecasts were prepared. None of the Company, HGGC nor, after completion of the merger, the surviving corporation undertakes any obligation, except as required by law, to update or otherwise revise the Financial Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The summary of the Financial Forecasts is not included in this proxy statement to induce any stockholder to vote in favor of the adoption of the merger agreement, including whether or not to seek appraisal rights with respect to shares of common stock held by Company stockholders, or any other proposals to be voted on at the special meeting, but because the Financial Forecasts were made available to the Board and PJSC.

        The special committee, the Board and PJSC were provided with a set of non-public, unaudited financial forecasts prepared by the Company's management with respect to the Company's business, as a stand-alone company and giving effect to the completion of the Zhou acquisition on April 6, 2017, for the last six months of the fiscal year ending September 30, 2017 and for the full fiscal years ended September 30, 2018, 2019, 2020 and 2021. The Financial Forecasts were prepared by the Company's management in good faith based on the Company's management's reasonable best estimates and assumptions with respect to the Company's future financial performance at the time such forecasts were prepared and speak only as of that time.

        The following table sets forth a summary of the Financial Forecasts:

	Six Months Ending Sept 30,	Fiscal Year Ending Sept. 30,
	2017E	2018E	2019E	2020E	2021E
	(Dollars in millions)
Net Sales	$135.7	$297.3	$332.5	$369.6	$408.2
EBITDA(1)	$24.4	$63.3	$71.2	$78.7	$86.5
Unlevered Free Cash Flow(2)	$11.8	$24.7	$34.6	$35.8	$40.7

(1)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Financial Forecasts, unlevered free cash flow, as presented above, is defined as EBITDA, less taxes, less capital expenditures, less acquisition expense, less (increase) decrease in net working capital and, only with respect to the six months ending September 30, 2017, plus other non-cash charges incurred in connection with the Zhou acquisition.

        Reconciliations of non-GAAP financial measures used in the Financial Forecasts to the most directly comparable GAAP measures are provided below:

	Six Months Ending Sept 30,	Fiscal Year Ending Sept. 30,
	2017E	2018E	2019E	2020E	2021E
	(Dollars in millions)
Net Income	$10.1	$30.0	$36.1	$42.0	$47.7
Income Tax Expense	5.5	16.2	19.4	22.6	25.7
Interest Expense, Net	0.8	1.5	0.9	0.4	0.4
Depreciation & Amortization	8.0	15.7	14.9	13.7	12.7

EBITDA	$24.4	$63.3	$71.2	$78.7	$86.5

Operating Income	$16.5	$47.6	$56.3	$65.0	$73.8
Implied Income Tax Expense @ 35%	(5.8)	(16.7)	(19.7)	(22.8)	(25.8)
Depreciation & Amortization	8.0	15.7	14.9	13.7	12.7
Capital Expenditures	(7.7)	(11.6)	(7.5)	(7.2)	(7.1)
Acquisition Expenses	(4.0)	(10.0)	(10.0)	(10.0)	(10.0)
(Increase)/Decrease in Net Working Capital	3.2	(0.3)	0.6	(2.9)	(2.9)
Other One-Time Non-Cash Charges(1)	1.6	—	—	—	—

Unlevered Free Cash Flow	$11.8	$24.7	$34.6	$35.8	$40.7

(1)
Includes one-time non-cash inventory write-up in connection with the Zhou acquisition.

Certain Effects of the Merger

        If the merger proposal is approved and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

        Following the merger, all of the common stock will be beneficially owned by Parent and none of the Company's current stockholders will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the merger. As a result, the Company's current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of common stock. Following the merger, Parent will benefit from any increase in the Company's value and also will bear the risk of any decrease in the Company's value.

        At the effective time of the merger, and without any action by any stockholder, each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which the holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $41.80, without interest, which is referred to as the "per share price." Please see the section of this proxy statement titled "The Merger Agreement—Consideration to be Received in the Merger."

        At the effective time of the merger, each PSU that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive from Parent or the surviving corporation an amount in cash, without interest, equal in value to the per share price multiplied by the aggregate number of shares of common stock subject to such PSU (assuming the maximum level of performance achievable under the terms of the PSUs, which is 210%). This amount in cash is referred to as the "PSU cash payment." The PSU cash payment is payable in two installments through the surviving corporation's payroll system as follows: (i) subject to the holder's continued employment through the effective time of the merger, an initial amount will become payable at the effective time of the merger, equal to the greater of (A) 50% of the PSU cash payment and (B) the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the per share price and (ii) the remaining amount of the PSU cash payment shall become payable on the earlier of (I) the one-year anniversary of the effective time of the merger, subject to the continued employment of such holder and (II) the termination of such holder's employment (A) by the Company without cause (and other than due to death or disability) or (B) by such holder for good reason. Please see the section of this proxy statement titled "The Merger Agreement—Treatment of Equity Awards."

        The common stock is currently registered under the Exchange Act and trades on NASDAQ under the ticker symbol "NUTR." Following the consummation of the merger, shares of common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the common stock. Termination of registration of the common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company's stockholders and the SEC, and will make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger Is Not Completed

        If the merger proposal is not approved by the Company's stockholders, or if the merger is not completed for any other reason, the Company's stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the common stock will continue to be listed and traded on NASDAQ, the common stock will continue to be registered under the Exchange Act and the Company's stockholders will continue to own their shares of the common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of common stock.

        If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock, including the risk that the market price of common stock may decline to the extent that the current market price of the Company's stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the merger agreement, under certain circumstances, the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company termination fee. Please see the section of this proxy statement titled "The Merger Agreement—Termination."

        Under certain circumstances, if the merger is not completed, Parent may be obligated to pay to the Company the Parent termination fee. Please see the section of this proxy statement titled "The Merger Agreement—Termination Fees and Expenses."

Financing of the Merger

        The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

        We anticipate that the total amount of funds necessary at closing to complete the merger and the related transactions will be approximately $461 million. This amount includes the funds needed to: (i) make the payment of all amounts payable to holders of common stock and PSUs in connection with or as a result of the merger; (ii) repay or discharge (after giving effect to the merger) all outstanding indebtedness of the Company required to be repaid at the effective time of the merger under the merger agreement; and (iii) pay all fees and expenses required to be paid at the closing by Parent or Merger Sub under the merger agreement.

        In connection with the merger, Parent and HGGC Fund III, L.P., a Cayman Islands exempted limited partnership and an affiliate of HGGC, entered into the equity commitment letter, dated May 21, 2017, pursuant to which HGGC Fund III, L.P. has committed to provide Parent, on the terms and subject to the conditions set forth in the equity commitment letter, immediately prior to the closing of the merger, an equity contribution of an aggregate amount of $455.7 million. We refer to this equity contribution in this proxy statement as the "equity financing."

        In the merger agreement, Parent and Merger Sub have represented and warranted to the Company that the net proceeds of the equity financing, when funded in accordance with the equity commitment letter, together with available cash of the Company and its subsidiaries at the closing of the merger, will be, in the aggregate, sufficient to fund the amounts referred to in the second paragraph above. The Company is a third party beneficiary to the equity commitment letter.

Limited Guaranty

        To induce the Company to enter into the merger agreement, HGGC Fund III, L.P., a Cayman Islands exempted limited partnership and an affiliate of HGGC, has executed the limited guaranty, dated as of May 21, 2017, in favor of the Company. Under the limited guaranty, subject to the limitations described therein, HGGC Fund III, L.P. has absolutely, irrevocably and unconditionally guaranteed to the Company the due and punctual observance, performance, payment and discharge by Parent to the Company of (a) all of the liabilities and obligations of Parent or Merger Sub under the merger agreement, when required to be paid by Parent or Merger Sub, including the Parent termination fee, among other things, and (b) all costs and expenses (including attorneys' fees and expenses) reasonably incurred by the Company in connection with the enforcement of the limited guaranty that results in a judgment against Parent, Merger Sub or HGGC Fund III, L.P., subject to maximum amount equal to the sum of $24.0 million plus the amount of Parent's reimbursement and indemnification obligations to the Company in connection with the Company's financing cooperation covenants under the merger agreement plus any amount referred to in the immediately preceding clause (b) regarding the Company's enforcement expenses. This maximum amount is referred to as the "Parent liability limitation." In addition, HGGC Fund III, L.P. has agreed in the limited guaranty to be bound by and comply (and cause its affiliates to comply) with Parent's obligations under the merger agreement to obtain antitrust approvals to the extent such obligations are applicable to Parent's affiliates.

        The limited guaranty terminates upon the earliest of (a) the effective time of the merger, (b) the termination of the merger agreement by mutual written consent of Parent and the Company, (c) the termination of the merger agreement by the Company in certain circumstances to accept a superior proposal, (d) the payment by HGGC Fund III, L.P., Parent or Merger Sub in full of an amount of the guaranteed obligations equal to the Parent liability limitation, (e) 120 days after the valid termination of the merger agreement in accordance with its terms (other than as specified in the preceding clauses (b) or (c)) if no claim is brought under the limited guaranty alleging any of the guaranteed obligations are due and owing and (f) the assertion by the Company or any of its affiliates acting on its behalf of any claim against HGGC Fund III, L.P. other than as permitted under the limited guaranty.

        The Company is a party to the limited guaranty.

Voting Agreement

        In connection with the merger agreement, Parent, Merger Sub, Frank W. Gay II, the Company's Chairman and Chief Executive Officer, and Jeffrey A. Hinrichs, a member of the Board and the Company's Chief Operating Officer, entered into a Voting and Support Agreement, dated as of May 21, 2017, which, as it may be amended, supplemented or otherwise modified from time to time, is referred to in this proxy statement as the "voting agreement." As of the date of this proxy statement, Mr. Gay owns approximately 7.9% of our outstanding shares of common stock, and Mr. Hinrichs owns approximately 2.5% of our outstanding shares of common stock.

Voting Provisions

        Under the voting agreement, each of Messrs. Gay and Hinrichs agreed, during the term of the voting agreement, to vote his shares of common stock (i) in favor of the merger proposal and the nonbinding compensation proposal and/or (ii) against (A) any action or agreement which could reasonably be expected to result in any of the Company's closing conditions under the merger agreement not being fulfilled and (B) any acquisition proposal other than an offer or proposal by Parent or Merger Sub. Among other events, the voting agreement will terminate if the Board (or a committee thereof) changes its recommendation in favor of the adoption of the merger agreement or if the merger agreement is terminated pursuant to and in accordance with its terms.

Restrictions on Transfer

        Pursuant to the voting agreement, absent the prior written consent of Parent, Messrs. Gay and Hinrichs have agreed that until the termination of the voting agreement, they will not, directly or indirectly: (a) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance on or enter into any agreement with respect to any of the foregoing ("transfer"), any of their shares of common stock; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to their shares of common stock with respect to any matter that is in contravention of the voting agreement; or (d) deposit any of their shares of common stock into a voting trust or enter into a voting agreement or arrangement with respect to their shares of common stock that is in contravention of the voting agreement. Pursuant to the voting agreement, a party may make a transfer to certain permitted transferees, but only if such permitted transferee agrees in writing to be bound by the terms of the voting agreement as if the transferee were a party thereto before such transfer occurs.

Termination

        The voting agreement terminates automatically upon the earliest to occur of: (1) the termination of the merger agreement; (2) the effective time of the merger; (3) any change to the terms of the merger without the prior written consent of either Messrs. Gay or Hinrichs that results in a decrease to the per share price or an adverse effect on Messrs. Gay or Hinrichs relative to other Company stockholders; or (4) the mutual written consent of Parent and each of Messrs. Gay and Hinrichs.

Interests of the Company's Directors and Executive Officers in the Merger

        Details of the beneficial ownership of the Company's directors and executive officers of common stock are set out in the section of this proxy statement titled "Security Ownership of Certain Beneficial Owners and Management." In addition to their interests in the merger as stockholders, the Company's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board and special committee were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company and its stockholders, and in recommending that the holders of common stock vote for the adoption of the merger agreement. These interests include:

  •
  each PSU upon the effective time of the merger will be canceled and converted into the right to receive the PSU cash payment to be paid at times and subject to the conditions set forth in the merger agreement (as described below in "—Treatment of Equity and Equity-Based Awards");

  •
  certain of the Company's executive officers are party to a change of control agreement with the Company that provides (i) severance in the case of a qualifying termination of employment in connection with or within one year following a change of control, which will include completion of the merger and (ii) in the case of the two executive officers who do not hold any PSUs, a cash payment equal to the amount that such individuals would have received had they actually held 5,000 PSUs immediately prior to the effective time of the merger; and

  •
  the Company's directors and executive officers are entitled to continued indemnification and insurance coverage following the merger under the merger agreement. Please see the section below entitled "—Director and Officer Indemnification" and the section of this proxy statement titled "The Merger Agreement—Indemnification of Directors and Officers and Insurance."

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  the relevant price per share of the common stock is $41.80, which equals the per share price;

  •
  each executive officer's employment is terminated by the Company without "cause" or by the executive officer for "good reason" (as applicable, and as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time of the merger;

  •
  each executive officer holds the outstanding equity awards that were held by each executive officer as of July 11, 2017, the latest practicable date before the filing of this proxy statement; and

  •
  the amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of July 11, 2017.

        The Company's executive officers for purposes of the discussion below are: Frank W. Gay II, Director, Chairman of the Board and Chief Executive Officer; Bruce R. Hough, Group President, Manufacturing; Jeffrey A. Hinrichs, Director, Executive Vice President, Chief Operating Officer and Secretary; Gary M. Hume, Executive Vice President; Stanley E. Soper, Senior Vice President and Chief Legal Officer; Cory J. McQueen, Vice President and Chief Financial Officer; Sergio Diaz Gonzalez, Senior Vice President, Global Initiatives; David E. Bunch, Senior Vice President, Retail Initiatives; Christopher B. Neuberger, Vice President, Marketing; Daren P. Peterson, Senior Vice President, Material Management; Jason D. Jones, Vice President, Sales; Matthew A. Vance, Vice President and Chief Technology Officer; and Andrew W. Seelos, Vice President, Finance and Treasurer.

Treatment of Equity and Equity-Based Awards

        For information regarding beneficial ownership of common stock, other than the equity and equity-based awards described below, by each of the Company's directors and named executive officers and beneficial ownership of common stock by all of such directors and executive officers as a group, please see the section titled "Security Ownership of Certain Beneficial Owners and Management." Each of the Company's directors and executive officers will be entitled to receive, for each share of common stock he or she holds, the same per share price in cash in the same manner as other holders of common stock.

Treatment of PSUs

        The merger agreement provides that each PSU that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive from Parent or the surviving corporation an amount in cash, without interest, equal in value to the per share price multiplied by the aggregate number of shares of common stock subject to such PSU (assuming the maximum level of performance achievable under the terms of the PSUs, which is 210%). This amount in cash is referred to as the "PSU cash payment." The PSU cash payment is payable in two installments through the surviving corporation's payroll system as follows: (i) subject to the holder's continued employment through the effective time of the merger, an initial amount will become payable at the effective time of the merger equal to the greater of (A) 50% of the PSU cash payment and (B) the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the per share price; and (ii) the remaining amount of the PSU cash payment shall become payable on the earlier of (I) the one-year anniversary of the effective time of the merger, subject to the continued employment of such executive officer and (II) the termination of such executive officer's employment (A) by the Company without cause (and other than due to death or disability) or (B) by such executive officer for good reason. Any proceeds received with respect to the PSUs in connection with the transaction will be reduced by all required withholding taxes.

        The table below shows the number of PSUs held by the Company's named executive officers and other executive officers as a group as of July 11, 2017 and the consideration, in cash, they can expect to receive for the PSUs, assuming continued employment through both (1) the assumed merger closing date and (2) the one year anniversary of such assumed merger closing date (or a termination by the Company without cause or a resignation by the executive officer for good reason prior to such one year anniversary).

 Cash Payments to Executive Officers in Respect of PSUs

Named Executive Officer	No. of PSUs(1)		Consideration ($)(2)
Frank W. Gay II	42,000		1,755,600
Cory J. McQueen	12,600		526,680
Jeffery A. Hinrichs	16,800		702,240
Stanley E. Soper	14,700		614,460
Christopher Neuberger	16,800		702,240
Other Executive Officers as a group	128,100	(3)	5,354,580	(3)

(1)
The number of PSUs shown equals the maximum number of PSUs that could be earned by the executive officer. As of June 19, 2017, the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the per share price would equal the following: (a) for Mr. Gay, approximately $469,623, (b) for Mr. McQueen, approximately $140,887, (c) for Mr. Hinrichs, approximately $187,849, (d) for Mr. Soper, approximately $164,368 and (e) for Mr. Neuberger, approximately $187,849.

(2)
The value of PSUs shown in the table is based on the per share price.

(3)
This includes the number of PSUs and the consideration in respect of the assumed 5,000 PSUs to Andrew Seelos and Gary Hume, neither of whom holds any PSUs.

Severance Entitlements

        Each of the Company's executive officers except Mr. Bunch is a party to an individual change in control severance agreement (each, a "change in control agreement") that provides for certain severance payments to be payable in the event of certain terminations of employment following or in connection with a change in control of the Company. The merger will constitute a change of control of the Company for purposes of the change in control agreements. In the event of a qualifying termination, an executive officer will be entitled to receive an amount equal to one (1) times the executive officer's annual base salary (as in effect at the time of termination of employment or if applicable, preceding any reduction that constitutes grounds for the executive officer's resignation for good reason) payable in a lump sum as soon as practicable but in no event later than the second payroll date following the delivery by such executive officer of an effective and irrevocable release.

        If any amounts or benefits to be paid or provided under the change in control agreement or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would subject the executive officer to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto), such payments and benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payments or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that (except for Mr. Diaz Gonzalez) such a reduction will be made only if, by reason of such reduction, the executive officer's net after-tax benefit exceeds the net after-tax benefit such executive officer would realize if such reduction were not made. To the extent that the parties agree that any of the amounts are not parachute payments, such amounts will not be reduced. Prior to the closing of the merger, Mr. Bunch may enter into a change in control agreement, the terms of which are expected to be substantially similar to the agreement for Mr. Diaz Gonzalez.

        As a condition of receiving the severance benefits under the change in control agreements, the executive officers must execute a release of claims and agrees to execute and deliver, and be bound by, the covenants and obligations set forth in a restrictive covenant agreement, including restrictions on competition and solicitation of employees for one year following termination of employment.

        Assuming each executive officer experiences a qualifying termination as of July 11, 2017, the estimated aggregate cash severance that such executive officers would be entitled to receive is reflected in the table below.

Named Executive Officer	Cash Severance ($)
Frank W. Gay II	580,000
Cory J. McQueen	320,000
Jeffery A. Hinrichs	362,000
Stanley E. Soper	334,000
Christopher Neuberger	286,000
Other Executive Officers as a group	1,937,000

        For purposes of the change in control agreements, a "qualifying termination" generally means, during the period beginning on a change of control date and ending one year after the change of control date: (a) the termination of the executive officer's employment by the Company without "cause" (as defined below); or (b) resignation by the executive officer for "good reason" (as defined below).

        For purposes of the change in control agreements, "good reason" means: without the executive officer's prior consent, (i) a material reduction in his titles, duties and responsibilities from those in effect immediately prior to the change in control, (ii) a material reduction in the executive officer's annual base salary or potential annual bonus opportunity, or (iii) the executive officer's being required to work solely or substantially at a location that is more than 35 miles from the Company's primary office at which he is assigned to work as of the date of the change in control, and which increases the executive officer's one-way commute; provided, however, that none of the events described in the foregoing clauses shall constitute good reason unless (x) the executive officer has notified the Company in writing of the occurrence of such event(s) giving rise to good reason within 30 days of the first occurrence thereof, (y) the Company did not cure such event(s) within 30 days after receipt of such written notice, and (z) the executive officer delivers a resignation letter to the Company during the thirty (30) days following such 30-day cure period.

        For purposes of the change in control agreements, "cause" means: (A) the executive officer has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, and such failure has resulted in, or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an affiliate, (B) the executive officer has engaged in conduct harmful (whether financially, reputationally or otherwise) to the Company or an affiliate (C) the executive officer having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (D) the willful misconduct or gross neglect of the executive officer that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an affiliate, (E) the willful violation by the executive officer of the written policies of the Company or any of its affiliates, that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an affiliate; (F) the executive officer's fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company (other than good faith expense account disputes); (G) the executive officer's act of personal dishonesty which involves personal profit in connection with the executive officer's employment or service with the Company or an affiliate, or (H) the willful breach by the executive officer of fiduciary duty owed to the Company or an affiliate; provided, however, that the executive officer shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clause (A) hereof, to the extent capable of cure during such 10-day period.

New Management Arrangements

        As of the date of this proxy statement, none of the Company, Parent or Merger Sub has entered into any employment agreements with the Company's executive officers solely in connection with the merger. Prior to or following the closing of the merger, however, certain executive officers of the Company may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Continuing Employee Benefits

        The merger agreement provides that, for a period of not less than one year after the effective time of the merger (which is referred to as the "continuation period"), Parent will cause the surviving corporation and its subsidiaries to maintain compensation and employee benefits (other than equity-based benefits) for each continuing employee at compensation and benefit levels that are substantially comparable in the aggregate to those in effect immediately prior to the effective time of the merger. In addition, for at least the duration of the continuation period, base compensation and target incentive compensation opportunity (each as in effect on the date of the merger agreement) will not be decreased for any continuing employee employed during the continuation period. Parent also has agreed to cause the surviving corporation and its subsidiaries, until the later of the continuation period or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the effective time of the merger, to provide certain continuing employees who suffer a termination of employment under circumstances that would have given the continuing employee a right to severance payments and benefits under a severance policy or individual employment, severance or separation agreement or other arrangement (which are referred to as the "Company severance plans") in effect immediately prior to the effective time of the merger (but only to the extent such Company severance plans have been specifically listed in the Company's confidential disclosure letter) with severance payments and benefits no less favorable than those that would have been provided to such continuing employee under the applicable terms of the Company severance plan.

        In addition, Parent has agreed to cause the surviving corporation and its subsidiaries to pay bonuses to continuing employees in respect of fiscal year 2017 (which are referred to as the "2017 bonuses") (i) to continuing employees that are eligible for such bonus payments and (ii) in an amount determined by the Company's board of directors (or a committee thereof) in good faith and in the ordinary course of business based on actual achievement of applicable performance goals, subject to a maximum cap on the aggregate amount of all 2017 bonuses set forth in the Company's confidential disclosure letter. The 2017 bonuses will be paid by the Company or the surviving corporation, as applicable, at the time or times that the 2017 bonuses would normally be paid by the Company in the ordinary course of business (including subject to any continuing employment conditions).

        The foregoing summary is qualified in its entirety by reference to the merger agreement, which is filed as Annex A hereto and is incorporated herein by reference.

Director and Officer Indemnification

        Pursuant to the terms of the merger agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement titled "The Merger Agreement—Indemnification of Directors and Officers and Insurance."

Quantification of Payments and Benefits

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company's named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to the named executive officer solely as a result of the consummation of the merger (i.e., on a "single-trigger" basis) or are conditioned on a qualifying termination of employment following, or prior to and in connection with, the merger (i.e., on a "double-trigger" basis). The holders of common stock are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on the Company, Parent or Merger Sub. Accordingly, if the proposal to adopt the merger agreement is approved by the holders of common stock and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below and above under "—Interests of the Company's Directors and Executive Officers in the Merger."

        The potential payments in the table below are based on the following assumptions:

  •
  the relevant price per share of common stock is $41.80, which equals the per share price;

  •
  the effective time of the merger is July 11, 2017, which is the assumed date of the effectiveness of the merger solely for purposes of this golden parachute compensation disclosure;

  •
  each named executive officer's employment is terminated by the Company without "cause" or by the executive officer for "good reason", in each case immediately following the assumed effective time of the merger on July 11, 2017 (in either case, referred to as a "qualifying termination");

  •
  each named executive officer holds the outstanding equity awards that were held by each named executive officer as of July 11, 2017, the latest practicable date before the filing of this proxy statement; and

  •
  the amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of July 11, 2017.

        The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

        The following table, footnotes and discussion describe single- and double-trigger benefits for the named executive officers.

Potential Payments to Named Executive Officers

Named Executive Officer	Cash Severance ($)(1)	Equity ($)(2)	Total ($)
Frank W. Gay II	580,000	1,755,600	2,335,600
Cory J. McQueen	320,000	526,680	846,680
Jeffery A. Hinrichs	362,000	702,240	1,064,240
Stanley E. Soper	334,000	614,460	948,460
Christopher Neuberger	286,000	702,240	988,240

(1)
These amounts represent one year of the named executive officer's current annual base salary. As described above in "—Interests of the Company's Directors and Executive Officers in the Merger,"

  these payments are "double-trigger," as they will only be payable in the event of a "qualifying termination" during the period beginning on the effective time of the merger and ending 12 months after such date. The cash severance is payable in a single lump sum as soon as practicable but in no event later than the record payroll date following the delivery of an effective and irrevocable release of claims by the named executive officer. These payments are based on the executive officers' base salary levels in effect as of July 11, 2017. Accordingly, if actual base salary levels change, actual payments may be greater than those provided for above. As a condition of receiving the severance benefits under the change in control agreements, the named executive officers must execute a release of claims and agrees to execute and deliver, and be bound by, the covenants and obligations set forth in a restrictive covenant agreement, including restrictions on competition and solicitation of employees for one year following termination of employment.

(2)
As described in the section entitled "Equity Award Acceleration," these amounts represent the aggregate amount payable pursuant to the merger agreement to each named executive officer in respect of PSUs held as of July 11, 2017 (assuming that the performance factor as of the effective time of the merger is equal to 210%). PSUs are valued based on the merger consideration of $41.80 per share. A portion of each of these payments is "single-trigger" because it will become payable solely by reason of the consummation of the merger. This portion will be payable at the effective time of the merger, and is equal to the greater of (A) 50% of the amount included in the table above and (B) the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice for such PSU multiplied by the per share price. The remaining portion would be payable on the one year anniversary of the effective date of the merger, subject to continued employment as of such one year anniversary (or, if earlier, on the date of termination of employment by the Company without cause or resignation by the executive officer for good reason, in which case, it would be a "double-trigger" payment). As of June 19, 2017, the amount that would otherwise vest pursuant to the applicable grant notice for such PSUs multiplied by the per share price would equal the following: (a) for Mr. Gay, approximately $469,623, (b) for Mr. McQueen, approximately $140,887, (c) for Mr. Hinrichs, approximately $187,849, (d) for Mr. Soper, approximately $164,368 and (e) for Mr. Neuberger, approximately $187,849.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion summarizes certain material U.S. federal income tax consequences of the merger to holders of common stock who receive cash in exchange for shares of common stock pursuant to the merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service ("IRS"), with respect to the statements made and the conclusions reached in the following summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger.

        This discussion assumes that holders of common stock hold their shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of such holder's particular circumstances, nor does it discuss the special considerations applicable to holders of common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities and their partners or members, S corporations, tax-exempt organizations, governmental organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States, holders subject to the alternative minimum tax, holders who acquired their common stock through the exercise of Company stock options or otherwise as compensation, holders who hold their common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, real estate investment trusts, regulated investment companies, holders deemed to sell their shares of common stock under the constructive sale provisions of the Code, persons who own an equity interest, actively or constructively, in Parent or the surviving corporation, holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL, and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company's stock (by vote or value). This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partnership holding common stock or a partner of a partnership holding common stock, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you.

        This discussion is for informational purposes only and is not tax advice. Holders of common stock are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as any tax consequences of the merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of common stock that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        A "non-U.S. holder" is a beneficial owner (other than a partnership) of common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

U.S. Holders

        The receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. A U.S. holder's adjusted tax basis in a share of common stock will generally be equal to the amount the U.S. holder paid for such share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

        A surtax of up to 3.8% applies to so-called "net investment income" of certain U.S. citizens and residents, and to undistributed "net investment income" of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of common stock pursuant to the merger. U.S. holders are urged to consult their own tax advisors regarding the applicability of this tax on gain recognized pursuant to the merger.

        A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or completes and returns to the paying agent a properly executed IRS Form W-9 certifying that such holder is a U.S. person, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner and other requirements are satisfied. Certain holders (including corporations) are not subject to backup withholding or information reporting rules. U.S. holders are urged to consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In general, cash payments received in connection with the exchange of common stock pursuant to the merger may be reported to the IRS.

Non-U.S. Holders

        Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or tax at such lower rate as may be specified under an applicable income tax treaty) on the non-U.S. holder's net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

  •
  the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder's holding period in the common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding common stock at any time during the applicable period, in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as described in the first bullet point above, except that the branch profits tax will not apply. Although there can be no assurances in this regard, the Company does not believe that it is or was a "United States real property holding corporation" for U.S. federal income tax purposes during the applicable five-year period.

        A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder's non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or otherwise establishes an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS and other applicable requirements are satisfied. In general, cash payments received in connection with the exchange of common stock pursuant to the merger may be reported to the IRS.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. This summary is for general information purposes only and is not tax advice. Because individual circumstances may differ, each holder is urged to consult its own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the merger in light of such holder's particular circumstances, including the tax consequences arising under the U.S. federal estate or gift tax rules, or through the application of any state, local or foreign tax laws.

Dividends

        On March 3, 2017, our Board declared a quarterly cash dividend on our common stock of $0.125 per share, which was paid on April 5, 2017 to stockholders of record on March 20, 2017.

        On December 1, 2016, our Board declared a quarterly cash dividend on our common stock of $0.125 per share, which was paid on January 5, 2017 to stockholders of record on December 20, 2016.

        In December 2012, our Board declared a special cash dividend of $1.00 per share for all shares of common stock. This special cash dividend totaled $9.8 million and was paid on December 28, 2012 to stockholders of record on December 21, 2012.

        Under the terms of the merger agreement, the Company is prohibited from declaring, setting a record date for, setting aside for payment or paying any dividends on, or making any other distributions in respect of, its capital stock.

Regulatory Approvals Required for the Merger

        The consummation of the merger is subject to review under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated until notifications have been filed and certain information has been furnished to the FTC and the DOJ and specified waiting periods have expired or have been terminated. The Company and Parent filed the requisite notification forms under the HSR Act with the DOJ and the FTC on May 26, 2017. On June 7, 2017, the FTC granted early termination, effective immediately, of the applicable waiting period under the HSR Act. Both before and after the expiration or early termination of the waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.

        In addition, the merger may be reviewed by the state attorneys general in the various states in which Parent and the Company operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or seek to prohibit the merger under the circumstances and based on the standards set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger. As of the date of this document, neither Parent nor the Company has been notified by any state attorney general indicating any plan to review the merger.

        There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Parent's or the Company's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        Parent and the Company believe that the merger does not raise substantial antitrust or other significant regulatory concerns. Although Parent and the Company believe that all required regulatory approvals necessary to complete the transactions contemplated by the merger agreement can be obtained, Parent and the Company cannot be certain when or if these approvals will be obtained. The parties' obligation to complete the merger is conditioned on the receipt or waiver of all the necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement.

        It is presently contemplated that if any governmental approvals or actions are deemed by Parent or the Company to be necessary or appropriate, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

        The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve objections under any antitrust laws. Among other things, Parent and Merger Sub have agreed unconditionally and without qualification to divest any assets, terminate any relationships, change any operations and agree to any restrictions on the activities of Parent, Merger Sub or the Company, and to contest, defend and appeal any legal proceedings, to avoid entry of or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the merger and other transactions contemplated by the merger agreement before November 21, 2017. For more information regarding these covenants, see the section of this proxy statement titled "The Merger Agreement—Reasonable Best Efforts; Antitrust Filings."

Delisting and Deregistration of the Common Stock

        If the merger is completed, the shares of common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and shares of common stock will no longer be publicly traded.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section titled "Where You Can Find Additional Information."

        The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Merger Sub, and allocates risks between the parties, with respect to the merger.

        The representations and warranties of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub, and the representations and warranties of Parent and Merger Sub have been made solely for the benefit of the Company. In addition, such representations and warranties (a) have been made only for purposes of the merger agreement, (b) have been qualified by certain documents filed with, or furnished to, the SEC by the Company prior to the date of the merger agreement, (c) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the merger agreement, (d) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (f) have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the merger agreement is included with this proxy statement only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding the Company or Parent or their respective subsidiaries or businesses. Investors should not rely on the representations and warranties or any descriptions thereof as characterization of the actual state of facts or condition of the Company or Parent or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

        The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section titled "Where You Can Find Additional Information."

The Merger

        Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the merger as a wholly owned subsidiary of Parent.

Closing and Effective Time of the Merger

        The closing of the merger will occur at (i) 9:00 a.m., Pacific time, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second business day after the satisfaction or waiver (to the extent permitted under the merger agreement) of all of the conditions described in the section below titled "—Conditions to the Merger" (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waivers (to the extent permitted under the merger agreement) of those conditions) or (ii) such other date or time agreed to in writing by Parent, Merger Sub and the Company, provided that, without Parent's written consent, the closing shall not occur prior to the 18th business day following the "No-Shop Period Start Date," which is defined in the merger agreement as July 20, 2017.

        The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time stated in the certificate of merger and agreed to by the parties. The time that the merger becomes effective is referred to as the "effective time" of the merger.

Certificate of Incorporation and Bylaws; Directors and Officers

        At the effective time of the merger, the Company's certificate of incorporation will be amended and restated to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that all references in the certificate of incorporation of Merger Sub to its name, date of incorporation, registered office and registered agent will instead refer to the Company's name, date of incorporation, registered office and registered agent, and any references in Merger Sub's certificate of incorporation to its incorporator, initial board or directors or original subscribers for shares will be omitted. The merger agreement also provides that the parties will take all necessary action so that the bylaws of Merger Sub in effect immediately prior to the effective time of the merger become the bylaws of the surviving corporation.

        Under the merger agreement, the parties will take all necessary action so that the directors and officers of Merger Sub as of immediately prior to the effective time of the merger become the directors and officers of the surviving corporation immediately after the effective time of the merger.

Consideration to be Received in the Merger

        At the effective time of the merger, each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which the holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $41.80, without interest, which is referred to as the "per share price."

        The per share price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the common stock that occurs between the date of the merger agreement and the effective time of the merger.

Treatment of Equity Awards

        At of the effective time of the merger, each PSU that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive from Parent or the surviving corporation an amount in cash, without interest, equal in value to the per share price multiplied by the aggregate number of shares of common stock subject to such PSU (assuming the maximum level of performance achievable under the terms of the PSUs, which is 210%). This amount in cash is referred to as the "PSU cash payment." The PSU cash payment is payable in two installments through the surviving corporation's payroll system as follows: (i) subject to the holder's continued employment through the effective time of the merger, an initial amount will become payable at the effective time of the merger, equal to the greater of (A) 50% of the PSU cash payment and (B) the number of shares of common stock subject to the PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the per share price and (ii) the remaining amount of the PSU cash payment shall become payable on the earlier of (I) the one-year anniversary of the effective time of the merger, subject to the continued employment of such holder and (II) the termination of such holder's employment (A) by the Company without cause (and other than due to death or disability) or (B) by such holder for good reason.

Procedure for Receiving Merger Consideration

        Not less than three business days before the closing of the merger, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as payment agent for the Company stockholders to receive the per share price in exchange for shares of common stock. At or prior to the closing, Parent will deposit, or cause to be deposited, with the payment agent funds sufficient to pay the aggregate merger consideration (which is referred to as the "exchange fund").

        Promptly following the effective time of the merger (but not more than five business days after the effective time), Parent and the surviving corporation will cause the payment agent to mail to each holder of record of common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the holder's certificates and uncertificated shares in exchange for the per share price. Upon surrender of certificates for cancellation to the payment agent together with such letter of transmittal (in the case of shares represented by certificates), or upon receipt by the payment agent of an "agent's message" (in the case of uncertificated shares), the holders of such shares will be entitled to receive, and the payment agent will promptly pay, an amount in cash equal to the per share price multiplied by the aggregate number of such shares so exchanged, less any applicable withholding taxes payable in respect thereof. Until so surrendered, certificates for shares and uncertificated shares of common stock will be deemed from and after the effective time of the merger to evidence only the right to receive the per share price, without interest, payable in respect thereof pursuant to the merger agreement. Any portion of the exchange fund that remains undistributed to holders of shares of common stock on the one-year anniversary of the effective time of the merger will be delivered to Parent upon demand, and any holders of shares of common stock that were issued and outstanding immediately before the effective time of the merger who have not surrendered or transferred their stock certificates or uncertificated shares to the payment agent for exchange as described above will thereafter look for payment of the per share price payable in respect of such shares solely to Parent (which will remain responsible for payment of the per share price in exchange for such shares, subject to abandoned property, escheat or similar laws and the other terms of the merger agreement). You should not send in your common stock certificates until you receive a letter of transmittal with instructions from the payment agent. Do not send common stock certificates with your proxy card.

        Following the effective time of the merger, each holder of common stock will cease to have any rights with respect to such common stock, except for the right to receive the per share price or, in the case of stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL, such rights as are provided by Section 262 of the DGCL.

        If your common stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the per share price by making an affidavit to that effect and, if required by Parent or the payment agent, posting a bond in such reasonable amount as it may determine as indemnity against any claim that may be made against Parent, the surviving corporation or the payment agent with respect to your lost, stolen or destroyed common stock certificate.

        Pursuant to the merger agreement, the payment agent, Parent and the surviving corporation may deduct and withhold from any cash amounts payable under the merger agreement to any holder or former holder of shares of common stock or company stock-based awards (including PSUs) such amounts as are required to be deducted or withheld pursuant to any tax laws.

Representations and Warranties

        In the merger agreement, the Company, Parent and Merger Sub made a number of representations and warranties to each other. The parties' reciprocal representations and warranties relate to, among other things:

  •
  due incorporation or organization (as applicable to its specific type of entity form), valid existence and good standing, and power and authority to enter into the merger agreement and consummate the transactions contemplated thereby;

  •
  required governmental filings, consent and approval of governmental entities in connection with the merger agreement and the merger;

  •
  the absence of any violation of or conflict with such party's organizational documents or applicable laws as a result of entering into the merger agreement and consummating the merger;

  •
  the absence of certain legal proceedings and orders; and

  •
  the absence of undisclosed finder's or other fees.

        In addition to the foregoing, the merger agreement contains representations and warranties made by the Company to Parent and Merger Sub, including regarding:

  •
  the approval of the merger agreement by the Board and recommendation that the stockholders vote to adopt the merger agreement;

  •
  the receipt of PJSC's fairness opinion;

  •
  the inapplicability of certain state takeover statutes to the merger;

  •
  the stockholder approvals required to consummate the merger;

  •
  the Company's and its subsidiaries' capitalization and capital structure;

  •
  the due incorporation or organization, good standing, power and authority and qualifications of the Company's subsidiaries;

  •
  the accuracy and sufficiency of the reports and financial statements filed with the SEC;

  •
  internal controls over financial reporting;

  •
  the indebtedness of the Company;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of certain changes or events and the conduct of business in the ordinary course of business since September 30, 2016 through the date of the merger agreement;

  •
  material contracts;

  •
  real property;

  •
  environmental matters;

  •
  intellectual property;

  •
  tax matters;

  •
  employee compensation and benefits matters;

  •
  labor matters;

  •
  compliance with applicable laws (including trade control, anti-corruption and health product and food safety laws) and possession of required permits;

  •
  insurance;

  •
  related party transactions; and

  •
  the absence of product recalls since October 1, 2014.

        In addition, the merger agreement contains representations and warranties made by Parent and Merger Sub to the Company, including regarding:

  •
  ownership of common stock;

  •
  operations of Parent and Merger Sub since their respective formations;

  •
  the absence of any required vote or approval of the members or holders of any capital stock or similar equity interest of Parent to adopt the merger agreement and consummate the merger;

  •
  the equity commitment letter and transactions contemplated thereby, sufficiency of funds and the limited guaranty;

  •
  the absence of undisclosed arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and any stockholder, director, officer, employee or affiliate of the Company, on the other hand;

  •
  Parent and Merger Sub's solvency;

  •
  the accuracy of information supplied to the Company for inclusion or incorporation by reference in this proxy statement; and

  •
  the exclusivity of the representations and warranties made by the Company to Parent and Merger Sub in the merger agreement, and Parent and Merger Sub's non-reliance on any other representations by or on behalf of the Company.

        Significant portions of the representations and warranties of the Company are qualified as to "materiality," a "Company material adverse effect" or the "knowledge" of the Company, and certain portions of the representations and warranties of Parent and Merger Sub are qualified as to "materiality." Under the merger agreement, a "Company material adverse effect" means any fact, change, event, violation, inaccuracy, effect, occurrence or circumstance that, individually or taken together with all other effects (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the merger, except that, with respect to clause (A) only, none of the following (by itself or when aggregated) constitutes or is taken into account in determining whether a "Company material adverse effect" has occurred or may, would or could occur:

  •
  changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;*

  •
  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;*

  •
  changes in conditions in the industries in which the Company and its subsidiaries conduct business;*

  •
  changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;*

  •
  any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;*

  •
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions, epidemics, pandemics or other force majeure events or acts of God in the United States or any other country or region in the world;*

  •
  any effect resulting from the negotiation, execution, delivery, announcement, pendency, performance, compliance with the terms of or consummation of the merger agreement or the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

  •
  the compliance by the Company or its subsidiaries, affiliates or representatives with the terms of the merger agreement, including any action taken or refrained from being taken pursuant to, in accordance with, expressly contemplated by or expressly required by the merger agreement, the confidentiality agreement or the Company's confidential disclosure letter to Parent;

  •
  any action taken or refrained from being taken by the Company or any of its subsidiaries to which Parent has expressly approved, consented to or requested in writing following the date of the merger agreement;

  •
  changes or proposed changes in United States generally accepted accounting principles or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);*

  •
  changes in the price or trading volume of the common stock or changes or prospective changes to the Company's credit rating;

  •
  any failure by the Company or any of its subsidiaries to meet public estimates or expectations of financial performance or results of operations for any period or any internal budgets, plans, or projections;

  •
  the availability or cost of equity, debt or other financing to Parent or Merger Sub;

  •
  any litigation relating to the merger or other transactions contemplated by the merger agreement; and

  •
  any breach, violation or non-performance by Parent or Merger Sub of any of their respective obligations under the merger agreement or any effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates;

except, in the case of the seven bullets marked with an asterisk above, to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there occurred a "Company material adverse effect."

        In addition, references to the "knowledge" of the Company generally mean the actual knowledge of Frank W. Gay II (Chief Executive Officer), Bruce R. Hough (President), Jeffrey A. Hinrichs (Executive Vice President, Chief Operating Officer and Secretary), Stanley E. Soper (Senior Vice President, Legal Affairs and Assistant Secretary), Cory J. McQueen (Vice President and Chief Financial Officer), Matthew A. Vance (Vice President and Chief Technology Officer), and

Andrew Seelos (Vice President, Finance and Treasurer), in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

        The representations and warranties of the Company, Parent and Merger Sub will expire upon the effective time of the merger.

Covenants Regarding Conduct of Business by the Company Pending the Effective Time

        Except as otherwise required by the merger agreement, set forth in the Company's confidential disclosure letter to Parent, required by applicable law or approved by Parent (which approval may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier of the effective time of the merger agreement or the termination of the merger agreement, the Company and its subsidiaries will use commercially reasonable efforts to:

  •
  maintain their existence in good standing;

  •
  conduct their business and operations in the ordinary course of business;

  •
  preserve their material assets, properties, contracts, licenses and business organizations in all material respects;

  •
  keep available the services of their current officers and key employees; and

  •
  preserve the current relationships with material customers, suppliers, distributors, and other entities with which the Company and its subsidiaries has business relations.

        In addition, except as otherwise required by the merger agreement, set forth in the Company's confidential disclosure letter to Parent, required by applicable law or approved by Parent (which approval may not be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries may not, among other things:

  •
  amend their charter, by-laws or other similar organizational documents;

  •
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  issue, sell, deliver or agree to issue, sell or deliver any Company securities;

  •
  directly or indirectly acquire, repurchase or redeem any securities, except for repurchases of Company securities pursuant to the terms and conditions of Company stock-based awards outstanding as of the date of the merger agreement or transactions between the Company and any of its direct or indirect subsidiaries;

  •
  adjust, split, combine or reclassify any shares of capital stock;

  •
  declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock, except for cash dividends made by any subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

  •
  pledge or encumber any shares of its capital stock or other equity or voting interest;

  •
  modify the terms of any shares of its capital stock or other equity or voting interest;

  •
  incur, assume or suffer any indebtedness for borrowed money or issue any debt securities, except: (1) trade payables in the ordinary course of business; (2) loans or advances to subsidiaries of the Company; (3) letters of credit in the ordinary course of business and for less than $250,000 in the aggregate; (4) indebtedness incurred under the Company's revolving credit facility in the ordinary course of business, subject to a maximum amount set forth in the

    Company's confidential disclosure letter; and (5) other indebtedness for borrowed money in an aggregate principal amount not to exceed $500,000;

  •
  assume, guarantee, endorse or otherwise become liable for the obligations of any other person, except subsidiaries and any indemnification and advancement obligations under the Company's or subsidiaries' charter, by-laws or comparable organizational documents or under indemnification agreements;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary), except for: (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses in the ordinary course of business; and (3) advancement obligations under the Company's and its subsidiaries' charter, by-laws, comparable organizational document or under indemnification agreements;

  •
  acquire, lease, license, sell, abandon, transfer, assign, guarantee, exchange, mortgage, pledge or otherwise encumber any assets, or create any lien thereupon, in each case in excess of $250,000 individually, or $500,000 in the aggregate in the case of acquisitions and $500,000 in the aggregate in the case of dispositions, other than: (1) the sale, lease or licensing of products or services in the ordinary course of business; (2) the acquisition of inventory in the ordinary course of business; (3) capital expenditures otherwise permitted by the merger agreement; (4) in connection with financing transactions otherwise permitted by the merger agreement; (5) dispositions of obsolete or worthless personal property in the ordinary course of business; or (6) permitted liens;

  •
  enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any employee benefit plan, increase the compensation of or pay any special bonus to any director, officer, employee, consultant, former employee, independent contractor, or other service provider, or pay any material benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any employee benefit plan as in effect as of the date of the merger agreement, in each case except: (1) as required by applicable law or the terms of any employee benefit plan in effect on the date of the merger agreement; (2) in connection with any new employee hires whose annual salary is less than $200,000 in the ordinary course of business; or (3) for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $200,000, in the ordinary course of business;

  •
  enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, independent contractor, consultant, or other service provider;

  •
  settle, release, waive or compromise any pending or threatened material legal proceeding, except for settlements: (A) reflected or reserved against in the Company's audited balance sheet; (B) for solely monetary payments of no more than $100,000 individually and $250,000 in the aggregate; (C) in favor of the Company and its subsidiaries in the ordinary course of business; or (D) for solely monetary payments covered by insurance;

  •
  except as required by applicable law or United States generally accepted accounting principles, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business, or make any material change in any of its accounting principles or practices;

  •
  make or change any material tax election; settle, consent to or compromise any material tax claim or surrender a right to a material tax refund other than settlements, compromises or surrenders not to exceed $100,000 individually and $250,000 in the aggregate; file an amended tax return that could materially increase the taxes payable by the Company and its subsidiaries; or enter into a closing agreement with any governmental authority regarding any material tax;

  •
  incur any capital expenditure, other than: (1) consistent with the Company's capital expenditure budget, (2) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident that are covered by insurance or (3) otherwise in an aggregate amount not to exceed $75,000 in the aggregate in each three-month period after the date of the merger agreement;

  •
  enter into, modify, amend or terminate any material contract, except in the ordinary course of business, or any other contract if doing so would have a Company material adverse effect;

  •
  maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

  •
  engage in any transaction with affiliates that would be required to be disclosed under SEC rules;

  •
  effectuate a plant closing, mass layoff or other employee layoff event affecting or implicating in whole or in part any site of employment, facility, operating unit or employee;

  •
  grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

  •
  acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any third person;

  •
  enter into any collective bargaining agreement or other contract with any labor organization or works council;

  •
  adopt or implement any stockholder rights plan or similar arrangement;

  •
  accelerate, in any material respect, the receipt of any collections or accounts receivable, sell or ship products or deliver services ahead of normally maintained schedules or engage in any practice that would reasonably be considered "channel stuffing" or "trade loading" or delay or postpone, in any material respect, any accounts payable or other payables or expenses; or

  •
  enter into, authorize any of, or agree or commit to take any of the foregoing actions.

Go-Shop Period; No-Shop Period; Company Board Recommendation Change

Go-Shop Period

        During the period (which is referred to as the "go-shop period") beginning on the date of the merger agreement and continuing until 12:00 p.m. Eastern time on July 20, 2017 (which is referred to as the "no-shop period start date"), the Company and its representatives may:

  •
  solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an "acquisition proposal" (as defined below);

  •
  subject to entry into an "acceptable confidentiality agreement" (as defined below), furnish to any person any non-public information relating to the Company or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal, provided, that the Company must, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives; and

  •
  participate or engage in discussions or negotiations with any Person with respect to an acquisition proposal.

        In addition, for ten days after the no-shop period start date (which tenth day is referred to as the "cut-off date"), the Company may continue to engage in any of the activities just described with an "exempted party" (as defined below), so long as the exempted party remains an exempted party.

        As used in the merger agreement, the term "acquisition proposal" means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an "acquisition transaction," which is defined in turn as any transaction or series of related transactions (other than the merger) involving:

  •
  any purchase or other acquisition by any person or group, whether from the Company or any other person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer;

  •
  any purchase (including by way of merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any person or group of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company and its subsidiaries, taken as a whole; or

  •
  any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any person or group would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

        Also as used in the merger agreement, the term "acceptable confidentiality agreement" means an agreement with the Company that contains customary provisions requiring the counterparty thereto (and any of its affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between the Company and HGGC (which is referred to as the "confidentiality agreement"). Furthermore, if the provisions of any such agreement are less restrictive in the aggregate to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement, then such agreement will nevertheless be deemed to be an "acceptable confidentiality agreement" if the Company offers to amend the confidentiality agreement so as to make the provisions of the confidentiality agreement as restrictive in the aggregate as the agreement signed by such counterparty.

        The term "exempted party" means any person or group from whom the Company or any of its representatives has received during the go-shop period an acquisition proposal that the Board (or a committee thereof) determines in good faith during the go-shop period, after consultation with outside counsel and its financial advisors, is a "superior proposal" (as defined below) or would reasonably be expected to result in a superior proposal. In addition, any such person or group will immediately and irrevocably cease to be an exempted party (i) following the cut-off date or (ii) if, at any time after the no-shop period start date, the acquisition proposal submitted by such person or group is withdrawn or terminated or modified in a manner such that, in the good faith determination of the Board (or a committee thereof) after consultation with outside counsel and its financial advisors, as modified, it no longer constitutes or is reasonably expected to result in a superior proposal.

        Finally, the term "superior proposal" means any bona fide written acquisition proposal on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the person making the proposal and other aspects of the acquisition proposal that the Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company's stockholders (in their capacity as such) than the merger (taking into account any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination). However, for purposes of the reference to an "acquisition proposal" in this definition, all references to "20%" in the definition of "acquisition transaction" will be deemed to be references to "50%."

No-Shop Period

        From an after the no-shop period start date, except with respect to an exempted party before the cut-off date, the Company will, and will cause its subsidiaries and its and their directors and officers to, and will instruct and use its reasonable best efforts to cause its representatives to, (i) cease any solicitations, discussions or negotiations with any person that could reasonably be expected to lead to an acquisition proposal and request the prompt return or destruction of all non-public information concerning the Company and its subsidiaries provided to any such person and (ii) until the earlier of the termination of the merger agreement and the effective time of the merger, not:

  •
  solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the making, submission or announcement of any proposal, inquiry or offer that constitutes, or is reasonably expected to lead to, an acquisition proposal;

  •
  furnish to any person (other than to Parent, Merger Sub or their designees) or its representatives any non-public information relating to the Company and its subsidiaries or any acquisition proposal, or afford any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of an acquisition proposal;

  •
  participate or engage in discussions or negotiations with any person with respect to an acquisition proposal (other than informing such persons of these restrictions in the merger agreement); or

  •
  enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction, other than an acceptable confidentiality agreement (which is referred to as an "alternative acquisition agreement").

        However, between the no-shop period start date and the adoption of the merger agreement by the Company's stockholders, if the Company or any of its representatives receives an acquisition proposal that did not result from any material breach of the Company's go-shop period or no-shop period covenants, then (i) the Company and its representatives may contact the person or group making the acquisition proposal solely to clarify its terms and conditions or, if it was made orally, to request that it be made in writing and (ii) if the Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, then the Company and the Board (or a committee thereof) may, directly or indirectly through one or more of their representatives:

  •
  participate or engage in discussions or negotiations with the Person or group making the acquisition proposal and its or their representatives regarding such acquisition proposal; and

  •
  enter into an acceptable confidentiality agreement with the person or group making such acquisition proposal and furnish, or provide access to, pursuant to such acceptable confidentiality agreement any non-public information relating to the Company and its subsidiaries or their businesses, properties, assets, books, records or other non-public information, or provide access to any personnel of the Company and its subsidiaries; provided, that the Company must, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives.

        In addition, the merger agreement expressly provides that, from the date of the merger agreement to the earlier of the termination of the merger agreement and the effective time of the merger, the Company will not be required to enforce, and will be permitted to waive or release, any provision of any standstill or confidentiality agreement solely to the extent that such provision has the effect of prohibiting or purports to prohibit making a confidential acquisition proposal to the Board (or any committee thereof).

Company Board Recommendation Change

        Except as provided below, the Board (or a committee thereof) may not make a "Company board recommendation change" (as defined below) or cause or permit the Company and its subsidiaries to enter into an alternative acquisition agreement. The term "Company board recommendation change" means any of the following actions:

  •
  to withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify the Company board of directors' recommendation that stockholders adopt the merger agreement (which is referred to as the "Company board recommendation") in a manner adverse to Parent in any material respect;

  •
  to adopt, approve, endorse, recommend or otherwise declare advisable an acquisition proposal;

  •
  to fail to publicly reaffirm the Company board recommendation within ten business days after Parent so requests in writing;

  •
  to take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or

  •
  to fail to include the Company board recommendation in this proxy statement.

        However, at any time before the Company's stockholders adopt the merger agreement, the Board (or a committee thereof) may make a Company board recommendation change in response to an "intervening event" (as defined below) if (i) the Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the directors' fiduciary duties, (ii) the Company has provided prior written notice to Parent at least two business days in advance that the Company intends to make a Company board recommendation change and describing the intervening event in reasonable detail, and (iii) before effecting the Company board recommendation change, the Company and its representatives, during such two business day period, must have negotiated with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to adjust the terms and conditions of the merger agreement so that the Board (or committee thereof) would no longer determine that a failure to make a Company board recommendation change in response to the intervening event would be inconsistent with the directors' fiduciary duties and permitted Parent and its representatives an opportunity to make a presentation to the Board regarding the merger agreement and any adjustments to it (to the extent Parent requests to make such a presentation).

        As used in the merger agreement, the term "intervening event" means any material event, development, discovery, change or circumstance with respect to the Company that (i) was not known to, or reasonably expected by, the Board as of the date of the merger agreement and (ii) does not relate to any acquisition proposal or the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of the common stock or the credit rating of the Company.

        In addition, at any time before the Company's stockholders adopt the merger agreement, if the Company has received a bona fide acquisition proposal, whether during the go-shop period or after the no-shop period start date, that the Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal and which did not result from any material breach of the Company's go-shop or no-shop covenants, then the Board (or a committee thereof) may (i) make a Company board recommendation change or (ii) authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such acquisition proposal if and only if:

  •
  the Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties;

  •
  the Company has complied in all material respects with its go-shop and no-shop covenants with respect to such acquisition proposal;

  •
  the Company has provided prior written notice to Parent at least three business days in advance that the Company intends to make a Company board recommendation change or to terminate the merger agreement and describing the material terms of the acquisition proposal (including the identity of the person or group making such acquisition proposal);

  •
  before effecting the Company board recommendation change or termination, the Company and its representatives, during such three business day period, must have negotiated with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the acquisition proposal would cease to constitute a superior proposal and permitted Parent and its representatives an opportunity to make a presentation to the Board regarding the merger agreement and any adjustments to it (to the extent Parent requests to make such a presentation); and

  •
  if the merger agreement is terminated to enter into an alternative acquisition agreement with respect to such acquisition proposal, the Company has validly terminated the merger agreement in accordance with its applicable termination provisions, including paying or causing to be paid the Company termination fee (as summarized below).

        The merger agreement also requires that the Company, from the 30th day after the date of the merger agreement to the earlier to occur of the termination of the merger agreement and the effective time of the merger, promptly (within 24 hours) notify Parent in writing of the receipt by the Company or, to the knowledge of the Company, its representatives of any acquisition proposal, the identity of the person or group making the acquisition proposal and the material terms of the acquisition proposal. Thereafter, the Company also must keep Parent reasonably informed, on a reasonably prompt basis, of the status of such acquisition proposal and any discussions or negotiations regarding it, including any changes to such acquisition proposal.

Reasonable Best Efforts; Antitrust Filings

        Parent, Merger Sub and the Company have each agreed to use their reasonable best efforts to consummate and make effective, in the most expeditious manner practicable, the merger, including by, (i) causing the conditions of the Merger to be satisfied, (ii) obtaining all governmental consents, waivers, approvals, orders and making all governmental filings that are necessary or advisable to consummate the transactions contemplated by the merger, (iii) obtaining all required consents, waivers, approvals and orders with regard to any material contracts and (iv) executing and delivering any contracts reasonably necessary to consummate the merger.

        In addition, Parent and the Company have each agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other required filings under applicable non-U.S. antitrust law and to use reasonable best efforts to cause the expiration of any applicable waiting periods and to obtain any required consents under all applicable antitrust laws as soon as practicable. In furtherance of the foregoing, Parent and Merger Sub have agreed unconditionally and without qualification to divest any assets, terminate any relationships, change any operations and agree to any restrictions on the activities of Parent, Merger Sub or the Company, and to contest, defend and appeal any legal proceedings, to avoid entry of or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the merger and other transactions contemplated by the merger agreement before 11:59 p.m., Pacific time, on November 21, 2017.

Proxy Statement; Company Stockholder Meeting

        The Company has agreed to prepare and file with the SEC this proxy statement promptly following the date of the merger agreement (and in any event within 30 days) and to use reasonable best efforts to cause the preliminary proxy statement to be disseminated to the Company's stockholders as promptly as reasonably practicable following confirmation from the SEC that it will not review, or that it has completed its review of, this proxy statement, except that that the Company is not required to mail the proxy statement before the 45th date after the date of the merger agreement.

        The Company also has agreed to take all action necessary in accordance with the DGCL, the Company's organizational documents and the rules of NASDAQ to establish a record date and duly call, give notice of and convene a meeting of the Company's stockholders as promptly as reasonably practicable following the mailing of this proxy statement to the Company's stockholders for purpose of obtaining the stockholders' adoption of the merger agreement, provided that the Company is not required to hold the meeting before the no-shop period start date or, if applicable due to an ongoing exempted party, the cut-off date. In addition, the merger agreement expressly provides that nothing prevents the Company from postponing or adjourning the stockholders meeting if (i) a quorum is not present in person or represented by proxy at the meeting, (ii) required by applicable law, order or a request from the SEC or its staff, (iii) the Company has notified Parent that the Board (or a committee thereof) intends to make a Company board recommendation change and the applicable notice period required by the Company's go-shop and no-shop covenants will not have expired before the then-scheduled meeting date and time, or (iv) the Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable law in order to give the Company's stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to the stockholders.

        In addition, unless the merger agreement has been terminated, the Company has agreed to submit the merger agreement to a vote of the Company's stockholders even if the Board (or a committee thereof) has made a Company board recommendation change.

Indemnification of Directors and Officers and Insurance

        Parent has agreed to cause the surviving corporation and its subsidiaries to honor and fulfill the obligations of the Company and its subsidiaries pursuant to any indemnification agreements with any of their respective current or former directors and officers (who are referred to as the "indemnified persons") for any acts or omissions by such indemnified persons occurring before the effective time of the merger, as well as until the sixth anniversary of the effective time of the merger to cause their certificates of incorporation, by-laws and other similar organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company's and its subsidiaries' certificates of incorporation, by-laws and other similar organizational documents as of the date of the merger agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

        Under the merger agreement, until the sixth anniversary of the effective time of the merger, Parent has agreed to cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by applicable law, each indemnified person from and against any costs, fees and expenses (including attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises out of or pertains to (i) any action or omission, or alleged action or omission, in such indemnified person's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates that occurred before the effective time of the merger and (ii) the transactions contemplated by the merger agreement, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if an indemnified person delivered to Parent a written notice asserting a claim for indemnification under the merger agreement before the sixth anniversary of the effective time of the merger, then the claim asserted in such notice will survive the sixth anniversary of the effective time of the merger until such claim is fully and finally resolved.

        From the effective time of the merger until the sixth anniversary of the effective time of the merger, Parent has also agreed to cause the surviving corporation to maintain in effect the Company's current directors' and officers' liability insurance (which is referred to as "D&O insurance") in respect of acts or omissions occurring before the effective time of the merger on terms equivalent to those of the D&O insurance. However, if annual premiums for such coverage would be in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (which 300% amount is referred to as the "maximum annual premium"), then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium from an insurance carrier with the same or better credit rating as the Company's current directors' and officers' liability insurance carrier. In addition, before the effective time of the merger, the Company may purchase a prepaid "tail" policy with respect to the D&O insurance so long as the annual cost for such "tail" policy does not exceed the maximum annual premium, in which case Parent is required to cause the surviving corporation to maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder for so long as such "tail" policy is in full force and effect.

        The indemnified persons are third party beneficiaries of these indemnification covenants in the merger agreement, and the indemnification obligations of Parent and the surviving corporation under the merger agreement may not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified person (or any other person who is a beneficiary pursuant to the D&O insurance or the "tail" policy referred above (and their heirs and representatives)) without the prior written consent of such affected indemnified person or other person.

Employee Benefits Matters

        The merger agreement provides that, for a period of not less than one year after the effective time of the merger (which is referred to as the "continuation period"), Parent will cause the surviving corporation and its subsidiaries to maintain compensation and employee benefits (other than equity-based benefits) for each continuing employee at compensation and benefit levels that are substantially comparable in the aggregate to those in effect immediately prior to the effective time of the merger. In addition, for at least the duration of the continuation period, base compensation and target incentive compensation opportunity (each as in effect on the date of the merger agreement) will not be decreased for any continuing employee employed during the continuation period. Parent also has agreed to cause the surviving corporation and its subsidiaries, until the later of the continuation period or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the effective time of the merger, to provide certain continuing employees who suffer a termination of employment under circumstances that would have given the continuing employee a right to severance payments and benefits under a severance policy or individual employment, severance or separation agreement or other arrangement (which are referred to as the "Company severance plans") in effect immediately prior to the effective time of the merger (but only to the extent such Company severance plans have been specifically listed in the Company's confidential disclosure letter) with severance payments and benefits no less favorable than those that would have been provided to such continuing employee under the applicable terms of the Company severance plan.

        In addition, Parent has agreed to cause the surviving corporation and its subsidiaries to pay bonuses to continuing employees in respect of fiscal year 2017 (which are referred to as the "2017 bonuses") (i) to continuing employees that are eligible for such bonus payments and (ii) in an amount determined by the Board (or a committee thereof) in good faith and in the ordinary course of business based on actual achievement of applicable performance goals, subject to a maximum cap on the aggregate amount of all 2017 bonuses set forth in the Company's confidential disclosure letter. The 2017 bonuses will be paid by the Company or the surviving corporation, as applicable, at the time or times that the 2017 bonuses would normally be paid by the Company in the ordinary course of business (including subject to any continuing employment conditions).

        The merger agreement expressly provides that the foregoing employee benefits covenants do not guarantee employment for any period of time, preclude Parent, the surviving corporation or any of their subsidiaries to terminate any continuing employee for any reason or create any third party beneficiary rights in favor of any person, among other things.

Other Agreements

        The merger agreement contains additional agreements between the Company, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other things:

  •
  the equity financing pursuant to the equity commitment letter, debt financing cooperation and repayment and discharge of the Company's revolving credit facility by Parent promptly following the effective time of the merger;

  •
  Parent and Merger Sub's access to Company information;

  •
  notification of certain matters;

  •
  consultations regarding public statements and disclosure; and

  •
  litigation relating to the transactions contemplated by the merger agreement.

Conditions of the Merger

        The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time of the merger, including the following:

  •
  adoption of the merger agreement by the Company's stockholders;

  •
  expiration or early termination of any applicable waiting period under the HSR Act; and

  •
  the absence any legal or regulatory restraints enjoining or otherwise prohibiting the consummation of the merger.

        Parent and Merger Sub's obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties made by the Company relating to organization, good standing, corporate power, enforceability, anti-takeover laws, certain aspects of the company's capitalization, brokers and the absence of any Company material adverse effect being true and correct in all material respects as of the date on which the closing occurs as if made on and as of such date;

  •
  the representation and warranties made by the Company relating to certain aspects of the Company's capitalization being true and correct in all respects as of the date on which the closing occurs as if made on and as of such date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, that is more than $1.5 million;

  •
  the other representations and warranties made by the Company in the merger agreement being true and correct as of the date on which the closing occurs as if made on and as of such date, except for such failures to be true and correct that would not have a Company material adverse effect;

  •
  the Company's performance and compliance in all material respects with all covenants, obligations and conditions required to be performed or complied with by the Company at or before the closing;

  •
  receipt by Parent and Merger Sub of a certificate signed by an executive officer of the Company certifying to the satisfaction of the two conditions mentioned immediately above; and

  •
  the absence of a Company material adverse effect having occurred after the date of the merger agreement that is continuing as of the effective time.

        The Company's obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties made by Parent and Merger Sub set forth in the merger agreement being true and correct on and as of the date on which the closing occurs as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the merger agreement;

  •
  Parent's and Merger Sub's performance and compliance in all material respects with all covenants, obligations and conditions required to be performed or complied with by Parent and Merger Sub at or before the closing; and

  •
  receipt by the Company of a certificate signed by a duly authorized officer of each of Parent and Merger Sub certifying to the satisfaction of the two conditions mentioned immediately above.

        The merger agreement does not contain any financing-related closing condition. Parent and Merger Sub each acknowledge and agree that obtaining the debt financing is not a condition to the closing.

        Notwithstanding anything to the contrary in the merger agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the merger and other transactions contemplated by the merger agreement or for terminating the merger agreement and abandoning the merger, on the failure of any of the foregoing conditions precedent to be satisfied if such party's breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or failure to perform fully its obligations under the merger agreement in any manner has primarily caused or resulted in a failure of any such condition to be satisfied or otherwise have given rise to a right of termination of the merger agreement.

        The Company, Parent and Merger Sub can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

        The merger agreement may be terminated and the merger abandoned in the following circumstances:

  •
  by mutual written agreement of Parent and the Company at any time prior to the effective time of the merger;

  •
  by either Parent or the Company at any time prior to the effective time of the merger if:

  —
  any permanent injunction, judgment, order, or legal or regulatory restraint that has become final and non-appealable, or any statute, rule or regulation has been enacted, that prohibits or makes illegal the consummation of the of the merger, except that the right to so terminate the merger agreement will not be available to any party that has failed to comply with its best efforts covenants to make any of the foregoing restraints not applicable to the merger;

  —
  the effective time of the merger has not occurred by 11:59 p.m. Pacific time, on November 21, 2017 (which is referred to as the "termination date"), except that this right to so terminate the merger agreement will not be available to Parent if the Company has the right to terminate the merger agreement due to Parent's breach or failure to close when so required (each as summarized below), will not be available to the Company if Parent has the right to terminate the merger agreement due to the Company's breach (as summarized below) or any party whose failure to act has been the primary cause of or primarily resulted in either the failure of a closing condition to be satisfied by, or the failure of the effective time of the merger to have occurred by, the termination date; or

  —
  the Company's stockholders fail to adopt the merger agreement at the Company stockholder meeting;

  •
  by Parent if:

  —
  at any time prior to the effective time of the merger, the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement so as to cause any condition precedent protecting only the Company not to be satisfied, subject to a 45-day notice and cure opportunity if the breach is capable of being cured by the termination date, except that this right to terminate the merger agreement will not be available to Parent if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants so as to cause certain conditions precedent to Parent's and Merger Sub's obligations to consummate the merger not to be satisfied; or

    —
    at any time prior to the adoption of the merger agreement by the Company's stockholders, the Board (or a committee thereof) makes a Company board recommendation change and Parent exercises this right to terminate within ten business days following the date on which this right first arose; and

  •
  by the Company if:

  —
  at any time prior to the effective time of the merger, Parent or Merger Sub has breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement so as to cause any condition precedent protecting only Parent and Merger Sub not to be satisfied, subject to a 45-day notice and cure opportunity if the breach is capable of being cured by the termination date, except that this right to terminate the merger agreement will not be available to the Company if the Company is then in breach of any of its representations, warranties or covenants so as to cause certain conditions precedent to the Company's obligation to consummate the merger not to be satisfied;

  —
  at any time prior to the adoption of the merger agreement by the Company's stockholders, if the Company has received a superior proposal, the Company board has authorized the Company to enter into a definitive alternative acquisition agreement to consummate such superior proposal, the Company has complied in all material respects with its go-shop and no-shop covenants with respect to such superior proposal and prior to or concurrently with such termination the Company pays or causes to be paid to Parent the Company termination fee (summarized below); or

  —
  Parent and Merger Sub fail to consummate the merger when required to do so under the merger agreement, the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the closing and that all conditions precedent protecting only the Company either have been satisfied (or, as to those conditions that by their terms are to be satisfied at the closing, are capable of being satisfied at the closing) or that the Company is willing to waive any such unsatisfied conditions, the Company has given Parent three business days' notice that the Company intends to terminate the merger agreement and Parent and Merger Sub fail to consummate the merger within such three business day period.

Effect of Termination

        If the merger agreement is terminated by Parent or the Company, the merger agreement will have no further force and effect without liability to any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or representative of such party), except that each of the following provisions will survive the termination in accordance with their respective terms: Parent and Merger Sub's representations and warranties to the Company regarding their non-reliance on extra-contractual representations and omissions; the parties' confidentiality, reimbursement and indemnification covenants regarding financing cooperation and the parties' covenants regarding public announcements; the provisions regarding the effect of termination and payment of termination fees and expenses; and the general provisions contained in Article IX of the merger agreement.

Termination Fees and Expenses

        The Company is required to pay or cause to be paid to Parent a "Company termination fee" of either $5.3 million or $12.0 million (as specified below) if the merger agreement is terminated in the following circumstances:

  •
  if (A) the merger agreement is terminated by either Parent or the Company due to the failure to consummate the merger by the termination date or the failure of the Company's stockholders to adopt the merger agreement at the Company stockholder meeting or is terminated by Parent due to the Company's breach or failure to perform, (B) at the time of such termination, the conditions regarding antitrust, absence of injunctions, accuracy of Parent and Merger Sub's representations and warranties and performance of Parent and Merger Sub's obligations have been satisfied or would be capable of being satisfied if the date of termination were the closing date, (C) at the time of such termination, an acquisition proposal for an acquisition transaction was publicly announced and not withdrawn or otherwise abandoned, and (D) within one year of the termination, either an acquisition transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an acquisition transaction that subsequently is consummated (except that, for this purpose, all references to "20%" in the definition of acquisition transaction will be deemed to be references to "50%"), then the Company will concurrently with the consummation of such acquisition transaction pay or cause to be paid to Parent the $12.0 million Company termination fee;

  •
  if Parent terminates the merger agreement due to a Company board recommendation change, then within two business days after the termination the Company will pay or cause to be paid to Parent the $12.0 million Company termination fee; and

  •
  if the Company terminates the merger agreement to enter into a definitive alternative acquisition agreement to consummate such superior proposal, then prior to or concurrently with such termination the Company must pay or cause to be paid to Parent either the $5.3 million Company termination fee (if the alternative acquisition agreement is with an exempted party at the time of the termination) or the $12.0 million Company termination fee (if the alternative acquisition agreement is with any other person or the termination occurs at any other time), as applicable.

        In addition, if the merger agreement is terminated by the Company due to Parent or Merger Sub's willful breach of the merger agreement or Parent and Merger Sub's failure to consummate the merger when required to do so under the merger agreement, then Parent will promptly (and in any event within two business days of the termination) pay or cause to be paid to the Company a "Parent termination fee" of $24.0 million.

        The parties have agreed that, if the merger agreement is terminated in circumstances requiring the payment of either the Company termination fee or the Parent termination fee, and if such fee is paid to the party entitled to receive such fee, then the receipt of such fee will be that party's sole and exclusive remedy (except that the parties will remain obligated with respect to various expense reimbursement obligations provided for in the merger agreement).

Amendment; Extension and Waiver

        Subject to the requirements of applicable law, the merger agreement may be amended by the parties at any time by an instrument in writing signed by the parties to the merger agreement, except that, following the adoption of the merger agreement by the Company's stockholders, the merger agreement may not be amended in any manner which by law would require further approval by the Company's stockholders without approval by such stockholders. At any time before the effective time of the merger, any party may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement and (c) subject to applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party.

Specific Performance

        The parties to the merger agreement agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

        The merger agreement is governed by and construed in accordance with the laws of the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth certain information regarding the beneficial ownership of our common stock as of July 11, 2017 by (i) each person or entity known to us who beneficially owns more than five percent of the outstanding common stock, (ii) named executive officers and directors, and (iii) all our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The percentages in the table below are based on 9,246,999 shares of common stock outstanding as of July 11, 2017, unless otherwise indicated in the footnotes in the table. Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned.

	Shares of Common Stock(a)
Name	Total Beneficial Ownership	Percent of Class
Five Percent Stockholders:
FMR LLC(b)	1,332,246	14.4%
BlackRock, Inc(c)	688,526	7.4
Dimensional Fund Advisors LP(d)	674,438	7.3
GAMCO Investors, Inc.(e)	601,517	6.5
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation(f)	551,500	6.0
Officers and Directors:
Frank W. Gay II(g)	734,889	7.9
Jeffery A. Hinrichs(h)	232,541	2.5
Cory J. McQueen	28,921	*
Stanley E. Soper(i)	25,712	*
Michael D. Burke	15,000	*
James D. Stice	14,338	*
Christopher B. Neuberger	13,213	*
J. Kimo Esplin	11,127	*
All executive officers and directors as a group (sixteen persons)	1,213,201	13.1

*
Percent of class represents less than 1% of the total.

(a)
No stock options were outstanding or exercisable as of July 11, 2017.

(b)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2017. The business address of FMR LLC, Abigail P. Johnson, and Fidelity Low-Priced Stock Fund is 245 Summer Street, Boston, Massachusetts 02210.

(c)
Based upon a Schedule 13G/A filed with the SEC on January 25, 2017. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(d)
Based upon a Schedule 13G/A filed with the SEC on February 9, 2017. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(e)
The share ownership information regarding GAMCO Investors, Inc. is based upon the Schedule 13G filed on June 21, 2017. The address of this reporting person is One Corporate Center Rye, New York 10580-1435.

(f)
Based upon a Schedule 13G filed with the SEC on February 14, 2017. The business address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

(g)
Mr. Gay indirectly owns 120 shares held by his wife, which she received by inheritance. Mr. Gay disclaims beneficial ownership of these shares.

(h)
Mr. Hinrichs jointly holds his shares with his wife.

(i)
Mr. Soper directly owns 5,237 shares and indirectly owns 1,400 shares held in an IRA account as well as 19,074 shares held in The Soper Family Trust (the "Trust"), a revocable trust, of which Mr. Soper and his wife are trustees. These shares are held in the Trust for the benefit of Mr. Soper and his wife and children. Mr. Soper may be deemed to have an indirect pecuniary interest in the shares owned by the Trust. Mr. Soper disclaims beneficial ownership of the shares held by the Trust except to the extent of his pecuniary interest therein.

 APPRAISAL RIGHTS

General

        This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement and incorporated by reference herein. All references in Section 262 of the DGCL to "stockholder" are to the record holder of the shares of common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Nutraceutical stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

        Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of shares of common stock who: (1) do not vote in favor of the merger agreement; (2) continuously are the record holders of such shares through the effective date of the merger; and (3) otherwise comply with the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the "fair value" of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger instead of the per share price. Any such Nutraceutical stockholder awarded "fair value" for the holder's shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the per share price. It is possible that any such "fair value" as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Nutraceutical stockholders will receive pursuant to the merger agreement.

        Under Section 262 of the DGCL, because Nutraceutical stockholders are being asked to adopt the merger agreement, not less than 20 days prior to the special meeting, Nutraceutical must notify each stockholder who was a stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the copy of the applicable statutory provisions is attached as Annex C to this proxy statement.

        Stockholders who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Nutraceutical stockholder who loses his, her or its appraisal rights will be entitled to receive the per share price pursuant to the merger agreement.

How to Exercise and Perfect Your Appraisal Rights

        If you are a Nutraceutical stockholder and wish to exercise the right to seek an appraisal of your shares of common stock, you must comply with the following:

  •
  you must not vote FOR, or otherwise consent in writing to, the adoption of the Merger Agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares;

  •
  you must deliver to the Company a written demand for appraisal before the taking of the vote on the adoption of the merger agreement at the special meeting, and such demand must reasonably inform the Company of your identity and your intention to demand appraisal of your shares of common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

  •
  you must continuously hold your shares of common stock from the date of making the demand through the effective time of the merger. You will lose your appraisal rights if you transfer the shares before the effective time of the merger; and

  •
  you, another stockholder, an appropriate beneficial owner or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of common stock within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Nutraceutical stockholders or a beneficial owner of shares of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262 of the DGCL.

        In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Nutraceutical capital stock if, immediately before the merger, such shares were listed on a national securities exchange unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Nutraceutical stock eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to these conditions as the "ownership thresholds." Because Nutraceutical's common stock is listed on a national securities exchange and is expected to continue be listed on such exchange immediately before the merger, at least one of the ownership thresholds must be met in order for Company stockholders to be entitled to seek appraisal with respect to such shares of common stock.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

        Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder's name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock of record. A holder of record, such as a bank, broker or other nominee, who holds shares of common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the holder of record.

        If you hold your shares in bank or brokerage accounts or other nominee forms, and you wish to exercise appraisal rights, you are urged to consult with your bank, broker or nominee to determine the appropriate procedures for the bank, brokerage firm or other nominee to make a demand for appraisal of those shares. If you have a beneficial interest in shares held of record in the name of another person, such as a nominee or intermediary, you must act promptly to cause the holder of record to follow properly and in a timely manner the steps necessary to perfect your appraisal rights. If you hold your shares through a bank or brokerage who in turn holds the shares through a central securities depository nominee, such as the depository trust company, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

        If you own shares of common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060
Attention: Secretary

Surviving Corporation's Actions After Completion of the Merger

        If the merger is consummated, the surviving corporation will give written notice of the effective time of the merger within ten days after the effective time to Nutraceutical stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any Company stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the per share price in accordance with the merger agreement for his, her or its shares of common stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation. Within 120 days after the effective time of the merger, either the record holder or a beneficial owner of common stock, provided such person has complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of common stock held by all stockholders who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time of the merger, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which Nutraceutical has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of (1) ten days after receipt by the surviving corporation of the request therefor or (2) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

        If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Nutraceutical stockholders if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of common stock at the effective time of the merger held by all Nutraceutical stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery's entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders of Nutraceutical entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the per share price. Parent does not anticipate offering more than the per share price to any Nutraceutical stockholder exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the per share price. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

        If no party files a petition for appraisal within 120 days after the effective time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Nutraceutical stockholders will lose the right to an appraisal, and will instead receive the per share price described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each Nutraceutical stockholder party to the appraisal proceeding is responsible for its own attorneys' fees and expert witnesses' fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of common stock as of a record date prior to the effective time of the merger.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the per share price by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Nutraceutical stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time of the merger. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of common stock will be converted into the right to receive the per share price, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share price for your shares of common stock in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Nutraceutical stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

        The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

MARKET PRICE AND DIVIDEND INFORMATION

        The common stock trades on NASDAQ under the symbol "NUTR." The table below provides the high and low trading prices of the common stock for the fiscal periods indicated, as reported by NASDAQ.

	High	Low
2017
Third quarter (ended July 11, 2017)	$41.90	$41.60
Second quarter	$37.90	$31.00
First quarter	$36.15	$27.90
2016
Fourth quarter	$31.70	$22.65
Third quarter	$25.27	$22.03
Second quarter	$26.60	$21.70
First quarter	$26.70	$22.27
2015
Fourth quarter	$25.20	$21.78
Third quarter	$25.10	$18.03
Second quarter	$21.52	$16.28
First quarter	$23.10	$19.95

        On March 3, 2017, our Board declared a quarterly cash dividend on our common stock of $0.125 per share, which was paid on April 5, 2017 to stockholders of record on March 20, 2017.

        On December 1, 2016, our Board declared a quarterly cash dividend on our common stock of $0.125 per share, which was paid on January 5, 2017 to stockholders of record on December 20, 2016.

        In December 2012, our Board declared a special cash dividend of $1.00 per share for all shares of common stock. This special cash dividend totaled $9.8 million and was paid on December 28, 2012 to stockholders of record on December 21, 2012.

        Under the terms of the merger agreement, the Company is prohibited from declaring, setting a record date for, setting aside for payment or paying any dividends on, or making any other distributions in respect of, its capital stock.

        On May 19, 2017, the last trading day prior to the Board's approval of the merger agreement, the reported closing price for the common stock was $28.00 per share. The $41.80 per share to be paid for each share of common stock in the merger represents a premium of approximately 49% over the closing price on May 19, 2017. On July 11, 2017, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the common stock was $41.60. You are encouraged to obtain current market quotations for shares of common stock in connection with voting your shares of common stock.

        As of the close of business on the record date, there were [            ] shares of common stock outstanding and entitled to vote, held by [            ] stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in "street name" or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

 HOUSEHOLDING

        As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

        The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations by phone at 435-655-6106, by mail to Nutraceutical International Corporation, Investor Relations, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, or by e-mail to investor@nutraceutical.com. Stockholders residing at the same address and currently receiving multiple copies of this proxy statement may contact Investor Relations at the address, telephone number and e-mail address above to request that only a single copy of a proxy statement be mailed in the future.

STOCKHOLDER PROPOSALS

        If the merger is completed, the Company does not expect to hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in the Company's annual meetings of stockholders, and we will hold a 2018 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2018 annual meeting will be held. If the 2018 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company's 2018 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company's Amended and Restated by-laws, as described below.

        If the 2018 annual meeting of stockholders is held, stockholders who wished to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2018 annual meeting of stockholders are required to submit proposals to the Company that are received by us on or before the close of business on August 18, 2017 and such stockholders must follow the other procedures required by Rule 14a-8 of the Exchange Act.

        If a stockholder wishes to submit a proposal for or bring other business before the annual meeting of stockholders in 2018 but does not want to include it in our proxy materials, written notice of such stockholder proposal or other business must be delivered to our Corporate Secretary on or before the close of business not less than 90 days (October 25, 2017) nor more than 120 days (September 25, 2017) prior to the first anniversary of the annual meeting of stockholders in 2017 in accordance with our by-laws, and must comply with the procedures of our by-laws.

        If a stockholder wishes to submit a nomination for election of a director for the annual meeting of stockholders in 2018, the nomination must be received by us on or before the close of business not less than 90 days (October 25, 2017) nor more than 120 days (September 25, 2017) prior to the first anniversary of the annual meeting of stockholders in 2018 in accordance with our by-laws, and must comply with the procedures of our by-laws.

        The Company's principal office is located at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

        The Company will make available a copy of the documents we file with the SEC on the "Investors" section of our website at www.Nutraceutical.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Nutraceutical International Corporation, Investor Relations, at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, or by calling 435-655-6106.

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following Nutraceutical filings with the SEC are incorporated by reference:

  •
  Nutraceutical's Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

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  Nutraceutical's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2016 and March 31, 2017; and

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  Nutraceutical's Current Reports on Form 8-K filed with the SEC on December 1, 2016, December 16, 2016, January 26, 2017 (except for the information disclosed under Item 2.02 and Item 9.01 therein), March 3, 2017, April 6, 2017, May 22, 2017, May 23, 2017 and June 9, 2017.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

        The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

        We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NUTRITION PARENT, LLC,

NUTRITION SUB, INC.

and

NUTRACEUTICAL INTERNATIONAL CORPORATION

Dated as of May 21, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 21, 2017, by and among Nutrition Parent, LLC, a Delaware limited liability company ("Parent"), Nutrition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Nutraceutical International Corporation, a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company are sometimes referred to as a "Party." All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

        A.    The Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the "Merger"), and declared this Agreement advisable, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.

        B.    Each of the board of managers of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

        C.    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guaranty (the "Guaranty") from HGGC Fund III, L.P., a Cayman Islands exempted limited partnership (the "Guarantor"), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the "Equity Commitment Letter").

        D.    Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement in connection with the Merger.

        E.    Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

 ARTICLE I
DEFINITIONS & INTERPRETATIONS

        1.1    Certain Definitions.     For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

          (a)   "Acceptable Confidentiality Agreement" means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, that contains customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement. If the provisions of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, then, notwithstanding the foregoing, such agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the provisions of the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty.

          (b)   "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

          (c)   "Acquisition Transaction" means any transaction or series of related transactions (other than the Merger) involving:

              (i)  any direct or indirect purchase or other acquisition by any Person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or "group" of Persons that, if consummated in accordance with its terms, would result in such Person or "group" of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

             (ii)  any direct or indirect purchase (including by way of merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board or a committee thereof); or

            (iii)  any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

          (d)   "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling,"

  "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          (e)   "Antitrust Law" means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

          (f)    "Audited Company Balance Sheet" means the consolidated balance sheet (and the notes thereto) of the Company Group as of September 30, 2016 set forth in the Company's Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended September 30, 2016.

          (g)   "Business Day" means each day that is not a Saturday, Sunday or other day on which commercial banks in the city of Park City, Utah, or the Federal Reserve Bank of San Francisco are required or authorized to close.

          (h)   "CIC Protection Agreements" means those certain Change in Control Protection Agreements, substantially in the forms previously provided to Parent, to be executed and delivered by the Company and the individuals set forth on Section 1.1(h) of the Company Disclosure Letter; provided, for the avoidance of doubt, no modification to such forms shall be made in respect of any payment related terms or other changes that would reasonably be expected to be adverse to Parent or the Surviving Corporation.

          (i)    "CIC Severance Policy" means the Nutraceutical International Corporation Change in Control Severance Policy effective as of May 21, 2017.

          (j)    "Code" means the Internal Revenue Code of 1986, as amended.

          (k)   "Company Board" means the Board of Directors of the Company.

          (l)    "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

          (m)  "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

          (n)   "Company Equity Plans" means the equity plans set forth in Section 1.1(n) of the Company Disclosure Letter that provide for the issuance of any Company Options or Company Stock-Based Awards.

          (o)   "Company Group" means the Company and its Subsidiaries.

          (p)   "Company Intellectual Property" means any Intellectual Property that is owned by the Company Group.

          (q)   "Company Material Adverse Effect" means any fact, change, event, violation, inaccuracy, effect, occurrence or circumstance (each, an "Effect") that, individually or taken together with all other Effects, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger prior to the Termination Date; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company

  Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

              (i)  changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

             (ii)  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

            (iii)  changes in conditions in the industries in which the Company Group conducts business;

            (iv)  changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

             (v)  any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

            (vi)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions, epidemics, pandemics or other force majeure events or acts of God in the United States or any other country or region in the world;

           (vii)  any Effect resulting from the negotiation, execution, delivery, announcement, pendency, performance, compliance with the terms of or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);

          (viii)  the compliance by the Company or its Subsidiaries, Affiliates or Representatives with the terms of this Agreement, including any action taken or refrained from being taken pursuant to, in accordance with, expressly contemplated by or expressly required by this Agreement, the Confidentiality Agreement or the Company Disclosure Letter;

            (ix)  any action taken or refrained from being taken, in each case by any member of the Company Group to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

             (x)  changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

            (xi)  changes in the price or trading volume of the Company Common Stock or changes or prospective changes to the Company's credit rating (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xv));

           (xii)  any failure by the Company Group to meet (A) any public estimates or expectations of the Company's revenue, earnings, cash flows, EBITDA or other financial performance or results of operations for any period; or (B) any internal budgets, plans, or projections or internal forecasts of its revenues, earnings, cash flows, EBITDA or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xv));

          (xiii)  the availability or cost of equity, debt or other financing to Parent or Merger Sub;

          (xiv)  any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of this Agreement or the Transactions; and

           (xv)  any breach, violation or non-performance by Parent or Merger Sub of any of their respective obligations under this Agreement or any Effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates;

    except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of a similar size operating in the industries in which the Company Group conducts business, then, to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xv), only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

          (r)   "Company Options" means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Equity Plans.

          (s)   "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

          (t)    "Company PSU" means a performance stock unit issued by the Company pursuant to the Company Equity Plans that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive shares of Company Common Stock after the vesting or lapse of restrictions applicable to such unit.

          (u)   "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.

          (v)   "Company Stock-Based Award" means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted pursuant to the Company Equity Plans or Employee Plans (including Company PSUs, performance shares, appreciation rights, performance-based units, market stock units, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

          (w)  "Company Stockholders" means the holders of shares of Company Capital Stock.

          (x)   "Continuing Employees" means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

          (y)   "Contract" means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

          (z)   "Credit Facility" means the Second Amended and Restated Credit Agreement, dated November 4, 2014, among the Company and certain of its subsidiaries; certain lender parties named therein; Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Administrative Agent for the lenders, Co-Arranger and Co-Book Runner and Wells Fargo Bank, National Association, as Syndication Agent, Co-Arranger and Co-Bookrunner, as amended.

          (aa) "Direct Stock Purchase Program" means the Stock Purchase Plan for Employees, Stakeholders and Shareholders of the Company.

          (bb) "DOJ" means the United States Department of Justice or any successor thereto.

          (cc) "Environmental Law" means any law (including common law), statute, code, rule, regulation, decree, injunction or order relating to pollution, the protection of the environment (including ambient or indoor air, surface water, groundwater or land) or health or safety, or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Hazardous Substances, or the investigation, clean-up or remediation thereof, but "Environmental Law" does not include any Health Product and Food Safety Laws that apply to exposure to Hazardous Substances in the Company Group's products or packaging.

          (dd) "ERISA" means the Employee Retirement Income Security Act of 1974.

          (ee) "Exchange Act" means the Securities Exchange Act of 1934.

          (ff)  "Exempted Party" means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group that included such Person immediately prior to the expiration of the Go-Shop Period, represent at least 50% of the equity financing of such group at all times following the expiration of the Go-Shop Period), from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period, an Acquisition Proposal that the Company Board (or a committee thereof) determines in good faith (such determination to be made no later than prior to the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided, however, that such Person or group of Persons shall immediately and irrevocably cease to be an Exempted Party (i) following the Cut-off Date or (ii) if, at any time after the No-Shop Period Start Date, the Acquisition Proposal submitted by such Person or group of Persons is withdrawn or terminated or modified in a manner such that, in the good faith determination of the Company Board (or a committee thereof) after consultation with outside counsel and its financial advisors, as modified, it no longer constitutes or is reasonably expected to result in a Superior Proposal.

          (gg) "FDA" means the United States Food and Drug Administration.

          (hh) "FDCA" means the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended.

          (ii)   "Financing Sources" means the Persons (if any) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including any parties to any debt financing commitment letters, any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and such Persons'

  and their Affiliates' respective current, former and future officers, general or limited partners, shareholders, directors, members, managers, controlling persons, employees, agents and representatives involved in the Debt Financing and the respective successors and assigns of each of the foregoing; provided, however, "Financing Sources" does not include any other Parent Related Parties.

          (jj)   "FTC" means the United States Federal Trade Commission or any successor thereto.

          (kk) "GAAP" means generally accepted accounting principles, consistently applied, in the United States.

          (ll)   "Good Manufacturing Practices" means, with respect to the Company Group, the then current standards for the manufacture, processing, packaging, testing, transportation, handling and holding of dietary supplement, conventional food, and drug products, as set forth in the FDCA and applicable regulations promulgated thereunder and such standards of good manufacturing practices as are required by other organizations and Governmental Authorities, including any equivalent applicable requirements in any foreign jurisdictions in which the products of the Company Group are sold or intended to be sold.

          (mm)  "Governmental Authority" means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

          (nn) "Hazardous Substance" means any substance, material or waste for which liability or standards of conduct are imposed, or that is regulated by a Governmental Authority as, "hazardous," "pollutant," "contaminant," "toxic" or "radioactive," pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

          (oo) "Health Product and Food Safety Laws" means all healthcare, consumer, drug and food safety related laws applicable to the Company Group's products and operation of business including (i) the FDCA and the regulations promulgated thereunder; (ii) the Federal Trade Commission Act and the regulations promulgated thereunder; (iii) the Nutrition Labeling and Education Act of 1990, (iv) the Dietary Supplement Health and Education Act, (v) the Food Safety Modernization Act, (vi) the Dietary Supplement and Nonprescription Drug Consumer Protection Act, (vii) the Food and Drug Administration Amendments Act of 2007, (viii) the Consumer Product Safety Improvement Act of 2008, (ix), state consumer health and safety regulations, including but not limited to the California Safe Drinking Water and Toxic Enforcement Act of 1986, (x) the National Bioengineered Food Disclosure Standard, (xi) the Organic Food Production Act of 1990, and (xii) laws, the violation of which are cause for exclusion from any other Governmental Authority alleging noncompliance with any such provision of laws in any material respect.

          (pp) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          (qq) "Indebtedness" means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker's acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) arising in connection with earnouts or other contingent payment obligations; (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

          (rr)  "Intellectual Property" means the rights associated with the following: (i) all United States and foreign patents and applications therefor ("Patents"); (ii) all copyrights and rights in original works of authorship ("Copyrights"); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein ("Marks"); (iv) rights in trade secrets and confidential information; (v) internet domain name registrations; (vi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and (vii) registrations and applications for registration of any of the foregoing.

          (ss)  "IRS" means the United States Internal Revenue Service or any successor thereto.

          (tt)  "Knowledge" of the Company, with respect to any matter in question, means the actual knowledge of Frank W. Gay II (Chief Executive Officer); Bruce R. Hough (President); Jeffrey A. Hinrichs (Executive Vice President, Chief Operating Officer and Secretary); Stanley E. Soper (Senior Vice President, Legal Affairs and Assistant Secretary); Cory J. McQueen (Vice President and Chief Financial Officer); Matthew A. Vance (Vice President and Chief Technology Officer); and Andrew Seelos (Vice President, Finance and Treasurer), in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require the Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Trademark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, Trademarks or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

          (uu) "Legal Proceeding" means any claim, action, charge, complaint, audit, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company), or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator (public or private), mediator or other tribunal.

          (vv) "Material Contract" means any of the following Contracts:

              (i)  any "material contract" (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

             (ii)  any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable with more than sixty (60) days' notice by the Company Group pursuant to which the Company Group has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above, or any member of the Company Board;

            (iii)  any Contract with any customer or distributor that has paid aggregate consideration to the Company Group in an amount equal to or greater than $1,000,000 during the twelve months prior to the date hereof (each, a "Material Customer");

            (iv)  subject to the exclusions in Section 3.16(d), any IP Contract;

             (v)  any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; or (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any "most favored nation" or "exclusivity" provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company Group upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

            (vi)  any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value greater than $1,000,000 after the date of this Agreement other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

           (vii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in which the outstanding obligation, individually, is in excess of $500,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to one or more members of the Company Group by one or more other members of the Company Group; and (C) extensions of credit to customers in the ordinary course of business;

          (viii)  any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Stock-Based Awards);

            (ix)  any Contract providing for cash severance payments in excess of $150,000 (other than those pursuant to which severance is required by applicable law);

             (x)  any Contract providing for indemnification of any officer, director or employee by the Company Group;

            (xi)  any Contract that is a material settlement, conciliation, or similar agreement with any Governmental Authority, or pursuant to which the Company Group will have any material obligations after the date of this Agreement;

           (xii)  any Contract that is a Collective Bargaining Agreement; and

          (xiii)  other than with respect to a partnership or other entity that is wholly owned by the Company or any of its wholly owned Subsidiaries, any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

          (ww)  "NASDAQ" means The NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

          (xx) "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or one or more of the Company's Subsidiaries.

          (yy) "Permitted Liens" means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers' compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in titles, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) licenses to Company Intellectual Property; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of a landlord or owner of any Leased Real Property unless caused by the Company Group; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

          (zz) "Person" means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

          (aaa)  "product" means any product or product candidate developed, packaged, labeled, marketed, distributed, sold, manufactured and/or tested by or on behalf of the Company Group, as applicable, whether or not regulatory authorization for commercial distribution has been received.

          (bbb)  "Registered Intellectual Property" means all United States, international and foreign (i) issued Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) Internet domain names.

          (ccc)  "Regulatory Permits" means all permits, licenses, certifications, approvals, registrations, consents, orders, clearances, franchises, variances, exemptions and similar authorizations required from Governmental Authorities that are necessary and materials for the conduct of the business of the Company Group as currently conducted.

          (ddd)  "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

          (eee)  "SEC" means the United States Securities and Exchange Commission or any successor thereto.

          (fff) "Securities Act" means the Securities Act of 1933.

          (ggg)  "Special Committee" means a committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company's management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Company Board with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.

          (hhh)  "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such

  Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

          (iii)  "Superior Proposal" means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an "Acquisition Proposal" in this definition, all references to "20%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%."

          (jjj)  "Synthetic PSU" means an economic right to receive an amount of cash equal to the value of a Company PSU.

          (kkk)  "Tax" means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts).

          (lll)  "Transactions" means the Merger and the other transactions contemplated by this Agreement, including the Equity Financing and the Debt Financing.

          (mmm)  "Transaction Litigation" means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing, other than any Legal Proceedings among the Parties related to this Agreement, the Guaranty or the Equity Commitment Letters.

          (nnn)  "Voting Agreement" means that certain Voting Agreement, by and among Parent, Merger Sub and the Company Stockholders signatory thereto, dated as of the date hereof.

          (ooo)  "WARN" means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance.

        1.2    Additional Definitions.     The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Liability Limitation	8.3(f)(iii)
Company Related Parties	8.3(f)(iii)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(rr)
Covered Severance Plan Employees	6.11(b)
Cut-Off Date	5.3(b)
D&O Insurance	6.10(c)
Debt Financing	6.6(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DSPP Participation Schedule	3.73.7(b)
DTC	2.10(d)
Effect	1.1(q)
Effective Time	2.2
Electronic Delivery	9.13
Enforceability Limitations	3.2
Equity Commitment Letter	Recitals
Equity Financing	4.11(a)
ERISA Affiliate	3.18(b)
Exchange Fund	2.10(b)
Go-Shop Period	5.3(a)
Guarantor	Recitals
Guaranty	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.18(j)
Intervening Event	5.3(e)(i)

Term	Section Reference
IP Contracts	3.16(d)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(rr)
Material Customer	1.1(vv)(iii)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(f)(i)
Parent Related Parties	8.3(f)(i)
Party	Preamble
Patents	1.1(rr)
Payment Agent	2.10(a)
Permits	3.20
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Representatives	5.3(a)
Required Financing Information	6.6(a)(iv)
Requisite Stockholder Approval	3.4
Surviving Corporation	Article II
Tax Returns	3.17(a)
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)

        1.3    Certain Interpretations.

          (a)   When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

          (b)   When used herein, (i) the words "hereof," "herein" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words "include," "includes" and "including" will be deemed in each case to be followed by the words "without limitation."

          (c)   Unless the context otherwise requires, "neither," "nor," "any," "either" and "or" are not exclusive.

          (d)   The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if."

          (e)   When used herein, references to "$" or "Dollars" are references to U.S. dollars.

          (f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

          (g)   When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party's successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

          (h)   Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

          (i)    When used herein, references to "ordinary course" or "ordinary course of business" will be construed to mean "ordinary course of business, consistent with past practices."

          (j)    A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

          (k)   All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

          (l)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

          (m)  The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

          (n)   The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

          (o)   No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

          (p)   The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

          (q)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          (r)   Documents or other information or materials will be deemed to have been "made available" by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at http://us1.merrillcorp.com at least 24 hours prior to the execution and delivery of this Agreement.

ARTICLE II
THE MERGER

        2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

        2.2    The Effective Time.     Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the "Effective Time").

        2.3    The Closing.     The consummation of the Merger will take place at a closing (the "Closing") to occur at (a) 9:00 a.m., Pacific time, at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided, however, without Parent's written consent, the Closing shall not occur prior to the eighteenth (18th) Business Day following the No-Shop Period Start Date. The date on which the Closing actually occurs is referred to as the "Closing Date."

        2.4    Effect of the Merger.     At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

        2.5    Certificate of Incorporation and Bylaws.

          (a)    Certificate of Incorporation.    At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Charter"), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that all references in the certificate of incorporation of Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Charter immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted) and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until, subject to the provisions of Section 6.10(a), thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

          (b)    Bylaws.    The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation until, subject to the provisions of Section 6.10(a), thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

        2.6    Directors and Officers.

          (a)    Directors.    The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

          (b)    Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

        2.7    Effect on Capital Stock.

          (a)    Capital Stock.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

              (i)  each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

             (ii)  each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically converted into the right to receive cash in an amount equal to $41.80, without interest thereon (the "Per Share Price"), and shall no longer be outstanding as set forth in Section 2.11; and

            (iii)  each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub (other than, for the avoidance of doubt, as a result of the Voting Agreement); or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the "Owned Company Shares") will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

          (b)    Adjustment to the Per Share Price.    The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

          (c)    Statutory Rights of Appraisal.

              (i)  Notwithstanding anything to the contrary set forth in this Agreement, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such share of Company Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Company Shares") will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7, but instead shall entitle the holder thereof only to such rights as may be granted to a holder of Dissenting Company Shares pursuant to Section 262 of the DGCL; provided, however, that any Dissenting Company Share held by any Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost his, her or its rights to appraisal of such Dissenting Company Share pursuant to Section 262 of the DGCL will thereupon (x) be deemed no longer to be a Dissenting Company Share and (y) be treated as if it had been converted into, and become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.10.

             (ii)  The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), "participate" means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

        2.8    Equity Awards.

          (a)   As of the Effective Time, each Company PSU that is outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company PSU, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal in value to the Per Share Price multiplied by the aggregate number of shares of Company Common Stock subject to each such holder's Company PSUs (assuming that the performance factor as of the Effective Time is equal to 210%, which is the maximum level of performance achievable under the terms of the Company PSUs) (the "PSU Cash Payment"), payable in two installments through the Surviving Corporation's payroll system as follows: (i) at the Effective Time, the greater of (A) 50% of the PSU Cash Payment and (B) the number of shares of Company Common Stock subject to the Company PSUs that would otherwise vest pursuant to the applicable grant notice multiplied by the Per Share Price (the "PSU Closing Payment") and (ii) the excess of the PSU Cash Payment over the PSU Closing Payment shall become payable on the earlier of (I) the one-year anniversary of the Effective Time, subject to the continued employment of such holder with Parent, the Surviving Corporation, or any of their respective Subsidiaries as of such one-year anniversary and (II) the termination of such holder's employment (A) by the Company without cause (and other than due to death or disability) or (B) by such holder for good reason (as such terms are defined in the applicable agreements providing for the foregoing treatment of the Company PSUs).

          (b)   The payment of the amounts set forth in Section 2.8(a) in respect of the Company PSUs shall be reduced by any income or employment Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of those Company PSUs for all purposes under this Agreement.

          (c)   Parent shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to holders of Company PSUs pursuant to this Section 2.8.

          (d)   As promptly as practicable following the Effective Time and in any event not later than the fifth (5th) Business Day thereafter, Parent shall cause the Surviving Corporation to pay through its payroll system to each applicable holder of a Company PSU, such amount due and payable to such holder pursuant to Section 2.8(a) in respect of such Company PSU.

          (e)   The Company shall take all actions reasonably necessary to (i) as of the date of this Agreement, (A) suspend the Direct Stock Purchase Program and (B) prevent any additional transactions or issuances of Company Common Stock under the Direct Stock Purchase Program to be processed on or after the date of this Agreement and (ii) terminate the Direct Stock Purchase Program effective immediately upon the Closing.

        2.9    Further Actions.     The Company will take all action necessary to effect the cancellation, conversion and vesting, as applicable, of Company Stock-Based Awards upon the Effective Time and to give effect to Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Except as otherwise mutually agreed by the Parties as provided in Section 2.8, the Company shall use its reasonable best efforts to take all actions necessary so that all Company Stock-Based Awards and all Company Equity Plans will terminate as of the Effective Time and so that the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company Group will be cancelled as of the Effective Time. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

        2.10    Exchange of Certificates.

          (a)    Payment Agent.    Not less than three (3) Business Days prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Company Stockholders to receive the Per Share Price to which they have become entitled pursuant to Section 2.7 (the "Payment Agent"); and (ii) enter into a payment agent agreement, in customary form and substance reasonably acceptable to the Company, with such Payment Agent.

          (b)    Exchange Fund.    At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, for the benefit of the holders of Certificates and Uncertificated Shares, by wire transfer of immediately available funds, for payment to, the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any case of the foregoing clauses (i) through (iii), no such instrument shall have a maturity exceeding three (3) months (such cash and any proceeds thereon, the "Exchange Fund"). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

          (c)    Payment Procedures.    Promptly following the Effective Time, and in any event not more than five (5) Business Days thereafter, Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the "Certificates"); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the "Uncertificated Shares") (A) a letter of transmittal in customary form and reasonably acceptable to the Company (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive, and the Payment Agent shall promptly pay, in exchange therefor, an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an "agent's message" by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive, and the Payment Agent shall promptly pay, in exchange therefor, an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder's transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

          (d)    DTC Payment.    Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company ("DTC") with the objective that the Payment Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price.

        (e)    Transfers of Ownership.     If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if, in the case of shares of Company Common Stock represented by a Certificate, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer or, in the case of Uncertificated Shares, a proper transfer instruction is presented, and, in the case of shares of Company Common Stock represented by Certificates or Uncertificated Shares, the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

          (f)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)    Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates (or otherwise complied with Section 2.12 in the case of lost, stolen or destroyed Certificates) or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of such shares of Company Common Stock solely to Parent (which shall remain responsible for payment of the Per Share Price in respect thereof, subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by such holders two (2) years after the Effective Time, or at such earlier time as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

        2.11    No Further Ownership Rights in Company Common Stock.     From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable in accordance with Section 2.7, and cease to exist; and (b) holders of each Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

        2.12    Lost, Stolen or Destroyed Certificates.     In the event that any Certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent will pay to such Person the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the Person claiming such Certificates to be lost, stolen or destroyed to deliver a bond in customary form in such amount as it may reasonably determine as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.13    Required Withholding.     Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Stock-Based Awards such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        2.14    No Dividends or Distributions.     No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

        2.15    Necessary Further Actions.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

 ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after October 1, 2015 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk" and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the "Recent SEC Reports") (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(b)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization; Good Standing.     The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the "Bylaws"), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

        3.2    Corporate Power; Enforceability.     Assuming that none of Parent, Merger Sub or any of their respective "affiliates" or "associates" (as defined in Section 203 of the DGCL) is an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company (the "Section 203 Assumption"), the Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. Assuming the truth of the Section 203 Assumption, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally; and (B) is subject to general principles of equity (the "Enforceability Limitations").

        3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

          (a)    Company Board Approval.    The Company Board (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) declared this Agreement advisable; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, including the recommendation of the Special Committee, the "Company Board Recommendation"), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

          (b)    Fairness Opinion.    Prior to the execution of this Agreement, the Company Board and the Special Committee have received the written opinion (or an oral opinion to be confirmed in writing) of Peter J. Solomon Securities Company, LLC (the "Advisor") to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Per Share Price to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and the Special Committee and may not be relied upon by Parent or Merger Sub).

          (c)    Anti-Takeover Laws.    Assuming the truth of the Section 203 Assumption, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable "anti-takeover" law will not be applicable to the Merger, this Agreement or the Voting Agreement.

        3.4    Requisite Stockholder Approval.     Assuming the truth of the Section 203 Assumption, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the "Requisite Stockholder Approval") is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

        3.5    Non-Contravention.     The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming that all Consents described in Section 3.6 have been obtained or made, and any waiting periods thereunder have terminated or expired prior to the Effective Time and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and assuming the truth of the Section 203 Assumption, violate or conflict with any law or order applicable to the Company Group or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

        3.6    Requisite Governmental Approvals.     No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a "Consent") any Governmental Authority is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

        3.7    Company Capitalization.

          (a)    Capital Stock.    The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Mountain time, on May 16, 2017 (such time and date, the "Capitalization Date"), (A) 9,246,988 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Stock-Based Awards referred to in clause (i) of Section 3.7(b)); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities.

          (b)    Stock Reservation.    As of the Capitalization Date, the Company has reserved 469,272 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, there were (i) Company PSUs outstanding representing the right to receive up to 210,000 shares of Company Common Stock (assuming the achievement of all applicable performance goals at maximum levels) and no other Company Stock-Based Awards outstanding; (ii) 1,372,353 shares of Company Common Stock reserved for purchase under the Direct Stock Purchase Program; and (iii) no Company Options outstanding. As of the date of this Agreement, the Company has suspended the Direct Stock Purchase Program and has no issuances of Company Common Stock pending, reserved or outstanding under the Direct Stock Purchase Program. For the avoidance of doubt, the foregoing clause (i): (A) does not include 21,000 Synthetic PSUs (assuming the achievement of all applicable performance goals at maximum levels) that are outstanding as of the date hereof; and (B) is in addition to (and is not a component of) the 469,272 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plans referred to in the first sentence of this Section 3.7(b).

          (c)    Company Securities.    Except as set forth in this Section 3.7 (including the Synthetic PSUs specified in the last sentence of Section 3.7(b)), as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar

  Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, synthetic performance stock units, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the "Company Securities"); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

          (d)    Other Rights.    The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

        3.8    Subsidiaries.

          (a)    Subsidiaries.    Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders (other than the Company Group) of each Subsidiary of the Company. Except as would not have a Company Material Adverse Effect, each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States); (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets; and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States). The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

          (b)    Capital Stock of Subsidiaries.    All of the outstanding capital stock of, or other equity or member or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable (to the extent such concepts are applicable to such Subsidiary); and (ii) except for director's qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

          (c)    Other Securities of Subsidiaries.    There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

          (d)    Other Investments.    Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

        3.9    Company SEC Reports.     Since October 1, 2014, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date of this Agreement (the "Company SEC Reports"). Each Company SEC Report complied, as of its effective date (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or filing date (in the case of all other applicable Company SEC Reports) (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

        3.10    Company Financial Statements; Internal Controls; Indebtedness.

          (a)    Company Financial Statements.    The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, year-end audit adjustments), in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company SEC Reports.

          (b)    Disclosure Controls and Procedures.    The Company has established and maintains "disclosure controls and procedures" (as defined pursuant to Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act). The Company's disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the

  Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

          (c)    Internal Controls.    The Company has established and maintains a system of "internal control over financial reporting" (as defined pursuant to Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, including policies and procedures that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) that transactions are made only in accordance with appropriate authorizations of the Company's management and the Company Board (or a committee thereof); and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2016, and such assessment concluded that such system was effective. Since October 1, 2014, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group.

          (d)    Indebtedness.    Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

        3.11    No Undisclosed Liabilities.     Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to or incurred as expressly permitted or expressly contemplated by this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business since March 31, 2017; or (d) that would not have a Company Material Adverse Effect.

        3.12    Absence of Certain Changes.

          (a)    No Company Material Adverse Effect.    Except as otherwise contemplated, required or permitted by this Agreement, since September 30, 2016 through the date of this Agreement, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business (except with respect to this Agreement and discussions, negotiations and transactions related hereto) and (ii) there has not occurred a Company Material Adverse Effect.

          (b)    Forbearance.    Since March 31, 2017 through the date of this Agreement, the Company has not taken any action that would be prohibited by Sections 5.2(a), 5.2(b), 5.2(c) (other than to the extent in the ordinary course of business), 5.2(d), 5.2(e), 5.2(h), 5.2(q), 5.2(s), 5.2(u), or 5.2(w) (to the extent applicable to the foregoing), if taken or proposed to be taken after the date of this Agreement.

        3.13    Material Contracts.

          (a)    List of Material Contracts.    Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.14(b), Section 3.14(c) or Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

          (b)    Validity.    Each Material Contract is, subject to the Enforceability Limitations, valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except in each case for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except in each case for such breaches and defaults that would not have a Company Material Adverse Effect.

          (c)    Notices from Material Customers.    To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date of this Agreement, the Company has not received any notice from any (i) Material Customer or (ii) other customer or distributor that has paid aggregate consideration to the Company Group in an amount equal to or greater than $1,000,000 during the twelve months prior to the date hereof, whether or not pursuant to a Contract, in each case, indicating that such party has or threatened to terminate, or not renew, any Material Contract, or has or threatened to terminate or materially modify its relationship, or cease or reduce its business, with the Company Group.

        3.14    Real Property.

          (a)    Owned Real Property.    Section 3.14(a)(i) of the Company Disclosure Letter sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property, except as would not have a Company Material Adverse Effect, (i) the Company Group has good and valid indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances (other than Permitted Liens), (ii) as of the date of this Agreement, the Company Group has not leased or otherwise granted to any Person a similar right to use or occupy such Owned Real Property or any portion thereof, which lease or right remains in effect; and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Company Group is not party to any agreement or option to purchase any real property or interest therein.

          (b)    Leased Real Property.    Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements and all material modifications, amendments and supplements thereto, pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the "Leased Real Property," and each such lease, sublease, license or other agreement as so modified, amended or supplemented, a "Lease") where the terms of such Lease, as of the date of this Agreement, provide for annual lease payments in excess of $100,000. The Company has made available to Parent true, correct and complete copies of all Leases set forth in Section 3.14(b) of the Company Disclosure Letter. With respect to each such Lease and except as would not have a Company Material Adverse Effect, (i) each Lease is legal, valid and binding, subject to the Enforceability Exceptions, and in full force and effect; (ii) the Company or one of its Subsidiaries has a valid leasehold estate in each Leased Real Property, free and clear of all liens (other than Permitted Liens); (iii) to the Knowledge of the Company, none of the Company Group is in material breach of or default pursuant to any Lease; and (iv) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein (except for assignments or grants in favor of the counterparty to such Lease).

          (c)    Subleases.    As of the date of this Agreement, there are no existing material subleases, licenses or similar agreements in which the Company or any of its Subsidiaries has granted to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property set forth in Section 3.14(b) of the Company Disclosure Letter.

        3.15    Environmental Matters.     Since October 1, 2014, except as would not have a Company Material Adverse Effect, none of the Company Group (a) has received any notice or other information alleging that the Company Group has violated, or has any liability under, any Environmental Law; (b) has transported, produced, processed, manufactured, distributed, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal of, exposed any Person to, or, to the Knowledge of the Company, owned or operated any property or facility contaminated by, any Hazardous Substances in violation of, or so as to give rise to liability under, any Environmental Law; (c) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding under Environmental Laws, including any (i) alleging noncompliance with or liability under any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation of Hazardous Substances pursuant to any Environmental Law; (d) has failed or is failing to comply with, or has failed to obtain, maintain or comply with any Permits required under, any Environmental Law; or (e) has assumed or provided an indemnity with respect to any liability of any other Person under any Environmental Law or relating to Hazardous Substances. The Company has furnished to Parent all material environmental assessments, audits, reports and other material environmental documents relating to the properties, facilities, business or operations of the Company Group which are in its possession or under its reasonable control.

        3.16    Intellectual Property.

          (a)    Registered Intellectual Property; Proceedings.    Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered; and (ii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any Company Registered Intellectual Property. To the Knowledge of the Company, the Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

          (b)    No Order.    To the Knowledge of the Company, no material Company Intellectual Property is subject to any Legal Proceeding or outstanding order with respect to the Company restricting in any manner the use, transfer or licensing thereof by the Company Group of such Company Intellectual Property or any of the Company Group's products.

          (c)    Absence of Liens.    The Company or one of its Subsidiaries owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).

          (d)    IP Contracts.    Section 3.16(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company Group is a party (i) with respect to material Company Intellectual Property that is licensed or transferred to any third Person other than any non-disclosure agreements entered into in the ordinary course of business; and (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, other than any (a) non-disclosure agreements or other Contracts entered into in the ordinary course of business and (b) non-exclusive licenses of commercially available software used solely for the Company Group's internal use involving annual payments of no more than $100,000 (all such Contracts, the "IP Contracts").

          (e)    Changes.    Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any material license of Intellectual Property to the Company by a third Person; or (ii) the granting by the Company of any license or rights to any Company Intellectual Property.

          (f)    No Government Funding.    The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such Company Intellectual Property from a Governmental Authority.

          (g)    No Infringement.    To the Knowledge of the Company, the operation of the business of the Company Group (including the manufacture and sale of the Company Group's products) as of the date of this Agreement and as conducted since October 1, 2014 does not infringe, misappropriate, dilute, or otherwise violate, and has not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any third Person or constitute and has not constituted unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole.

          (h)    No Notice of Infringement.    Since October 1, 2014, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group that any of the Company Group's products infringes, misappropriates, or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole.

          (i)    No Third Person Infringement.    Since October 1, 2014, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, or otherwise violating any material Company Intellectual Property, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.

          (j)    Proprietary Information.    Except as would not have a Company Material Adverse Effect, the Company Group has taken reasonable steps to protect the Company Group's rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third Persons provided to the Company Group. Without limiting the foregoing, the Company Group has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property or technology for the Company Group to execute a proprietary information and confidentiality agreement.

          (k)    Data Security and Privacy.    Except as would not have a Company Material Adverse Effect, the Company Group (i) maintains policies and procedures regarding the security, privacy, transfer and use of personally identifiable information and payment card information collected or used by the Company Group that are commercially reasonable; and (ii) is in compliance with such policies and other laws, rules and regulations pertaining to data privacy and data security. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since October 1, 2014, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information and payment card information in the possession, custody or control of the Company Group; (B) unauthorized access or unauthorized use of any such personally identifiable information or payment card information; and (C) improper disclosure of any personally identifiable information or payment card information in the possession, custody or control of the Company Group or any Person acting on its behalf.

        3.17    Tax Matters.

          (a)    Tax Returns.    Except as would not have a Company Material Adverse Effect, the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes ("Tax Returns") required to be filed by any of them; and (ii) paid, or have adequately reserved on the face of the Audited Company Balance Sheet (as opposed to the notes thereto and in accordance with GAAP) for the payment of, all Taxes that are required to be paid through the date of the Audited Company Balance Sheet. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company Group through the date of such financial statements. Except as would not have a Company Material Adverse Effect, none of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

          (b)    Taxes Paid.    Except as would not have a Company Material Adverse Effect, the Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

          (c)    No Audits.    No audits or other examinations with respect to any material amounts of Taxes of the Company Group are presently in progress or have, since October 1, 2014, been asserted or proposed in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company is or may be subject to material amounts of tax in that jurisdiction.

          (d)    Spin-offs.    The Company Group has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

          (e)    No Listed Transaction.    The Company Group has not engaged in a "listed transaction" as set forth in Treasury Regulation § 1.6011-4(b)(2).

          (f)    Tax Agreements.    None of the Company Group (i) is a party to or bound by, or currently has any material amount of liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material amount of liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

        3.18    Employee Plans.

          (a)    Employee Plans.    Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans (as defined below). For purposes of this Agreement, "Employee Plans" means, collectively, (i) all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, severance, termination, change-in-control, stock option, stock purchase or other material equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other material employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company Group and with respect to which the Company Group has any liability, contingent or otherwise. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan. No Employee Plan of the Company Group is maintained in any non-United States jurisdiction.

          (b)    Absence of Certain Plans.    Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an "ERISA Affiliate") has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) a "multiple employer plan" (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

          (c)    Compliance.    Except as would not have a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Except as would not have a Company Material Adverse Effect, all required contributions to the Employee Plans have been properly and timely made, and no Employee Plan has any unfunded liabilities that have not been properly accrued.

          (d)    Employee Plan Legal Proceedings.    Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

          (e)    No Prohibited Transactions.    None of the Company Group, or, to the Knowledge of the Company, any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any fiduciary breach or non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

          (f)    No Welfare Benefit Plan.    No Employee Plan or other arrangement provides material post-termination or retiree life insurance, health or other material welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law.

          (g)    No Additional Rights.    None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan; (iv) result in the forfeiture of compensation or benefits under any Employee Plan; (v) trigger any other obligation under, or result in the breach or violation of, any Employee Plan; or (vi) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time.

          (h)    Section 280G.    Except as set forth on Section 3.18(h) of the Company Disclosure Letter, (i) no payment or benefit that could be made by the Company or any ERISA Affiliate will be characterized as a parachute payment within the meaning of Section 280G of the Code, and (ii) none of the Company Group has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

          (i)    Section 409A.    Except as would not be material to the Company Group, taken as a whole, each Employee Plan has been maintained, in form and operation, in compliance with Section 409A of the Code, and none of the Company Group has any obligation to gross-up or indemnify any individual with respect to any such tax.

          (j)    International Employee Plans.    Except as would not have a Company Material Adverse Effect, each Employee Plan maintained for the benefit of employees of the Company Group located outside of the United States, other than statutorily-required plans (each, an "International Employee Plan") has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, except as would not have a Company Material Adverse Effect, no International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as would not have a Company Material Adverse Effect or except as required by applicable law, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without liability to the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

          (k)    No New Employee Plans.    None of the Company Group has any plan or commitment to materially amend any Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

        3.19    Labor Matters.

          (a)    Union Activities.    As of the date hereof, the Company Group is not a party to or bound by any collective bargaining agreement, collective bargaining relationship, other Contract with any labor union, or trade union agreement (each, a "Collective Bargaining Agreement"). To the Knowledge of the Company, there are no material activities or proceedings of any labor organization or trade union to organize any employees of the Company Group with regard to their employment with the Company Group, and no such material activities or proceedings have occurred within the past three (3) years. No Collective Bargaining Agreement is being negotiated by the Company Group. Except as would not have a Company Material Adverse Effect, as of the date hereof, there is no strike, lockout, slowdown, work stoppage, grievance, arbitration, or other labor dispute against or affecting the Company Group pending, or to the Knowledge of the Company, threatened, and no such labor disputes have occurred within the past three (3) years. With respect to the transactions contemplated by this Agreement, the Company Group has or prior to Closing will have satisfied any material notice, consultation or bargaining obligations owed to its employees or their representatives under applicative law, Collective Bargaining Agreement, or other Contract.

          (b)    Employment Law Compliance.    Except as would not have a Company Material Adverse Effect, the Company Group is and for the past three (3) years has been in compliance in all respects with applicable laws and orders with respect to employment (including all provisions thereof related to employment practices, terms and conditions of employment, wage and hour, immigration, discrimination, retaliation, equal pay, unions, labor relations, employee classification, independent contractors, employee health and safety, collective bargaining, workers' compensation, pay equity and the collection and payment of withholding or social security taxes). In the past three years, the Company Group: (i) has not implemented any plant closing or mass layoffs implicating WARN, and (ii) has not incurred any liability under WARN that remains unsatisfied. No plant closings or mass layoffs implicating WARN are currently planned, or announced. Section 3.19(b) of the Company Disclosure Letter sets forth by date and location all employees terminated by the Company Group within the ninety (90) days preceding the date hereof. Except as would not result in any material Losses for the Company Group, the Company Group has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any law, Contract, or policy of the Company Group.

        3.20    Permits; Compliance with Laws.

          (a)   Except as would not have a Company Material Adverse Effect, (i) the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities ("Permits") that are required for the operation of the business of the Company Group as currently conducted; (ii) the Company Group complies with the terms of all such Permits; and (iii) as of the date of this Agreement, no suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened.

          (b)   The Company Group is, and since October 1, 2014 has been, in compliance in all material respects with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that has not had and would not have a Company Material Adverse Effect.

          (c)   No representation is made under this Section 3.20 with respect to environmental, intellectual property, employee benefits, labor, trade controls and Anti-Corruption and Health Product and Food Safety Laws matters, which matters are addressed exclusively in Section 3.15, Section 3.16, Section 3.18, Section 3.19, Section 3.25 and Section 3.26.

        3.21    Legal Proceedings; Orders.

          (a)    No Legal Proceedings.    As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, to the Knowledge of the Company, against any present or former officer or director of the Company Group in such individual's capacity as such that would have a Company Material Adverse Effect.

          (b)    No Orders.    As of the date hereof, the Company Group is not subject to any material order of any kind or nature issued by any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

        3.22    Insurance.     Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of life, property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. Except for such matters that would not have a Company Material Adverse Effect, as of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

        3.23    Related Person Transactions.     Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts or transactions between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or proxy statement pertaining to an annual meeting of stockholders that has not been so disclosed.

        3.24    Brokers.     Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that is entitled to any financial advisor's, investment banking, brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company Group.

        3.25    Trade Controls; Anti-Corruption Laws.

          (a)    Trade Controls.

              (i)  Since October 1, 2014, the Company Group has conducted its transactions in material accordance with all applicable export and re-export control laws, trade and economic sanctions laws, and all other applicable export control and sanctions laws in other countries in which the Company Group conducts business (collectively, "Trade Control Laws").

             (ii)  To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened Legal Proceedings against the Company Group alleging a violation of any sanctions and export control laws or anti-corruption laws that are applicable to the Company Group.

            (iii)  No licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not have a Company Material Adverse Effect.

          (b)    Anti-Corruption Laws.    Except as would not be material to the Company Group, taken as a whole, since October 1, 2014, none of the Company Group, or to the Knowledge of the

  Company, any officer, director, agent employee or other Person acting on its behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the "FCPA") or other applicable anti-corruption laws in other countries in which the Company Group conducts business; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anti-corruption laws.

        3.26    Health Product and Food Safety Laws.

          (a)    Compliance with Health Product and Food Safety Laws.    Except as would not be material to the Company Group, taken as a whole, the Company Group is in compliance and has, since October 1, 2014, been in compliance, with all Health Product and Food Safety Laws applicable to its products and the operation of its business as currently conducted. Since October 1, 2014, the Company Group has not received any written notice from the FDA or any other Governmental Authority alleging noncompliance with any Health Product and Food Safety Laws in any material respect. The Company Group is not subject to any enforcement, regulatory or administrative proceedings relating to or arising under Health Product and Food Safety Laws, and, since October 1, 2014, no such enforcement, regulatory or administrative proceeding has been threatened.

          (b)    Products.    Each product of the Company Group subject to the FDCA, the FDA regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction that is manufactured, packaged, labeled, marketed, sold and/or distributed by the Company Group is, as of the date of this Agreement, being manufactured, packaged, labeled, marketed, sold and/or distributed in material compliance with all applicable requirements under the FDCA or similar applicable laws. Section 3.26(b) of the Company Disclosure Letter sets forth a true and complete list of all material Regulatory Permits of the Company Group from applicable Governmental Authorities in effect as of the date hereof relating to the ability of the Company Group to research, manufacture, package or market each of its products.

          (c)    Regulatory Filings.    Since October 1, 2014, the Company Group has filed with the applicable regulatory authorities (including the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) all required material filings, declarations, listings, notices, requests for permits (including Regulatory Permits) or licenses or other authorization, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, notices, requests for permits or licenses or other authorization, registrations, reports or submissions were in material compliance with applicable laws when filed, remain in full force and effect, and, since October 1, 2014, no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, notices, requests for permits or licenses or other authorization, listing, registrations, reports or submissions.

          (d)    Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.    Since October 1, 2014, all applications, notifications, submissions, information, claims, reports, statistics and other data utilized as the basis for, or submitted in connection with, any and all permits or licenses or other authorization from the FDA or any other Governmental Authority relating to the Company, its business operations and products, when submitted to the FDA or such other Governmental Authority were complete and accurate in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or such other

  Governmental Authority. Since October 1, 2014, none of the Company or any of its officers, employees or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar law, or (ii) exclusion under 42 U.S.C. Section 1320a7 or any similar law.

          (e)    Manufacturing.    Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since October 1, 2014, (i) any manufacture of the Company Group's products by or on behalf of the Company Group has been conducted in compliance with the applicable specifications and requirements of current Good Manufacturing Practices and applicable law, and (ii) to the Knowledge of the Company, no Company Group product has been adulterated or misbranded.

        3.27    Product Recalls.     Except as would not have a Company Material Adverse Effect, since October 1, 2014, (i) there has been no recall, detention, withdrawal, seizure or termination or suspension of manufacturing requested or threatened by any Governmental Authority relating to the Company Group's products; and (ii) there have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any Company Group's products. To the Knowledge of the Company, no product of the Company Group in inventory is adulterated or misbranded, or if already sold since October 1, 2014, was adulterated or misbranded at the time of the sale, except in each case as would not be material to the Company Group, taken as a whole.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub hereby represent and warrant to the Company as follows:

        4.1    Organization; Good Standing.

          (a)    Parent.    Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

          (b)    Merger Sub.    Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

          (c)    Organizational Documents.    Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

        4.2    Power; Enforceability.     Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) assuming the truth of the following sentence, the consummation of the Merger. Effective immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

        4.3    Non-Contravention.     The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming that all Consents described in Section 4.4 have been obtained or made, and any waiting periods thereunder have terminated or expired prior to the Effective Time, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

        4.4    Requisite Governmental Approvals.     No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

        4.5    Legal Proceedings; Orders.

          (a)    No Legal Proceedings.    As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

          (b)    No Orders.    Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

        4.6    Ownership of Company Capital Stock.     None of Parent, Merger Sub or any of their respective directors, officers, general partners, managers (in the case of Parent) or the Guarantor or, to the knowledge of Parent or the Guarantor, any employees of Parent, Merger Sub or the Guarantor (a) has owned any shares of Company Capital Stock during the two (2) years prior to the date of this Agreement; or (b) is or has been at any time during the past three (3) years an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company.

        4.7    Brokers.     Other than Piper Jaffray & Co., there is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor's, investment banking, brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.

        4.8    Operations of Parent and Merger Sub.     Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of, and other equity and voting interest in, Merger Sub free and clear of all liens.

        4.9    No Parent Vote or Approval Required.     No vote or consent of the members or holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt this Agreement and consummate the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any capital stock of, or other equity interest in, Merger Sub necessary to adopt this Agreement and consummate the Merger.

        4.10    Guaranty.     Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company its duly executed Guaranty. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Guaranty.

        4.11    Financing.

          (a)    Equity Commitment Letter.    As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date of this Agreement, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of the Merger (including amounts referred to in clauses (ii) and (iii) of Section 4.11(c)) (such financing, the "Equity Financing"). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company's exercise of its rights under Section 9.8(b); and (B) subject in all respects to Section 9.8(b), Parent and the Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

          (b)    No Amendments.    As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

          (c)    Sufficiency of Equity Financing.    The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, together with available cash of the Company Group at Closing, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger (including the aggregate amount of PSU Cash Payments payable to holders of Company PSUs pursuant to and at the times required by Section 2.8), (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on all outstanding Indebtedness of the Company required to be repaid at the Effective Time, and (iii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Merger and the Equity Financing.

          (d)    Validity.    As of the date of this Agreement, the Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Guarantor, as applicable, enforceable against Parent, Merger Sub and the Guarantor, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantor, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, (i) constitute a default or breach on the part of Parent, Merger Sub or the Guarantor pursuant to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter; or (iii) otherwise result in any portion of the Equity Financing not being available (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company's compliance hereunder). As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company's compliance hereunder). As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

          (e)    No Exclusive Arrangements.    As of the date of this Agreement, none of the Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company Group in connection with the Merger.

        4.12    Stockholder and Management Arrangements.     Except with respect to the Voting Agreement, as of the date of this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder's shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

        4.13    Solvency.     None of Parent, Merger Sub or the Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time and immediately after giving effect to the Transactions (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the "fair saleable value" of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        4.14    Information Supplied.     None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or the Guarantor for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing sentence, no representation is made by Parent or Merger Sub with respect to any other statements made or incorporated by reference in the Proxy Statement.

        4.15    Exclusivity of Representations and Warranties.

          (a)    No Other Representations and Warranties.    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

              (i)  the Company Group has not made any representation or warranty relating to the Company Group or its businesses, operations or otherwise in connection with this Agreement or the Transactions;

             (ii)  no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

            (iii)  the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

          (b)    No Reliance.    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating any of the Transactions) in reliance on:

              (i)  any representation or warranty, express or implied;

             (ii)  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company's management or in any other forum or setting; or

            (iii)  the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

          (c)    Investigation.    Each of Parent and Merger Sub acknowledges that it has had the opportunity to conduct an independent investigation regarding the Company. Nothing in this subsection (c) is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

        5.1    Affirmative Obligations.     Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable law or any binding order issued by a Governmental Authority of competent jurisdiction; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing under the laws of its incorporation or formation; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (a) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations in all material respects; (b) keep available the services of its current officers and key employees; and (c) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has business relations.

        5.2    Forbearance Covenants.     Except (i) as expressly contemplated or permitted by this Agreement; (ii) as set forth in Section 5.2 of the Company Disclosure Letter; (iii) as required by applicable law or any binding order issued by a Governmental Authority of competent jurisdiction; or (iv) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

          (a)   amend the Charter, the Bylaws or any other similar organizational document;

          (b)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (c)   issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities;

          (d)   directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement, or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

          (e)   (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

          (f)    (A) incur, assume or suffer any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business by the Company Group; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business by the Company Group and for less than $250,000 in the aggregate for the benefit of the Company Group; (4) Indebtedness incurred under the Credit Facility or other existing arrangements (including in respect of letters of credit) in the ordinary course of business to support ordinary course working capital needs of the Company Group or capital expenditures to the extent permitted by Section 5.2(m); provided that in no event shall any such Indebtedness or arrangement, together with all amounts outstanding under the Credit Facility, exceed the aggregate amount specified on Section 5.2(f) of the Company Disclosure Letter; and (5) other Indebtedness for borrowed money in an aggregate principal amount not to exceed $500,000; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company and except for any indemnification and advancement obligations under the Charter, Bylaws, comparable organizational document of any Subsidiary of the Company or indemnification agreements with the Company Group;

          (g)   make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company's policies related thereto; (3) advancement obligations under the Charter, Bylaws, comparable organizational document of any Subsidiary of the Company or indemnification agreements with the Company Group; and (4) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;

          (h)   acquire, lease, license (other than non-exclusive licenses in the ordinary course of business), sell, abandon (except in the ordinary course of business), transfer, assign, guarantee, exchange, mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereupon, in each case in excess of $250,000 individually, or $500,000 in the aggregate in the case of acquisitions and $500,000 in the aggregate in the case of dispositions, other than: (1) the sale, lease or licensing of products or services of the Company Group in the ordinary course of business; (2) the acquisition of inventory (including, for avoidance of doubt, any raw materials, ingredients, components, packaging materials, labels and all other materials and supplies), in the ordinary course of business; (3) any capital expenditures permitted (or consented to by Parent) under Section 5.2(m); (4) in connection with financing transactions permitted (or consented to by Parent) under Section 5.2(f); (5) dispositions of obsolete or worthless personal property in the ordinary course of business which have no fair market value in the good faith determination of the Company; or (6) Permitted Liens;

          (i)    (A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan or any arrangement that would be an Employee Plan if in effect on the date of this Agreement; (B) increase the compensation of any director, officer, employee, consultant, former employee, independent contractor, or other service provider, pay any special bonus or special remuneration to any director, officer, employee, consultant, former employee, independent contractor, or other service provider, or pay any material benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan as in effect as of the date of this Agreement; (C) without limiting the foregoing, modify or amend (including by increasing the number of covered participants beyond the Covered Severance Plan Employees or the levels of severance payments and benefits provided under) the CIC Severance Policy or any CIC Protection Agreement; (D) make or increase any payments under, increase the Continuing Employees eligible for, or otherwise modify the terms of, any 2017 Bonuses other than in accordance with Section 6.11(d) or (E) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, independent contractor, consultant, or other service provider (including, without limitation, enter into a CIC Protection Agreement with any individual other than the individuals enumerated on Section 1.1(h) of the Company Disclosure Letter (it being agreed that entering into such CIC Protection Agreements with such individuals is expressly permitted hereby)), except in the case of each of (A) and (B), (1) as may be required by applicable law or the terms of any Employee Plan in effect on the date hereof and set forth on Section 3.18(a) of the Company Disclosure Letter or this Agreement; (2) in connection with any new employee hires whose annual salary is less than $200,000 in the ordinary course of business; or (3) for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $200,000, in the ordinary course of business (it being understood that these exceptions to the foregoing clauses (1), (2) and (3) will not apply to any actions otherwise prohibited by Section 5.2(c) or by Section 5.2(i)(C), Section 5.2(i)(D) or Section 5.2(i)(E));

          (j)    settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of no more than $100,000 individually and $250,000 in the aggregate; (C) settled in compliance with Section 5.2(l) or Section 6.15; (D) in favor of the Company Group in the ordinary course of business; or (E) for solely monetary payments for any Legal Proceeding that is covered by insurance (exclusive of any amounts payable in respect of any insurance deductible);

          (k)   except as required by applicable law, any Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or GAAP (or any interpretation thereof), (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices;

          (l)    (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund other than settlements, compromises or surrenders not to exceed $100,000 individually and $250,000 in the aggregate; (C) file an amended Tax Return that could materially increase the Taxes payable by the Company Group; or (D) enter into a closing agreement with any Governmental Authority regarding any material Tax;

          (m)  incur or commit to incur any capital expenditure(s), other than (1) consistent with the capital expenditure budget set forth in Section 5.2(m) of the Company Disclosure Letter, (2) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged after the date hereof due to casualty or accident that are covered by insurance (exclusive of any amounts payable in respect of any insurance deductible) or (3) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (3) not to exceed $75,000 in the aggregate in each three-month period following the date hereof;

          (n)   enter into, modify, amend or terminate any (a) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (b) Material Contract except in the ordinary course of business;

          (o)   maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

          (p)   engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

          (q)   effectuate a "plant closing," "mass layoff" (each as defined in WARN) or other employee layoff event affecting or implicating in whole or in part any site of employment, facility, operating unit or employee;

          (r)   grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

          (s)   acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar arrangement with any third Person;

          (t)    enter into any Collective Bargaining Agreement or agreement to form a work council or other Contract with any labor organization or works council;

          (u)   adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent's rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(3);

          (v)   (i) accelerate, in any material respect, the receipt of any collections or accounts receivable or cash contributions of any type (other than in the ordinary course of business); (ii) sell or ship products or deliver services ahead of normally maintained schedules or otherwise accelerate sales in any material respect (including by inducing customers (including advertisers, agencies or distributors) through special payment incentives, discounts, or otherwise to buy products or services in quantities in excess of their current needs) or engage in any practice that would reasonably be considered "channel stuffing" or "trade loading"; or (iii) delay or postpone, in any material respect, any accounts payable or other payables or expenses (other than in the ordinary course of business); or

          (w)  enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

        5.3    No Solicitation.

          (a)    Go-Shop Period.    Notwithstanding anything to the contrary set forth in this Agreement, during the period (the "Go-Shop Period") beginning on the date of this Agreement and continuing until 12:00 p.m., Eastern time on July 20, 2017 (the "No-Shop Period Start Date"), the Company and its Affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives") shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal.

          (b)    No Solicitation or Negotiation.    Except as expressly permitted by this Section 5.3 and except in respect of an Exempted Party (but only for so long as such Person or group of Persons is an Exempted Party) until the date which is ten (10) days after the No-Shop Period Start Date (the "Cut-off Date"), from and after the No-Shop Period Start Date, the Company will and will cause each of its Subsidiaries and its and their officers and directors to, and will instruct and use its reasonable best efforts to cause its other Representatives to, (i) cease any solicitations, discussions or negotiations with any Person that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into within the six (6) month period immediately preceding the No-Shop Period Start Date and terminate all access granted to any such Person and its Representatives to any physical or electronic data room; and (ii) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, not, directly or indirectly, (A) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the making, submission or announcement of any proposal, inquiry or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) or its Representatives (in their capacity as such) any non-public information relating to the Company Group or any Acquisition Proposal or afford to any Person or its Representatives (in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); or (D) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an "Alternative Acquisition Agreement"). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive or release, any provision of any standstill or confidentiality agreement solely to the extent that such provision has the effect of prohibiting or purports to prohibit making a confidential Acquisition Proposal to the Company Board (or any committee thereof). For avoidance of doubt, notwithstanding the expiration of the Go-Shop Period, the Company and its Representatives may, prior to the Cut-off Date, continue to engage in the activities described in this Section 5.3(b) with respect to Persons who are Exempted Parties (but only for so long as such Person or group is an Exempted Party) and their Representatives, including with respect to any amended proposal submitted by any Exempted Party following the expiration of the Go-Shop Period and prior to the Cut-off Date, and the restrictions in this Section 5.3(b) shall not apply with respect thereto; provided that the provisions of Section 5.3(e) shall apply to an Acquisition Proposal of any Exempted Party.

          (c)    Conduct Following No-Shop Period Start Date.    Notwithstanding anything set forth in this Agreement to the contrary, if, at any time following the No-Shop Period Start Date but prior to obtaining the Requisite Stockholder Approval, the Company or any of its Representatives receives an Acquisition Proposal that did not result from any material breach of this Section 5.3, (i) the Company and its Representatives may contact the Person or group of Persons making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing; and (ii) if the Company Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, then the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), (A) participate or engage in discussions or negotiations with the Person or group of Persons making the Acquisition Proposal and its or their Representatives regarding such Acquisition Proposal and (B) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Acquisition Proposal and furnish, or provide access to, pursuant to such Acceptable Confidentiality Agreement any non-public information relating to the Company Group or its businesses, properties, assets, books, records or other non-public information, or provide access to any personnel of the Company Group; provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company Group that is provided to any such Person or group of Persons or its or their Representatives that was not previously provided to Parent.

          (d)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement.    Except as provided by Section 5.3(e), at no time after the date of this Agreement may the Company Board (or a committee thereof):

              (i)  (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing, which request is transmitted after any public disclosure of an Acquisition Proposal (provided that the Company will have no obligation to make such reaffirmation on more than two separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a "stop, look and listen" communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a "Company Board Recommendation Change"); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or

             (ii)  cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

          (e)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement.    Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

              (i)  the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event, development, discovery, change or circumstance with respect to the Company that (A) was not known to, or reasonably expected by, the Company Board as of the date of this Agreement; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (an "Intervening Event") (it being understood that the foregoing clause (b) will not prevent or otherwise affect a determination that any event, development, discovery, change or circumstance underlying such fact or changes referred to in clause (b) has resulted in or contributed to an Intervening Event), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the directors' fiduciary duties pursuant to applicable law and if and only if:

              (1)   the Company has provided prior written notice to Parent at least two (2) Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

              (2)   prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such two (2) Business Day period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with the directors' fiduciary duties pursuant to applicable law; and (B) permitted Parent and its Representatives an opportunity to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

             (ii)  if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and which did not result from any material breach of this Section 5.3, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

              (1)   the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;

              (2)   the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

              (3)   (i) the Company has provided prior written notice to Parent at least three (3) Business Days in advance (the "Notice Period"), which notice shall state (A) that the Company has received a bona fide Acquisition Proposal that has not been withdrawn and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; (B) to the extent not previously provided to Parent pursuant to Section 5.3(f), the material terms of such Acquisition Proposal, the identity of the Person or group of Persons making such Acquisition Proposal and copies of all material documents relating to such Acquisition Proposal; and (C) that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent revisions to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives an opportunity to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that, in the event of any revisions to the financial terms or any other material term or condition of such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (except that the Notice Period in respect of such new written notice shall be one (1) Business Day and the Company will not be required to permit Parent and its Representatives an opportunity to make a presentation as contemplated by clause (ii)(2) above); and

              (4)   in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii).

          (f)    Notice.    From the thirtieth (30th) day after the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours thereafter) notify Parent in writing of (i) the receipt by the Company or, to the Knowledge of the Company, its Representatives of any Acquisition Proposal; (ii) the identity of the Person or group of Persons making such Acquisition Proposal; (iii) a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives; and (iv) a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and supplementally provide any change to the terms of any such Acquisition Proposals (including as required by clauses (i) through (iv) above and any amendments thereto) and the status of any such discussions or negotiations.

          (g)    Certain Disclosures.    Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a "stop, look and listen" communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company's receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

          (h)    Breach by Representatives.    The Company agrees that any material breach of this Section 5.3 by any of its Representatives, to the extent acting at the Company's direction, that, if taken by the Company, would be a breach of this Section 5.3, will be deemed to be a breach of this Section 5.3 by the Company.

ARTICLE VI
ADDITIONAL COVENANTS

        6.1    Required Action and Forbearance; Efforts.

          (a)    Reasonable Best Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will, and will cause their respective Affiliates to, use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:

              (i)  causing the conditions to the Merger set forth in Article VII to be satisfied;

             (ii)  (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions;

            (iii)  obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions; and

            (iv)  executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

          (b)    No Failure to Take Necessary Action.    In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

          (c)    No Consent Fee.    Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, "profit sharing" payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

        6.2    Antitrust Filings.

          (a)    Filing Under the HSR Act and Other Applicable Antitrust Laws.    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and in the case of Parent and Merger Sub shall cause their respective Affiliates to, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within ten (10) Business Days following the date of this Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Transactions, with the Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; (D) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions; and (E) obtain (or cause to be obtained) any required consents pursuant to any Antitrust Laws applicable to the Transactions, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. The parties to this Agreement shall not, and shall cause their respective Affiliates not to, take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the FTC and DOJ as necessary.

          (b)    Divestitures.    In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, (i) offer, negotiate, commit to and effect, by consent decree, hold separate order, settlement, undertaking, stipulation or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; (B) the termination, amendment or assignment of existing relationships or contractual rights or obligation of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; (C) the change or modification of any course of conduct regarding future operations of Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company Group, on the other hand; and (D) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand, with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein (each of the actions in the foregoing clauses (A) through (D), a "Regulatory Condition"); and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, brought or threatened to be brought by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the Transactions from occurring prior to the Termination Date. Except as expressly provided for under this Section 6.2, all such efforts shall be unconditional and shall not be qualified in any manner and no actions taken pursuant to this Section 6.2 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur. If any Regulatory Condition agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby consents to the taking of such action by the Company and its Subsidiaries to the extent required by such Regulatory Condition. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or Merger Sub be obligated pursuant to this Agreement to, and the Company will not without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses, or to take or commit to take any action, unless the consummation or such transaction or effectiveness of such action is conditioned upon the Closing.

          (c)    Cooperation.    In furtherance and not in limitation of the foregoing, the Company shall (and shall cause its Subsidiaries to) and Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transactions without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to "outside counsel" only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an "outside counsel" only basis.

        6.3    Proxy Statement and Other Required SEC Filings.

          (a)    Proxy Statement.    Promptly following the date of this Agreement (and in any event within thirty (30) days), the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the "Proxy Statement") relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

          (b)    Other Required Company Filing.    If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Transactions pursuant to applicable law (such document, as amended or supplemented, an "Other Required Company Filing"), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c)    Other Required Parent Filing.    If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Transactions or the Company Stockholder Meeting pursuant to applicable law (an "Other Required Parent Filing"), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other

  Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d)    Furnishing Information.    Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

          (e)    Consultation Prior to Certain Communications.    The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

          (f)    Notices.    The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

          (g)    Dissemination of Proxy Statement.    Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to the date that is forty-five (45) days after the date hereof.

        6.4    Company Stockholder Meeting.

          (a)    Call of Company Stockholder Meeting.    Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval, provided that such Company Stockholder Meeting shall not be required prior to the No-Shop Period Start Date or, if applicable due to an ongoing Exempted Party, the Cut-Off Date. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

          (b)    Adjournment of Company Stockholder Meeting.    Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; (iii) the Company has notified Parent pursuant to Section 5.3(e) that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(e)(ii) and the applicable notice period thereunder will not have expired prior to the then-scheduled date and time of the Company Stockholder Meeting; or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable law in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

        6.5    Equity Financing.

          (a)    No Amendments to Equity Commitment Letter.    Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter without the prior written consent of the Company. Any reference in this Agreement to (1) the "Equity Financing" will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) "Equity Commitment Letter" will include such document as amended or modified in compliance with this Section 6.5.

          (b)    Taking of Necessary Actions.    Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (vi) enforce its rights pursuant to the Equity Commitment Letter.

          (c)    Enforcement.    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

        6.6    Financing Cooperation.

          (a)    Cooperation.    Prior to the Effective Time, the Company will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its respective commercially reasonable efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective Affiliates in connection with the Merger (the "Debt Financing"), including:

              (i)  participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

             (ii)  assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (B) offering documents, prospectuses, memoranda and similar documents, in each case required in connection with the Debt Financing; and (C) pro forma financial information and financial statements of the Surviving Corporation;

            (iii)  assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants' comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

            (iv)  furnishing Parent, Merger Sub and the Financing Sources, as promptly as practicable, with (A) all financial statements, financial data, audit reports and other information regarding the Company Group of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering on a registration statement on Form S-1 under the Securities Act of non-convertible debt securities of the Company (including all audited financial statements (which, for the avoidance of doubt, shall include audited financial statements for and as of the fiscal year ended September 30, 2016) and all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100)); and (B) such other pertinent and customary information regarding the Company Group as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments or projections (provided, that the Company shall assist Parent and Merger Sub with preparing pro forma financial information regarding the Company Group as part of Parent's preparation of pro forma financial information and pro forma financial statements (provided, that no such pro forma financial information constitutes Required Financing Information)); (2) description of all or any portion of the Debt Financing, including any "description of notes"; (3) risk factors relating to all or any component of the Debt Financing; (4) financial statements in respect of its Subsidiaries; or (5) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A) or otherwise necessary to receive from the Company's independent accountants, customary "comfort" (including "negative assurance" comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the "pricing" of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum (all such information and documents in this Section 6.6(a)(iv), the "Required Financing Information"); provided that any Required Financial Information that is included or to be included in the Company SEC Reports shall be deemed delivered upon the filing of the applicable Company SEC Report and shall not be required to be otherwise delivered pursuant to this Section 6.6(a)(iv) .

             (v)  cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

            (vi)  reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

           (vii)  delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge (the "Debt Payoff Letters") to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

          (viii)  providing authorization or representation letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company Group;

            (ix)  taking all customary corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

             (x)  promptly furnishing (and in any event at least three Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by Parent relating to applicable "know your customer" and anti-money laundering rules and regulations.

          (b)    Obligations of the Company.    Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto.

          (c)    Use of Logos.    The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes, including any written guidelines provided by the Company.

          (d)    Confidentiality.    All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

          (e)    Reimbursement.    Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.6.

          (f)    Indemnification.    The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent arising from (i) historical information furnished in writing by or on behalf of the Company Group, including financial statements, or (ii) the willful misconduct, fraud or intentional misrepresentation of the Company Group. Parent's obligations pursuant to Section 6.6(e) and this Section 6.6(f) referred to collectively as the "Reimbursement Obligations."

          (g)    No Exclusive Arrangements.    In no event will the Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.

          (h)    No Financing Condition.    Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

        6.7    Anti-Takeover Laws.     The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no "anti-takeover" statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on "business combinations" contained therein) is or becomes applicable to the Merger; and (b) if any "anti-takeover" statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on "business combinations" contained therein) becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

        6.8    Access.     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access (under Company supervision) during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information relate to the negotiation and execution of this Agreement, are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or relate to, subject to Section 5.3, an Acquisition Proposal. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the

Company's reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated by the Company.

        6.9    Section 16(b) Exemption.     The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

        6.10    Directors' and Officers' Exculpation, Indemnification and Insurance.

          (a)    Indemnified Persons.    The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between the Company Group and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company Group prior to the Effective Time) (collectively, the "Indemnified Persons") for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

          (b)    Indemnification Obligation.    Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with, and the certificates of incorporation, bylaws and other similar organizational documents of, the Company Group in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person's capacity as a director, officer, employee or agent of the Company Group or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person's entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

          (c)    D&O Insurance.    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the "Maximum Annual Premium"). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company's current directors' and officers' liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid "tail" policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company's current directors' and officers' liability insurance carrier so long as the annual cost for such "tail" policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder for so long as such "tail" policy is in full force and effect.

          (d)    Successors and Assigns.    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; (ii) transfers all or substantially all of its properties and assets to any Person; or (iii) dissolves, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

          (e)    No Impairment.    The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the "tail" policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the "tail" policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the "tail" policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

          (f)    Other Claims.    Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors' and officers' insurance claims pursuant to any applicable insurance policy, indemnification agreement, certificate of incorporation, bylaws or similar organizational document that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

        6.11    Employee Matters.

          (a)    Employment; Benefits.    As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. For a period of not less than one (1) year following the Effective Time (the "Continuation Period") the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee compensation and employee benefits (other than equity-based benefits) at compensation and benefit levels that are substantially comparable in the aggregate to those in effect at the Company Group immediately prior to the Effective Time. Notwithstanding the foregoing, for at least the duration of the Continuation Period, base compensation and target incentive compensation opportunity (each as in effect at the Company Group on the date of this Agreement) will not be decreased for any Continuing Employee employed during the Continuation Period.

          (b)    Severance Programs.    The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor all Employee Plans set forth in Section 3.18(a) of the Company Disclosure Letter (including the Company Severance Plan) and the CIC Protection Agreements entered into in accordance with Section 5.2(i) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Employee Plans and except as provided herein. Notwithstanding the foregoing, for the later of the duration of the Continuation Period or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), provide each Continuing Employee who suffers a termination of employment under circumstances that would have given the Continuing Employee a right to severance payments and benefits under the Company Group's severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, that are listed on Section 6.11(b) of the Company Disclosure Letter and that have been provided to Parent prior to or as of the date hereof (each such listed arrangement, a "Company Severance Plan") and which Company

  Severance Plans only apply to the Continuing Employees set forth on a spreadsheet previously provided to Parent on May 20, 2017 (the "Covered Severance Plan Employees") with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee under the applicable terms of the Company Severance Plan.

          (c)    New Plans.    To the extent that a new employee benefit plan is made available to any Continuing Employee at or after the Effective Time (each a "New Plan"), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, where applicable, and without limiting the generality of the foregoing, the Surviving Corporation and its Subsidiaries will use commercially reasonable efforts to ensure that: (i) at the Effective Time, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), (ii) at the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan that is a health plan to be waived or satisfied for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time and (iii) at the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d)    2017 Fiscal Year Bonus Plan.    Notwithstanding any permitted amendment, termination or discretion applicable to any Employee Plan that provides for the payment of annual cash bonuses, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) to the extent not already paid prior to Closing, pay bonuses to Continuing Employees in respect of fiscal year 2017 ("2017 Bonuses") (i) to Continuing Employees that are eligible for such bonus payments and (ii) in an amount determined by the Company Board (or a committee thereof) in good faith and in the ordinary course of business based on actual achievement of applicable performance goals which 2017 Bonuses in the aggregate shall not exceed the amount set forth on Section 6.11(d) of the Company Disclosure Letter. The 2017 Bonuses shall be paid by the Company or the Surviving Corporation, as applicable, at the time or times that the 2017 Bonuses would normally be paid by the Company in the ordinary course of business (including, for the avoidance of doubt, subject to any continuing employment conditions).

          (e)    No Third Party Beneficiary Rights.    Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

        6.12    Obligations of Merger Sub.     Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

        6.13    Notification of Certain Matters.

          (a)    Notification by the Company.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

          (b)    Notification by Parent.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

        6.14    Public Statements and Disclosure.     The initial press release concerning this Agreement and the Transactions will be a joint press release reasonably acceptable to the Company and Parent (the "Announcement"). Thereafter, the Company (other than any communication principally related to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) principally related to a Superior Proposal or Company Board Recommendation Change. Notwithstanding the foregoing, this Section 6.14 shall not apply to any press release or other public statement made by the Company or Parent (x) that is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent that has not been previously announce or made public in accordance with the terms of this Agreement or (y) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions.

        6.15    Transaction Litigation.     Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, "participate" means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, prior to the Effective Time, except for the settlement or compromise consent set forth above.

        6.16    Stock Exchange Delisting; Deregistration.     Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

        6.17    Additional Agreements.     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

        6.18    Parent Vote.     Effective immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL.

        6.19    No Control of the Other Party's Business.     The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

        6.20    Credit Facility.     At the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Facility as set forth in the Debt Payoff Letters. Promptly following the Effective Time, the Company will repay and discharge such indebtedness in a manner acceptable to the parties to the Credit Facility and Parent.

ARTICLE VII
CONDITIONS TO THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

          (a)    Requisite Stockholder Approval.    The Company's receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

          (b)    Antitrust Laws.    The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

          (c)    No Prohibitive Laws or Injunctions.    No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

        7.2    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

          (a)    Representations and Warranties.

            (i)    Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

            (ii)   The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(c) (Anti-Takeover Laws), Section 3.7(c) (Company Securities) (other than the first sentence thereof), Section 3.7(d) (Other Rights), Section 3.12(b) (Absence of Certain Changes) and Section 3.24 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

            (iii)  The representations and warranties set forth in Section 3.7(a) (Capital Stock), Section 3.7(b) (Stock Reservation) and the first sentence of Section 3.7(c) (Company Securities) will be true and correct in all respects as of the Closing Date (in each case (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $1,500,000.

          (b)    Performance of Obligations of the Company.    The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

          (c)    Officer's Certificate.    Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Company Material Adverse Effect.    No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

        7.3    Conditions to the Company's Obligations to Effect the Merger.     The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

          (c)    Officer's Certificate.    The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

        7.4    Frustration of Closing Conditions.     Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied, if in any such case such party's breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or failure to perform fully its obligations under this Agreement in any manner has primarily caused or resulted in a failure of any such condition to be satisfied or otherwise have given rise to a right of termination of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.     This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

          (a)   at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

          (b)   by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (it being agreed that Parent and Merger Sub shall be a single Party for purposes of this clause (b)) that has failed to comply with Section 6.1 or Section 6.2 or to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statue, rule, regulation or order;

          (c)   by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Pacific time, on November 21, 2017 (the "Termination Date"), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date (it being agreed that Parent and Merger Sub shall be a single Party for purposes of this clause (ii));

          (d)   by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement;

          (e)   by Parent, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants under this Agreement so as to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

          (f)    by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent's right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Pacific time, on the tenth (10th) Business Day following the date on which such right to terminate first arose;

          (g)   by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of any of its representations, warranties or covenants under this Agreement so as to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

          (h)   by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination the Company pays (or causes to be paid) the Company Termination Fee due to Parent in accordance with Section 8.3(b)(iii); or

          (i)    by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger pursuant to Section 2.3; (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing; and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3 and

  (v) Parent and Merger Sub fail to consummate the Merger by the three (3) Business Day period contemplated by the foregoing clause (iv) and the date required pursuant to Section 2.3.

        8.2    Manner and Notice of Termination; Effect of Termination.

          (a)    Manner of Termination.    The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

          (b)    Effect of Termination.    Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 4.15, Section 6.6(d), Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for any willful breach of this Agreement. For purposes of this Agreement, "willful breach" means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge or intention that the taking of such act or omission would constitute a material breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guaranty, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

        8.3    Fees and Expenses.

          (a)    General.    Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger. With respect to the preparation and filing of tax returns as related to the foregoing Taxes, Parent and the Company Group shall cooperate with each other and provide such documents and assistance as may be necessary to prepare all tax returns, and Parent shall timely file such tax returns.

          (b)    Company Payments.

              (i)  If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e) ; (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e) , an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (D) within one (1) year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay (or cause to be paid) to Parent an amount equal to $12,000,000 (the "Company Termination Fee"). For purposes of this Section 8.3(b)(i) , all references to "20%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%."

             (ii)  If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay (or cause to be paid) to Parent the Company Termination Fee.

            (iii)  If this Agreement is validly terminated pursuant to Section 8.1(h), then prior to or concurrently with such termination the Company must pay (or cause to be paid) to Parent the Company Termination Fee; provided, that if such termination occurs prior to the Cut-off Date and the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction with a Person or group of Persons that is an Exempted Party at the time of such termination, then the "Company Termination Fee" shall mean an amount equal to $5,300,000.

          (c)    Parent Payments.    If this Agreement is validly terminated pursuant to Section 8.1(g) due to the willful breach of this Agreement by Parent or Merger Sub or Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay to the Company an amount equal to $24,000,000 (the "Parent Termination Fee").

          (d)    Single Payment Only; Liquidated Damages.    The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties agree that each of the Company Termination Fee and the Parent Termination Fee constitutes liquidated damages and not a penalty.

          (e)    Payments; Default.    The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amount due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys' fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law. All payments under this Section 8.3 to be made by the Company to Parent shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, and all payments under this Section 8.3 to be made by Parent to the Company shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

          (f)    Sole and Exclusive Remedy.

              (i)  Under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Guaranty or the Equity Commitment Letter (taking into account the payment of the Parent Termination Fee pursuant to this Agreement) exceed an amount equal to $24,000,000 plus the Reimbursement Obligations, the Enforcement Expenses (as defined in the Guaranty) and any costs and expenses in connection with a Legal Proceeding payable pursuant to Section 8.3(e) in the aggregate for all such breaches (the "Parent Liability Limitation"). Other than for any breach by Parent, Merger Sub or any of their Affiliates of the Confidentiality Agreement, in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor (the Persons in clauses (A) and (B) collectively, the "Parent Related Parties"), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guaranty or the transactions contemplated hereby and thereby (including, any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the Guarantor's obligations under the Guaranty and the Equity Commitment Letter, other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement and other than the obligations of Parent, Merger Sub or any of their respective Affiliates to the extent expressly provided in the Confidentiality Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions.

             (ii)  Parent's receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), will be the only monetary damages that Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and each of its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the "Company Related Parties") in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, Section 6.6(e), Section 6.6(f), Section 8.3(a), Section 8.3(e), Section 9.4 and the Enforcement Expenses (as defined in the Guaranty), as applicable); and (2) none of Parent,

    Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, Section 6.6(e), Section 6.6(f), Section 8.3(a), Section 8.3(e), Section 9.4 and the Enforcement Expenses (as defined in the Guaranty), as applicable).

            (iii)  Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $12,000,000 plus any costs and expenses in connection with a Legal Proceeding payable pursuant to Section 8.3(e) in the aggregate for all such breaches (the "Company Liability Limitation"). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent, Merger Sub or the Parent Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Transactions, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the obligations of the Company to the extent expressly provided in this Agreement, in no event will any Company Related Party or any other Person other than the Company have any liability for monetary damages to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the Transactions.

            (iv)  The Company's receipt of the Parent Termination Fee, to the extent owed pursuant to Section 8.3(c), will be the only monetary damages that the Company Group may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, Section 8.3(a) and Section 8.3(e), as applicable); and (2) none of the Company Group or any other Person will be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, Section 8.3(a) and Section 8.3(e), as applicable).

          (g)    Acknowledgement Regarding Specific Performance.    Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the terms and limitations of, Section 9.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages.

          (h)    Non-Recourse Parent Party.    In no event will the Company or any Company Related Parties seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guaranty or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than (i) from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guaranty or the Equity Commitment Letter; or (ii) from any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

          (i)    Non-Recourse Company Party.    In no event will Parent or Merger Sub or any Parent Related Parties seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Company Related Parties (other than the Company) with respect to this Agreement, the Transactions, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from the Company to the extent expressly provided for in this Agreement.

        8.4    Amendment.     Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.3(f)(i) , Section 8.6, Section 9.6, Section 9.8(b)(i), Section 9.10, Section 9.11 and this Section 8.4 (and the defined terms therein and any provision of this Agreement to the extent an amendment, modification or alteration of such provision would modify the substance of any of the foregoing Sections to the extent relating to the Financing Sources) may not be amended, modified or altered without the prior written consent of the Financing Sources.

        8.5    Extension; Waiver.     At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

        8.6    No Liability of Financing Sources.     None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Group will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Survival of Representations, Warranties and Covenants.     The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

        9.2    Notices.     All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email (with electronic confirmation of receipt), in each case to the intended recipient as set forth below:

  (a)
  if to Parent or Merger Sub to:
  Nutrition Parent, LLC
  c/o HGGC, LLC
  1950 University Avenue, Suite 350
  Palo Alto, California 94303
  Attn:      Leslie M. Brown, Jr.
                Kurt A. Krieger
  Email:   LBrown@hggc.com
                KAK@hggc.com

  with a copy (which will not constitute notice) to:

  Kirkland & Ellis LLP
  3330 Hillview Avenue
  Palo Alto, CA 94304
  Attn:      Travis L. Nelson, P.C.
  Email:   tnelson@kirkland.com

  Kirkland & Ellis LLP
  555 California Street
  San Francisco, CA 94104
  Attn:      Joshua M. Zachariah, P.C.
                Joseph K. Halloum
  Email:   joshua.zachariah@kirkland.com
                joseph.halloum@kirkland.com

  (b)
  if to the Company (prior to the Effective Time) to:

  Nutraceutical International Corporation
  1400 Kearns Boulevard, 2nd Floor
  Park City, Utah 84060
  Attn:      CEO and General Counsel
  Email:   legal@nutracorp.com
                ssoper@nutracorp.com

  with a copy (which will not constitute notice) to:

  Paul, Weiss, Rifkind, Wharton & Garrison LLP
  1285 Avenue of the Americas
  New York, NY 10019
  Attn:      Edward T. Ackerman
                Jeffrey D. Marell
  Email:   eackerman@paulweiss.com
                jmarell@paulweiss.com

        Any notice sent by email or otherwise received at the addressee's location on any Business Day after 5:00 p.m., addressee's local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee's local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

        9.3    Assignment.     No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantor pursuant to the Guaranty; or (ii) impede or delay the consummation of the Transactions or otherwise materially impeded the rights of the holders of shares of Company Common Stock and Company Stock-Based Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

        9.4    Confidentiality.     Parent, Merger Sub and the Company hereby acknowledge that HGGC, LLC and the Company have previously executed a Confidentiality Letter Agreement, dated March 1, 2017 (the "Confidentiality Agreement"), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

        9.5    Entire Agreement.     This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guaranty and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

        9.6    Third Party Beneficiaries.     Except as set forth in Section 6.6(f) , Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.6(f) and Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Stock-Based Awards to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock or Company Stock-Based Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock or Company Stock-Based Awards and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and subject to the limitations set forth in Section 8.3(f)) may, in the Company's sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 6.6(a), Section 8.3(f)(i), Section 8.4, Section 8.6, Section 9.8(b)(i), Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

        9.7    Severability.     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.8    Remedies.

          (a)    Remedies Cumulative.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

          (b)    Specific Performance.

              (i)  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party's right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent's and Merger Sub's obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). Notwithstanding anything in the foregoing to the contrary, in no event shall the Company, any Subsidiary of the Company or any other member of the Company Group, or any of their respective Affiliates be entitled to seek equitable remedies, including, by way of example, an injunction or specific performance of this Agreement, against any Financing Source.

             (ii)  The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

        9.9    Governing Law.     This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

        9.10    Consent to Jurisdiction.

          (a)    General Jurisdiction.    Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of

  Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the "Chosen Courts") in the event that any dispute or controversy arises out of this Agreement, the Guaranty or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranty or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranty or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

          (b)    Jurisdiction for Financing Sources.    Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York. Each of the Parties further agrees that it shall not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing, but, for the avoidance of doubt, other than any definitive agreements executed in connection with the Debt Financing or the performance thereof.

        9.11    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

        9.12    Company Disclosure Letter References.     The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

        9.13    Counterparts.     This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

        9.14    No Limitation.     It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

        9.15    Performance Guarantee.     Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

[Signature page follows.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

NUTRITION PARENT, LLC
By:	/s/ RICHARD F. LAWSON
	Name:	Richard F. Lawson
	Title:	Chief Executive Officer
NUTRITION SUB, INC.
By:	/s/ RICHARD F. LAWSON
	Name:	Richard F. Lawson
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

NUTRACEUTICAL INTERNATIONAL CORPORATION
By:	/s/ FRANK W. GAY II
	Name:	Frank W. Gay II
	Title:	Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

Annex B

1345 Avenue of the Americas New York, New York 10105
Tel: 212.508.1600 Fax: 212.508.1633
May 21, 2017
info@pjsc.com

Special Committee of the Board of Directors
Nutraceutical International Corporation
1400 Kearns Boulevard
2nd Floor
Park City, Utah 84060

Gentlemen:

        You have asked us to advise you with respect to the fairness to the holders (other than Nutrition Parent, LLC ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Nutraceutical International Corporation (the "Company") from a financial point of view of the $41.80 in cash per Share (the "Consideration") to be paid to the holders of the Shares pursuant to the terms of the Agreement and Plan of Merger, dated as of May 21, 2017 (the "Agreement"), by and among the Company, Parent and Nutrition Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub").

        We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the "Merger"), and that, upon effectiveness of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) held by the Company as treasury stock, (ii) owned by Parent or Merger Sub, (iii) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub or (iv) owned by stockholders that shall have neither voted in favor of the adoption of the Agreement nor consented thereto in writing and that shall have properly and validly perfected their statutory rights of appraisal in respect of such Shares) will be cancelled and converted into the right to receive the Consideration. We further understand that in connection with the Agreement Parent, Merger Sub and each of the other parties signatory thereto (the "Shareholders") will enter into a Voting Agreement, to be dated on or about May 21, 2017, pursuant to which the Shareholders will agree to vote their Shares in favor of the Merger Agreement.

        For purposes of the opinion set forth herein, we have:

            (i)  reviewed certain publicly available financial statements and other information of the Company;

           (ii)  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to us by the management of the Company and approved for our use by the Company;

          (iii)  reviewed certain financial projections for the Company prepared and provided to us by the management of the Company and approved for our use by the Company;

          (iv)  discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

           (v)  reviewed the reported prices and trading activity of the Shares;

          (vi)  compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares with that of certain other publicly traded companies that we deemed relevant;

         (vii)  reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;

        (viii)  participated in certain discussions among management and other representatives of each of Parent and the Company;

          (ix)  reviewed a draft of the Agreement dated May 21, 2017; and

           (x)  performed such other analyses and reviewed such other material and information as we have deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

        We have assumed that the final form of the Agreement will be substantially the same as the last draft reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Consideration to be paid to the holders of the Shares in the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, May 21, 2017. In particular, we do not express any opinion as to the prices at which the Shares may trade at any future time or as to the impact of the Merger on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Furthermore, our opinion does not address the Company's underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party other than HGGC with respect to a merger or other business combination transaction involving the Company or any of its assets and we were not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving the Company or any other strategic or financial transaction.

        Natixis, S.A. ("Natixis"), which became the holder of a majority of our outstanding equity on June 8, 2016, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including HGGC, a significant shareholder of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger.

        We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which is payable upon the delivery of this letter. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the past we have provided and are currently providing financial advisory services to the Company and its affiliates and have received and in the future may receive compensation for rendering these services. We have not during the two years prior to the date hereof provided any financial advisory services to Parent, HGGC or their respective affiliates or, in the case of HGGC, portfolio companies for which we received payment. In the future, we, Natixis and our respective affiliates may provide financial advisory services to the Company, Parent, HGGC and their respective affiliates and, in the case of HGGC, portfolio companies and in the future may receive compensation for rendering these services. In addition, Natixis or its affiliates may have co-invested with HGGC from time to time and may have invested in limited partnership units of affiliates of HGGC.

        This letter and our advisory services are provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company (in their respective capacities as such) in connection with their consideration of the Merger. This letter may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement that is required to be filed by the Company in connection with the Merger, provided that this letter is quoted in full in such proxy statement. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration to be paid to the holders (other than Parent and its affiliates) of the Shares pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger. The issuance of this opinion has been authorized by our fairness opinion committee.

        Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Consideration to be paid to the holders (other than Parent and its affiliates) of the Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ PETER J. SOLOMON SECURITIES COMPANY, LLC
PETER J. SOLOMON SECURITIES COMPANY, LLC

ANNEX C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (4)
  In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

VOTING AND SUPPORT AGREEMENT

        This VOTING AND SUPPORT AGREEMENT (this "Agreement"), dated as of May 21, 2017, is by and among Nutrition Parent, LLC, a Delaware limited liability company ("Parent"), Nutrition Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent ("Merger Sub"), and the Persons set forth on Schedule I attached hereto (each, a "Stockholder").

        WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock and Company Stock-Based Awards of Nutraceutical International Corporation, a Delaware corporation (the "Company"), in each case, as set forth opposite the name of such Stockholder on Schedule I hereto;

        WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

        WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that each Stockholder, and each Stockholder has (in solely such Stockholder's capacity as a beneficial owner of Equity Interests (as defined below)) agreed to, enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.    Representations and Warranties of Stockholder.     Each Stockholder (in solely such Stockholder's capacity as a record and beneficial owner of Equity Interests) hereby severally and not jointly represents and warrants to Parent and Merger Sub as follows:

  (a)
  As of the time of execution of this Agreement, such Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock and Company Stock-Based Awards (together with any shares of Company Common Stock and Company Stock-Based Awards which such Stockholder may acquire at any time in the future during the term of this Agreement, the "Stockholder Securities") set forth opposite such Stockholder's name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or Company Stock-Based Awards or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (other than ownership that is expressly disclaimed in his/her/its most recent public filing with the Securities and Exchange Commission) (each, an "Equity Interest").

  (b)
  Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

  (c)
  This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors' rights and subject to general principles of equity.

  (d)
  Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or Stockholder's assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay such Stockholder's performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to such Stockholder, (ii) require any consent, approval, or notice under any legal requirements applicable to such Stockholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay such Stockholder's performance of its obligations under this Agreement, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder's organizational documents, except in each such case as would not prevent or materially delay such Stockholder's performance of its obligations under this Agreement.

  (e)
  The Stockholder Securities and the certificates, if any, representing the Stockholder Securities owned by such Stockholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens and encumbrances, except for any such liens or encumbrances arising hereunder, any applicable restrictions on transfer under the Securities Act and any liens or encumbrances that would not impair such Stockholder's ability to perform his/her/its obligations hereunder (collectively, "Permitted Encumbrances").

  (f)
  Subject only to community property laws, such Stockholder has full voting power, with respect to his/her/its shares of Company Common Stock and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its shares of Company Common Stock held in the name of such Stockholder. The Stockholder Securities of such Stockholder are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities.

  (g)
  As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by such Stockholder of its obligations under this Agreement or otherwise adversely impact such Stockholder's ability to perform its obligations hereunder.

  (h)
  Such Stockholder has received and reviewed a copy of the Merger Agreement. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

  (i)
  No broker, investment bank, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder (it being understood that arrangements of the Company or its other Affiliates shall not be deemed to be an arrangement of such Stockholder).

        SECTION 2.    Representations and Warranties of Parent and Merger Sub.     Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to each Stockholder as follows:

  (a)
  Each of Parent and Merger Sub is a an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the limited liability or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

  (b)
  This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors' rights and subject to general principles of equity.

  (c)
  Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any "anti-takeover" laws, the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent's other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

  (d)
  This Agreement is substantially identical in form to all similar agreements entered into by either Parent or Merger Sub or any of their affiliates with other Stockholders of the Company with respect to their similar agreements.

        SECTION 3.    Transfer of the Shares; Other Actions.

  (a)
  Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, each Stockholder shall not, and shall cause each of its Subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing ("Transfer"), any or all of Stockholder's Equity Interests in the Company, including any Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder's Equity Interests; (iv) deposit any of Stockholder's Equity Interests, including the Stockholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Stockholder Securities, in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder's Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Stockholder's obligations hereunder, excluding any bankruptcy filing; provided, however, for avoidance of doubt, nothing in this Agreement shall prohibit either Stockholder from taking any action that the Company or its Representatives is permitted to take under Section 5.3 of the Merger Agreement in the circumstances in which the Company or its Representatives is permitted to take such action under Section 5.3 of the Merger Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

  (b)
  Notwithstanding the foregoing, each Stockholder may make (i) Transfers of Equity Interests by will or by operation of law or other transfers for estate planning purposes, (ii) with respect to such Stockholder's Company Stock-Based Awards, transfers or cancellations of the underlying shares of Company Common Stock to the Company for the net settlement of such Company Stock-Based Awards in order to satisfy any tax withholding obligation, (iii) transfers of shares to any Stockholders, member or partner of any Stockholder which is an entity, (iv) transfers of shares to any Affiliate of Stockholder, (v) transfers of shares to any charitable entities or institutions, and (vi) other transfers of shares as Parent may otherwise agree in writing in its sole discretion, so long as, in the case of the foregoing clauses (i), (iii), (iv) and (v), any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer.

  (c)
  Stockholder agrees that it/he/she will not exercise any dissenters rights available to Stockholder with respect to the Merger pursuant to Section 262 of the DGCL.

        SECTION 4.    Voting of Shares.

  (a)
  Prior to the Termination Date, and without in any way limiting Stockholder's right to vote its/her/his shares of Company Common Stock in its sole discretion on any other matters that may be submitted to a Stockholder vote, consent or other approval, at every annual, special or other meeting of the Company's Stockholders called, and at every adjournment or postponement thereof, Stockholder (in Stockholder's capacity as a holder of the Stockholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Stockholder's shares of Company Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all shares of Company Common Stock beneficially owned by Stockholder and entitled to vote (the "Vote Shares") (A) in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) any non-binding advisory vote on "golden parachute" executive compensation arrangements, and/or (B) against (x) any action or agreement which would reasonably be expected to result in any of the conditions to the Company's obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (y) any Acquisition Proposal.

  (b)
  Notwithstanding the foregoing, each Stockholder shall retain at all times the right to vote the shares of Company Common Stock held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company's Stockholders.

  (c)
  The obligations set forth in this Section 4 shall apply to each Stockholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

        SECTION 5.    Directors and Officers.     Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in such Stockholder's capacity as a holder of the Stockholder Securities and/or other Equity Interests in the Company and not in such Stockholder's or any partner, officer, employee or Affiliate of Stockholder's capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder's or any partner, officer, employee or Affiliate of such Stockholder's capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder or any partner, officer, employee or Affiliate of Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

        SECTION 6.    Further Assurances.     Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

        SECTION 7.    Termination.

  (a)
  This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the "Termination Date"):

              (i)  a Company Board Recommendation Change;

             (ii)  termination of the Merger Agreement in accordance with its terms;

            (iii)  the Effective Time;

            (iv)  any change to the terms of the Merger without the prior written consent of each Stockholder that (A) reduces the Per Share Price or any consideration otherwise payable with respect to the shares of Company Common Stock or Company Stock-Based Awards beneficially owned by any Stockholder (subject to adjustments in compliance with Section 2.7(b) of the Merger Agreement) or (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Company Common Stock or Company Stock-Based Awards beneficially owned by any Stockholder or (C) adversely affects, in any respect, or is reasonably likely to adversely affect, in any respect, any Stockholder relative to other holders of Equity Interests of the Company;

             (v)  subject to compliance with Section 3(b), the date on which each Stockholder ceases to own any Equity Interests; or

            (vi)  the mutual written consent of Parent and each Stockholder.

  (b)
  Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party from liability from any willful and material breach prior to such termination; provided, further, that in the event the Effective Time shall have occurred, no Stockholder shall have any liability or other obligation hereunder whatsoever, including with respect to any willful and material breach occurring prior thereto (other than any breach of Stockholder's covenant in Section 3(c)).

  (c)
  Sections 7(b), 8 and 11 hereof shall survive the termination of this Agreement.

        SECTION 8.    Expenses.     All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided that, the Company shall reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to the Stockholders with respect to this Agreement and the transactions contemplated hereby, subject to an aggregate cap of $15,000 (taking into account the reimbursement of similar fees and expenses of legal counsel incurred by other Stockholders of the Company with respect to their similar agreements).

        SECTION 9.    Public Announcements.     Parent, Merger Sub and each Stockholder (in its capacity as a Stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, and only with the prior written consent of Parent. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Stockholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, provided that, Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Parent, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by each Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by any Stockholder in connection with the Merger.

        SECTION 10.    Adjustments.     In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Stockholder Securities or (b) that any Stockholder shall become the beneficial owner of any additional shares of Company Capital Stock and/or Company Stock-Based Awards, as applicable, then the terms of this Agreement shall apply to the shares of Company Capital Stock and/or Company Stock-Based Awards, as applicable, held by a Stockholder immediately following the effectiveness of the events described in clause (a) or a Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that a Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.

        SECTION 11.    Miscellaneous.

          (a)    Notices.    All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email (with electronic confirmation of receipt), to Parent in accordance with Section 9.2 of the Merger Agreement and to a Stockholder at its address set forth on Schedule I attached hereto (or at such other address for a party as shall be specified by like notice).

          (b)    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)    Counterparts.    This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

          (d)    Entire Agreement, No Third-Party Beneficiaries.    This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

          (e)    Governing Law, Jurisdiction.    This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with SECTION 11(a) or in such other manner as may be permitted by applicable law, and nothing in this SECTION 11(e) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of

  Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the "Chosen Courts") in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

          (f)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(f).

          (g)    Assignment.    Other than in connection with any Transfer permitted by Section 3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any party to whom they have assigned the Merger Agreement; provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (h)    Severability of Provisions.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (i)    Specific Performance.    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Agreement and without that right, Parent and Merger Sub would not have entered into this Agreement. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

          (j)    Amendment.    No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

          (k)    Binding Nature.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

          (l)    No Recourse.    Parent and Merger Sub agree that no Stockholder will be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement, provided, that, except in respect of any breach of Stockholder's covenant in Section 3(c), in no event shall such claims, losses, damages, expenses or other liabilities or obligations include consequential, indirect, special or similar damages), including the Company's breach of the Merger Agreement. In no event shall any Stockholder have any liability hereunder with respect to another Stockholder's representations, warranties, liabilities or obligations hereunder.

          (m)    No Presumption.    This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (n)    No Agreement Until Executed.    This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

          (o)    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

        [Signature pages follow]

SIGNATURE PAGE TO
VOTING AND SUPPORT AGREEMENT

        IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

NUTRITION PARENT, LLC
By:	/s/ RICHARD F. LAWSON, JR.
	Name:	Richard F. Lawson, Jr.
	Title:	Chief Executive Officer
NUTRITION SUB, INC.
By:	/s/ RICHARD F. LAWSON, JR.
	Name:	Richard F. Lawson, Jr.
	Title:	Chief Executive Officer
By:	/s/ FRANK W. GAY II Frank W. Gay II
By:	/s/ JEFFREY A. HINRICHS Jeffrey A. Hinrichs

SCHEDULE I

NAME / ADDRESS	COMPANY COMMON STOCK	COMPANY STOCK-BASED AWARDS

Residence Address: Frank W. Gay II 3711 W. Neptune St. Tampa, FL 33629 Mailing Address: Frank W. Gay II PO Box 320909 Tampa, FL 33679	734,769	20,000 P.S.U.

Jeffrey A. Hinrichs 2002 Kidd Circle Park City, UT 84098	232,541	8,000 P.S.U.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NUTRACEUTICAL INTERNATIONAL CORPORATION 1400 KEARNS BLVD.,2ND FL. PARK CITY, UT 84060 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For 0 Against 0 Abstain 0 1. To adopt the Agreement and Plan of Merger, dated as of May 21, 2017 and as it may be amended from time to time, by and among Nutrition Parent, LLC, a Delaware limited liability company, Nutrition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Nutraceutical International Corporation, a Delaware corporation. 0 0 0 0 0 0 2. To approve the compensation that may be paid or may become payable to the Company's named executive officers in connection with, or following, the consummation of the merger. To adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal. 3. NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person. This proxy card is valid only when signed and dated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000340701_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is available at www.proxyvote.com NUTRACEUTICAL INTERNATIONAL CORPORATION Special Meeting of Stockholders This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoint(s) Frank W. Gay II and Cory J. McQueen, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Nutraceutical International Corporation that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at [Venue] on [date] at [time]., local time, and at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” Proposals 1, 2 and 3. Attendance of the undersigned at the meeting or any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000340701_2 R1.0.1.15